UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )
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Raymond James Financial, Inc.

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PROXY STATEMENT
AND NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

RAYMOND JAMES

Who We Are

OUR VISION Our vision is to be the absolute best firm for financial professionals and their clients.
OUR MISSION
Our business is people and their financial well-being.
We are committed to helping individuals, corporations and institutions achieve their unique goals, while also developing and supporting successful professionals, and helping our communities prosper.

OUR FOUR CORE VALUES

We put clients first. If we do what’s right for our clients, the firm will do well and we’ll all benefit.	We act with integrity. We put others above self, and what’s right above what’s easy. We believe doing well and doing good aren’t mutually exclusive.	We value independence. We respect autonomy, celebrate individuality and welcome diverse perspectives, while encouraging collaboration and innovation.	We think long term. We act responsibly, taking a conservative approach that translates into a strong, stable firm for clients, advisors, associates and shareholders.

Letter from Leadership
January 7, 2026
Dear Fellow Shareholder,
We are pleased to invite you to our 2026 Annual Meeting of Shareholders, which will be held virtually via webcast, on February 19, 2026, at 4:30 p.m. Eastern Standard Time (EST).
Raymond James, for the fifth consecutive year, delivered record results in fiscal 2025. The firm generated annual net revenues of $14.1 billion and net income available to common shareholders of $2.1 billion. Additionally, we achieved a return on common equity of 17.7% and an adjusted return on tangible common equity of 21.3%(1) while maintaining capital ratios well above regulatory requirements, providing significant flexibility to continue being opportunistic and investing in growth. During the year, we returned more than $1.5 billion of capital to shareholders through common stock dividends and share repurchases. Our strong financial performance demonstrates our consistent focus on generating sustainable growth over the long term through deep personal relationships across our diverse and complementary businesses.
This year we extend our heartfelt gratitude to Gordon Johnson for his invaluable service on the Raymond James Financial Board of Directors. Since joining us in 2010, Gordon has played a pivotal role in guiding our company toward sustained growth and profitability. We benefited greatly from his passion for Raymond James, our associates, advisors and communities. As his tenure comes to a close, we, along with the other directors, express our deep appreciation for his wise counsel and lasting contributions.
We are once again delivering proxy materials to certain shareholders over the Internet. The Notice of Internet Availability of Proxy Materials (“Notice”) contains instructions on how to access our Proxy Statement, Annual Report and other soliciting materials, and on how to vote. The Notice also contains instructions on how to request paper copies of these materials if you so desire.
During the meeting, we will consider the proposals described in this Proxy Statement, and we will provide updates on our performance and progress on strategic initiatives. Your vote is very important to us. Whether or not you plan to participate in the virtual meeting directly, we ask that your shares be represented and voted.
On behalf of the Board of Directors and the management of Raymond James, we extend our appreciation for your continued support.
Yours sincerely,

Paul M. Shoukry Chief Executive Officer

Paul C. Reilly Executive Chair
(1)Adjusted return on tangible common equity is a non-GAAP financial measure. Please refer to Appendix C for a reconciliation of this measure to the most directly comparable GAAP measure and other important disclosures.

2026 PROXY STATEMENT	3

Notice of 2026 Annual Meeting of Shareholders

Agenda The following proposals will be voted upon:

Proposal 1: To elect the twelve (12) director nominees named in the Proxy Statement
Proposal 2: To hold an advisory vote on our executive compensation
Proposal 3: To approve the Amended and Restated 2012 Stock Incentive Plan
Proposal 4: To approve the Amended and Restated 2003 Employee Stock Purchase Plan
Proposal 5: To ratify our independent registered public accounting firm for fiscal 2026
Other: To act on any other business that may properly come before the meeting

Date and Time
Thursday, February 19, 2026,
4:30 p.m. (EST)
Place
The meeting will be a virtual-only meeting, conducted exclusively via webcast at www.virtualshareholdermeeting.com/RJF2026.
There will not be a physical location for the meeting, so you will not be able to attend the meeting in person. Shareholders will be able to attend, vote and submit questions (both before, and during a portion of, the meeting) virtually.
Record Date
December 17, 2025 (“Record Date”)

Who Can Vote Shareholders of record on the Record Date
Who Can Attend
Shareholders desiring to attend the Annual Meeting should review page 94 under Questions & Answers about the Annual Meeting. To attend the meeting at www.virtualshareholdermeeting.com/RJF2026, you must enter the control number on your Notice of Internet Availability of Proxy Materials (“Notice”), proxy card or voting instruction form. The virtual meeting room will open at 4:15 p.m. (EST).

Date of Mailing
A Notice or the Proxy Statement, a 2025 Annual Report to Shareholders and a form of proxy are first being sent to shareholders and participants in our Employee Stock Ownership Plan on or about January 7, 2026.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 19, 2026:
The Proxy Statement, the 2025 Annual Report to Shareholders and the form of proxy card are available online at www.raymondjames.com/investor-relations/news-and-events/shareholders-meeting.

Whether or not you are able to attend the virtual Annual Meeting, please complete, sign and return your proxy card by mail, or vote via the Internet or the toll-free telephone number.
By Order of the Board of Directors,
AnnMarie H. Davis,
Company Secretary
January 7, 2026

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2026 PROXY STATEMENT	5

Company Highlights
About Raymond James
We are a different kind of financial services firm. At a time when the business of investment advice was about telling, Raymond James began with asking. We asked clients about their needs, their concerns and their long-term goals and dreams. And more importantly, we listened. Relationships are how our firm began, and they continue to be the difference driving us forward and solidifying our strength.
More than 60 years after our founding, we are a publicly traded, global company with distinct business units that serve clients in all 50 states, Canada, the United Kingdom ("UK") and Europe. As we've grown, we’ve remained true to the core values that made it possible – long-term thinking, independence, integrity and client-first service.
Our mission is to help individuals, corporations and institutions achieve their unique goals, while also developing and supporting successful professionals, and helping our communities prosper.
Our vision is to be the absolute best firm for financial professionals and their clients.
Among the keys to our success, putting clients first remains at the core of our corporate values. We also believe our long-term approach to decision making has been instrumental in shaping a strong, stable financial services firm for clients, advisors, associates and shareholders.

By the numbers*
151 consecutive quarters of profitability
$1.73 trillion in total client assets	Approximately 8,900 financial advisors	More than 2x required total capital ratio		S&P 500 company	Strong issuer and senior long-term debt credit ratings: A-/Stable Outlook (Fitch), A3/Stable Outlook (Moody’s), A-/Stable Outlook (S&P)

Diverse and Complementary Businesses**
Total net revenues of $14.1 billion for fiscal year ended
September 30, 2025
FY 2025
*    As of September 30, 2025.
**    Chart is intended to show relative contribution of each of the firm’s four core business segments. Amounts do not add up to total net revenues due to “Other” segment and intersegment eliminations not being depicted. The “Other” segment includes the firm’s interest income on certain corporate cash balances, the results of our private equity investments, certain other corporate investing activity, and certain corporate overhead costs of RJF that are not allocated to other segments.

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Company Highlights
Strategic Initiatives

Drive organic growth across core businesses	Expand investments in technology	Deploy capital through strategic investments in growth, disciplined approach to acquisitions, and capital return to shareholders

2025 Performance Highlights

in millions, except per share amounts	2025	2024	% Change
Net Revenues	$14,065	$12,821	10%
Net Income Available to Common Shareholders	$2,130	$2,063	3%
Earnings per Common Share (Diluted)	$10.30	$9.70	6%
Common Shareholders’ Equity Attributable to RJF	$12,424	$11,594	7%
Common Shares Outstanding	198.1	203.3	(3)%
Book Value per Share	$62.72	$57.03	10%
All Data as of Fiscal Year Ended September 30, 2025
•Fifth consecutive year of record results
•Record annual net revenues of $14.07 billion for fiscal 2025, an increase of 10% over fiscal 2024
•Record annual pre-tax income of $2.71 billion for fiscal 2025, an increase of 3% over fiscal 2024
•Record net revenues in the Private Client Group segment and record net revenues and pre-tax income in the Asset Management segment highlight the strength of our business model and reinforce the value of our diverse and complementary businesses
•Record net income available to common shareholders of $2.13 billion, or $10.30 per diluted share; Record adjusted net income available to common shareholders of $2.21 billion(1), or $10.66 per diluted share(1)
•Return on common equity (“ROE”) of 17.7% and adjusted return on tangible common equity of 21.3%(1), both strong results particularly given our robust capital position throughout fiscal 2025
•Returned more than $1.5 billion to shareholders through common stock dividends and share repurchases under the Board's common stock repurchase authorization
•Issued $1.5 billion in senior notes, consisting of $650 million in 4.90% senior notes due 2035 and $850 million in 5.65% senior notes due 2055
•Maintained strong capital position with a tier 1 leverage ratio (tier 1 capital to adjusted average assets) of 13.1% and a total capital ratio (total regulatory capital to risk-weighted assets) of 24.1%, well above regulatory requirements
(1)Adjusted net income available to common shareholders, adjusted earnings per common share (diluted), and adjusted return on tangible common equity are each non-GAAP financial measures. Please refer to Appendix C for reconciliations of these measures to the most directly comparable GAAP measures and other important disclosures.

2026 PROXY STATEMENT	7

Proxy Summary
To help you review the proposals to be voted upon at our 2026 Annual Meeting, we have summarized important information in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement and our other proxy materials before voting.

Proposal 1 Election of Directors

The Board recommends a vote FOR each director nominee.	See page 16

Director Nominees
The following provides summary information about each director nominee.

			Director Since	Committee Membership
Name and Primary Occupation	Independent	Age		AC	RC	N&CG	C&T	CPC
Mark W. Begor Chief Executive Officer, Equifax Inc.		67	2025
Marlene Debel Executive Vice President, Chief Risk Officer and Head of MetLife Insurance Investments, MetLife, Inc.		59	2020
Jeffrey N. Edwards Vice Chairman, New Vernon Advisers, LP		64	2014
Benjamin C. Esty Professor of Business Administration, Harvard University Graduate School of Business Administration		63	2014
Art A. Garcia Retired, Former Chief Financial Officer, Ryder System, Inc.		64	2023
Anne Gates Retired, Former President, MGA Entertainment, Inc.		66	2018
Raymond W. McDaniel, Jr. Retired, Former Chairman, Moody's Corporation		68	2023
Roderick C. McGeary Retired, Former Chairman, Tegile Systems, Inc.		75	2015
Cecily M. Mistarz Retired, Former Executive Vice President and U.S. Chief Risk Officer, BMO Financial Group		64	2024
Paul C. Reilly Executive Chair, Raymond James Financial		71	2006
Raj Seshadri Chief Commercial Payments Officer, Mastercard Incorporated		60	2019
Paul M. Shoukry Chief Executive Officer, Raymond James Financial		42	2024

AC	Audit Committee	C&T	Compensation and Talent Committee	Chair
RC	Risk Committee	CPC	Capital Planning Committee	Member
N&CG	Nominating and Corporate Governance Committee

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Proxy Summary

Board Nominees Snapshot
Our director nominees have a diversity of experience and a variety of complementary skills, education, qualification and viewpoints that strengthen the Board’s ability to carry out its oversight role.

63.6 average age

42-75 age range

<5 years

5-10 years

>10 years

6.9 average years of service
Board Nominees Skills Matrix
The information below summarizes the range of selected qualifications and experiences that each director nominee brings to our Board.

Director Nominee
	Financial Industry Experience	Public Company Chair and/or CEO Experience	Financial Reporting	Corporate Governance	Risk Management	Information Technology
Mark W. Begor
Marlene Debel
Jeffrey N. Edwards
Benjamin C. Esty
Art A. Garcia
Anne Gates
Raymond W. McDaniel, Jr.
Roderick C. McGeary
Cecily M. Mistarz
Paul C. Reilly
Raj Seshadri
Paul M. Shoukry

2026 PROXY STATEMENT	9

Proxy Summary

Governance Highlights

Board Independence and Qualifications
•Eleven of our current 13 directors, and ten of our 12 director nominees, are non-executive directors who have been deemed independent under Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) rules
•All of our Board committees other than the CPC are composed exclusively of independent directors
•Nominees to our Board may not serve on more than three (3) other public company boards

Accountability & Board Refreshment
•Directors are elected for one-year terms
•Directors must receive a majority vote of our shareholders to be re-elected
•Non-executive directors may serve for no more than 15 years
•Special meetings of shareholders may be called by holders of 10% or more of our common shares
•Our shareholders may act by written consent in lieu of a meeting
•We do not maintain a shareholder rights plan, or “poison pill”
•We maintain a Director Code of Conduct applicable to the Board
•We maintain a robust compensation recoupment (“clawback”) policy applicable to executive officers, with triggers including materially imprudent judgment causing financial or reputational harm, along with a separate Dodd-Frank Clawback Policy in line with NYSE requirements
•We maintain a proxy access by-law under which holders (or a group of up to 20 holders) of 3% of our shares continuously for at least 3 years may nominate up to the greater of 20% of our Board or two director candidates for inclusion in our proxy statement

Lead Independent Director
•A lead independent director, selected by our non-executive directors, operates pursuant to a separate written charter
•Duties include presiding over executive sessions, recommending agenda topics, facilitating annual self-evaluation of the Board and its committees, assisting in the performance evaluation of our CEO and CEO succession planning

Board Oversight of Risk Management	•Our Board exercises oversight of management’s responsibilities to assess and manage our key risks •The Board has delegated aspects of its oversight responsibility to its principal committees

Board Practices
•Our Board and committees annually review their effectiveness with a questionnaire and confidential one-on-one interviews coordinated by a third-party facilitator or the lead independent director, who reports on results in person to the Board
•Evaluation includes review of individual director contributions to the Board by each other director
•The Board continually adjusts its nomination criteria, with the goal that the Board continues to reflect an appropriate mix of skills and experience

Executive Sessions
•Non-executive directors hold executive sessions without management present at least four times per year
•The lead independent director presides over these executive sessions
•Each Board committee generally holds executive sessions at regularly scheduled meetings

Share Ownership Requirements and Trading Limitations
•Robust stock ownership policy requires directors and executive officers to maintain meaningful ownership levels in our stock
•Insider trading policy restricts trading by directors and executive officers and prohibits certain types of transactions, including use of options, short sales, hedging and pledging of our stock

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Proxy Summary

Proposal 2 Advisory Vote on Executive Compensation

The Board recommends a vote FOR this proposal.	See page 39

Overview
We are asking our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation.
The following charts present the mix of compensation elements actually received for 2025 performance by our current chief executive officer ("CEO") Paul M. Shoukry and our non-CEO NEOs (excluding our former CEO Mr. Reilly) (average, excluding retirement plan contributions):
Components of Total Direct Compensation — 2025 Actual
Response to Say-on-Pay Vote
We hold an annual advisory vote by our shareholders on executive compensation. At the 2025 annual shareholders meeting, 89% of the votes cast were in favor of the “Say-on-Pay” proposal. We believe that the 2025 vote approving the Say-on-Pay proposal once again conveyed our shareholders’ strong support of the Compensation and Talent Committee’s decisions and our existing executive compensation programs. Based on this feedback, the committee determined to continue our current compensation practices as described herein.
89% of votes in favor of
Say-on-Pay Proposal in 2025

2026 PROXY STATEMENT	11

Proxy Summary

Type	Pay Element	Purpose	Link to Strategy

	Base Salary	•Provides base level of pay	•Competitive salaries attract and retain key talent

	Annual Bonus - Cash	•Provides competitive incentive opportunity	•Rewards executives who achieve strategic and financial goals that are important for creating shareholder value •Attracts and retains key talent

Annual Bonus - Equity (Restricted Stock Units or "RSUs")
•Aligns executives with shareholder interests
•Time-vesting awards encourage retention by vesting at end of 3-year period (if not otherwise retirement eligible - see note on page 49)
•Performance vesting awards vest based on company’s achievement of Adjusted ROE and relative total shareholder return (“rTSR”) thresholds, thus further aligning executives with long-term shareholder interests

•Time-vesting awards serve as a long-term retention tool
•Performance-vesting awards encourage executives to focus on key financial metrics where final payout is dependent on company performance and stock price growth

	Management Awards - RSUs	•Aligns executives with shareholder interests •Encourages retention by longer vesting period, generally over a five-year period (if not otherwise retirement eligible - see note on page 49)	•Serves as a long-term retention tool and further aligns our executives with our shareholders

Retirement Plan Contributions
•Profit Sharing, Employee Stock Ownership Plan (“ESOP”) and Long-Term Incentive Plan (“LTIP”) align executives with shareholder interests since contributions are based on company financial results. 401(k) Plan facilitates retirement savings
•Provide competitive benefits package and further align executives with our shareholders

Our Compensation Practices

What We Do	What We Don’t Do

  Pay for performance
  Use deferred compensation
  Performance-based equity awards
  Long vesting periods
  “Clawback” policies
  Meaningful stock ownership requirements
  “Double triggers” for accelerated vesting of equity
  Limited perquisites

  No employment agreements
  No dividends on unearned performance-based or unvested U.S. time-based awards
  No “gross ups”
  No pledging by insiders
  No short selling or hedging by insiders
  No option re-pricing

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Proxy Summary

Proposal 3 Approval of the Amended and Restated 2012 Stock Incentive Plan

The Board recommends a vote FOR this proposal.	See page 74

Proposal
We are asking the company’s shareholders to approve an amendment and restatement of the company’s 2012 Stock Incentive Plan (the “2012 Plan”) as the Amended and Restated 2012 Stock Incentive Plan (the “A&R Plan”) in order to increase the maximum number of shares of the company’s common stock authorized for issuance over the term of the A&R Plan by 2,600,000 shares from 96,365,916 shares to 98,965,916 shares. The A&R Plan will also eliminate the provision of the 2012 Plan that required each share issued in connection with an award (other than stock options and stock appreciation rights) to be counted against the 2012 Plan’s share reserve as 2.8 shares. In addition, the A&R Plan includes a provision expanding to time-based awards the prohibition on paying dividends or dividend equivalent rights on the underlying shares of common stock unless and until such awards have actually vested, and it expands the definition of entities whose service providers may receive awards to include certain additional affiliated entities. All other provisions of the 2012 Plan will remain in full force and effect under the A&R Plan.
As of December 17, 2025, we had a total of 18,123,695 shares subject to outstanding awards, of which 18,088,820 are subject to full value awards and 34,875 are subject to options with a weighted average price of $59.71 and weighted average term of less than one year. In addition, as of December 17, 2025, since plan inception 69,884,676 shares had been issued as a result of vesting or exercise of awards under the 2012 Plan, 97,023,683 shares had been subject to options and other awards granted under the 2012 Plan and only 7,590,594 shares remained available for the grant of awards under the 2012 Plan.
Purpose of the A&R Plan
The purpose of the A&R Plan is to attract, motivate and retain our directors, employees and independent contractor financial advisors and to provide an incentive to increase long-term shareholder value. We believe that equity is a key element of our compensation package and that equity awards encourage loyalty and align interests of participants in our equity programs directly with those of our shareholders. The A&R Plan has allowed us to provide our employees with equity-based incentive awards and non-equity based compensation that are competitive with those of companies with which we compete for talent.
Purpose of Increasing the Number of Shares Reserved
Other than offerings to our employees under our 2003 Employee Stock Purchase Plan, the A&R Plan is our sole plan for providing equity incentive compensation to eligible directors, employees and independent contractors. The A&R Plan is a vital component of our compensation programs, and increasing the number of shares of common stock that may be issued under equity awards ensures that we have an adequate reserve of shares available for issuance in order to attract, motivate and retain talent and to provide an incentive to increase long-term shareholder value. The Board believes that equity and cash awards motivate high levels of performance, align the interests of participants in our equity programs and shareholders by giving such participants the perspective of an “owner” with an equity stake in the company, and provide an effective means of recognizing their contributions to our success.

2026 PROXY STATEMENT	13

Proxy Summary

How the A&R Plan Is Designed to Protect Shareholder Interests
The Board has designed the A&R Plan to include terms that it believes reinforce the alignment between equity-based compensation arrangements and the interests of the company’s shareholders. Those terms generally provide for the following:
(1)Limits on terms of stock options and stock appreciation rights ("SARs"): The maximum term of stock options and stock appreciation rights that may be granted under the A&R Plan is seven (7) years.
(2)No discounting: Stock options and stock appreciation rights must be granted with an exercise price no lower than fair market value on the grant date.
(3)No stock option or SAR re-pricing: The A&R Plan prohibits re-pricing of stock options or stock appreciation rights without shareholder approval, whether by amending an existing award agreement, substituting a new award at a lower price, or executing a buyout of the award for cash or securities.
(4)No “evergreen” provision: The A&R Plan does not permit an automatic increase in the shares available for issuance without shareholder approval.
(5)No liberal share recycling: The number of shares available for issuance under the A&R Plan will be reduced by the number of shares tendered or withheld in payment of an option exercise price, withheld from payment of an award in connection with tax withholding, or subject to a stock appreciation right but not issued in connection with the exercise of the stock appreciation right.
(6)Performance-based vesting of dividends and dividend-equivalent rights: Dividends or dividend-equivalent rights paid on performance vesting awards of restricted stock and RSUs may not vest unless the underlying awards vest.
Please see page 74 of this Proxy Statement for more information about the A&R Plan, including a summary of the material terms and conditions of the A&R Plan.

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Proxy Summary

Proposal 4 Approval of the Amended and Restated 2003 Employee Stock Purchase Plan

The Board recommends a vote FOR this proposal.	See page 82

Proposal
We are asking the company’s shareholders to approve an amendment and restatement of the company’s 2003 Employee Stock Purchase Plan (the “ESPP”) to extend its term to March 31, 2036.
As of December 17, 2025, an aggregate of 17,062,500 shares had been authorized for issuance under the ESPP and there were 3,560,408 shares remaining for issuance under the ESPP.
Purpose of the ESPP
The ESPP permits eligible employees to make after-tax contributions to purchase shares of company common stock at a 15% discount. Eligible United States employees may make these purchases on a tax-advantaged basis.
Purpose of Extending the ESPP
The ESPP is scheduled to terminate on March 31, 2027. Extending the ESPP will allow employees to continue to make discounted purchases of company common stock until March 31, 2036. We are not increasing the number of shares reserved for purchase under the ESPP.

Proposal 5 Ratify Appointment of Independent Registered Public Accounting Firm

The Board recommends a vote FOR this proposal.	See page 86

The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending September 30, 2026, and to audit the company’s internal control over financial reporting as of September 30, 2026. We are asking our shareholders to ratify this decision by the Audit Committee.

2026 PROXY STATEMENT	15

Proposal 1 – Election of Directors

What is being voted on: Election to our Board of 12 director nominees.
Board recommendation: After a review of the individual qualifications and experience of each of our director nominees and his or her contributions to our Board, our Board determined unanimously to recommend that shareholders vote “FOR” all of our director nominees.

Our Directors
The Board currently consists of thirteen (13) directors. The Board has nominated the twelve (12) directors identified below as candidates for election at the Annual Meeting. In accordance with the Board’s Corporate Governance Principles, Gordon L. Johnson has reached the maximum tenure and will not stand for re-election. All nominees are current directors of the company and were unanimously recommended for re-election by the Nominating and Corporate Governance Committee (the “N&CG Committee”). The Board continually monitors evolving board refreshment best practices, including those with respect to the average tenure of directors and the mix of both non-executive and executive directors.
Board Nominees - Composition and Skills
Our director nominees have a diversity of experience and a variety of complementary skills, education, qualification and viewpoints that strengthen the Board’s ability to carry out its oversight role. The Board does not consider individual directors to be responsible for particular areas of the Board’s focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider. The following information pertains to the full number of our director nominees, both non-executive and executive:

63.6 average age

42-75 age range

<5 years

5-10 years

>10 years

6.9 average years of service

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Proposal 1 – Election of Directors
Director Qualifications
The Board believes there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position on the Board, including that such nominee:
•demonstrates high standards of integrity and character
•may not be on the boards of more than three (3) other public companies
•offers important perspectives on some aspect of the company’s business, based on experience
•may not be subject to certain convictions or judgments of courts or regulatory authorities
The table below summarizes the range of selected qualifications and experiences that each director nominee brings to our Board. The skills included in this table are evaluated against our strategy so that the table can serve as an up-to-date tool for identifying director nominees who collectively have the complementary experience and skills to guide the company. This summary is not intended to be a complete description of all of the skills and attributes possessed by each director nominee.
Additional information about each Board member’s background, business experience and other matters, as well as a description of how each individual’s experience qualifies him or her to serve as a director, is provided below under the heading “Director Biographies.”

Director Nominee
	Financial Industry Experience	Public Company Chair and/or CEO Experience	Financial Reporting	Corporate Governance	Risk Management	Information Technology
Mark W. Begor
Marlene Debel
Jeffrey N. Edwards
Benjamin C. Esty
Art A. Garcia
Anne Gates
Raymond W. McDaniel, Jr.
Roderick C. McGeary
Cecily M. Mistarz
Paul C. Reilly
Raj Seshadri
Paul M. Shoukry

2026 PROXY STATEMENT	17

Proposal 1 – Election of Directors
Director Biographies

Age: 67 Director Since: 2025 RJF Committees •Audit •Risk Other Public Directorships •Current: Equifax Inc. •Former (past 5 years): NCR Corporation, NCR Atleos Corporation	Mark W. Begor Non-Executive Director

Career Highlights
•Equifax Inc., a global data, analytics and technology company
▷Chief Executive Officer (2018 – present)
▷Member, Board of Directors (2018 – present)
•Fair Isaac Corporation (FICO)
▷Member, Board of Directors (2016 – 2018)
•Warburg Pincus LLC, a leading global private equity investment firm
▷Managing Director, Industrial and Business Services (2016 – 2018)
•General Electric Company, a global industrial and financial services company
▷President and CEO, GE Energy Management (2014 – 2016)
▷President and CEO, GE Capital Real Estate (2011 – 2014)
▷President and CEO, GE Capital Restructuring (2008 – 2013)
▷President and CEO, GE Capital Retail Finance (Synchrony Financial) (2002 – 2011)
▷Chief Financial Officer and Business Development Leader, NBC Universal Media (1998 – 2002) and various positions of increasing responsibility from 1980

Other Professional Experience and Community Involvement
•Trustee, U.S. Ski and Snowboard Foundation (2020 – present)
•Chair (2025 – present) and member, Board of Trustees, Dartmouth Health, an academic health system comprised of community hospitals, clinics and healthcare services (2020 – present)

Key Experience and Qualifications
•Strong leadership with current public company CEO experience: Current CEO of public company in the financial services industry and significant prior executive and board experience with financial services organizations
•Financial services industry and technology experience: Proven leadership record of setting technology strategy that drives growth for financial services companies
•Risk management experience: Significant experience in risk management, highly regulated industries, corporate governance and strategy

Age: 59 Director Since: 2020 RJF Committees •Risk (Chair since 2023) •Audit •Capital Planning Other Public Directorships •Current: None •Former (past 5 years): None	Marlene Debel Non-Executive Director

Career Highlights
•MetLife, Inc., a leading global provider of insurance, annuities, employee benefits and asset management services
▷Executive Vice President, Chief Risk Officer and Head of MetLife Insurance Investments (2023 – present)
▷Executive Vice President and Chief Risk Officer (2019 – 2023)
▷Executive Vice President and Head of Retirement & Income Solutions (2018 – 2019)
▷Executive Vice President and Chief Financial Officer, U.S. Business (2016 – 2018)
▷Executive Vice President and Treasurer (2011 – 2016)
•Global Head of Liquidity Risk Management and Rating Agency Relations, Bank of America (2009 – 2011)
•Assistant Treasurer, Merrill Lynch & Co., Inc. (2007 – 2008)

Other Professional Experience and Community Involvement •Foundation Board Member, LaGuardia Community College •Former Board Member, Women’s Forum of New York

Key Experience and Qualifications
•Finance and risk management experience: Deep knowledge of finance and more than three decades of experience in financial, strategic and risk management
•Financial services management and leadership: Proven business leader who has helped guide organizations through periods of significant growth and change

18

Proposal 1 – Election of Directors

Age: 64
Director Since: 2014
RJF Committees
•Nominating and Corporate Governance
•Compensation and Talent
•Capital Planning
Other Public Directorships
•Current: American Water Works Company, Inc., AAR Corp.
•Former (past 5 years): None
Jeffrey N. Edwards Non-Executive Director

Career Highlights
•New Vernon Advisers, LP, a registered investment advisor
▷Vice Chairman (2024 – present)
▷Chief Operating Officer (2009 – 2024)
•Merrill Lynch & Co., Inc., a global financial services company
▷Vice Chairman (2007 – 2009)
▷Chief Financial Officer (2005 – 2007)
▷Head of Investment Banking for the Americas (2004 – 2005)
▷Head of Global Capital Markets and Financing (2003 – 2005)
▷Co-head of Global Equities (2001 – 2003)

Other Professional Experience and Community Involvement •Director, The NASDAQ Stock Market (2004 – 2006) •Director, Medusind, Inc., a medical billing company (2012 – 2019)

Key Experience and Qualifications
•Financial services industry: More than two decades of capital markets and corporate finance experience at a global financial services firm
•Review and preparation of financial statements: Experience as CFO of large financial services company provides valuable insights to our Board

Age: 63 Director Since: 2014 RJF Committees •Compensation and Talent (Chair since 2024) •Nominating and Corporate Governance Other Public Directorships •Current: None •Former (past 5 years): None	Benjamin C. Esty Non-Executive Director

Career Highlights
•Harvard University Graduate School of Business Administration
▷Professor of Business Administration teaching corporate finance, corporate strategy and leadership (1993 – present)
▷Roy and Elizabeth Simmons Professor of Business Administration (tenured, 2005 –present)
▷Head of the Finance Department (2009 – 2014)
▷Founding faculty Chairman, General Management Program (GMP), a comprehensive leadership program for senior executives

Other Professional Experience and Community Involvement
•Director and Chair of Audit and Risk Committee, Harvard Business Publishing Group, a not-for-profit education company (2018 - 2023)
•Eaton Vance family of mutual funds
▷Independent Trustee (2005 – 2013)
▷Chairman, Portfolio Management Committee (2008 – 2013)
•Finance and Investment Committee, Deaconess Abundant Life Communities, a not-for-profit continuing care retirement community (2017 – present)
•Director, The GEM Group (2020 – present), a private seller of promotional products

Key Experience and Qualifications
•Finance, investment and risk management: Extensive knowledge of finance and deep experience in the mutual fund / investment management business, including evaluation of fund performance, investment strategies, acquisition analysis, valuation analysis, trading and risk management
•Financial services industry: Provides valuable insight to the company’s investment banking, commercial banking, and asset management businesses, as well as its financing activities
•Executive leadership development: Experience in leadership development assists Board in oversight of management succession

2026 PROXY STATEMENT	19

Proposal 1 – Election of Directors

Age: 64
Director Since: 2023
RJF Committees
•Capital Planning (Chair since 2025)
•Audit
•Risk
Other Public Directorships
•Current: ABM Industries Incorporated; American Electric Power Company, Inc.; Elanco Animal Health Incorporated
•Former (past 5 years): None
Art A. Garcia Non-Executive Director

Career Highlights
•Ryder System, Inc., a commercial fleet and supply chain management solutions company
▷Executive Vice President and Chief Financial Officer (2010 – 2019)
▷Senior Vice President, Controller and Chief Accounting Officer (2002 – 2010)
▷Group Director of Accounting Services (2000 – 2002)
•Coopers & Lybrand LLP (1984 - 1997)
▷Senior Manager of Business Assurance

Other Professional Experience and Community Involvement •Certified Public Accountant - Inactive

Key Experience and Qualifications
•Review and preparation of financial statements: Extensive business, financial, and investor relations experience culminating in the role of chief financial officer
•Finance management experience: Accomplished background in corporate finance, accounting, financial management, mergers and acquisitions and supply chain management
•Risk management experience: Relevant expertise in risk management, highly regulated industries, corporate safety and strategic development

Age: 66
Director Since: 2018
RJF Committees
•Nominating and Corporate Governance (Chair since 2022)
•Audit
Other Public Directorships
•Current: The Kroger Company; Tapestry, Inc. (Chair)
•Former (past 5 years): None
Anne Gates Non-Executive Director

Career Highlights
•President, MGA Entertainment, Inc., a developer, manufacturer and marketer of toy and entertainment products for children (2014 – 2017)
•The Walt Disney Company, a diversified multinational mass media and entertainment conglomerate (1991 – 2012)
▷Executive Vice President, Chief Financial Officer—Disney Consumer Products (2000 – 2007, 2009 – 2012)
▷Managing Director—Disney Consumer Products Europe and Emerging Markets (2007 – 2009)
▷Senior Vice President of Operations, Planning and Analysis (1998 – 2000)

Other Professional Experience and Community Involvement
•Board of Trustees, University of California, Berkeley Foundation (2016 – present)
•Board of Directors, Salzburg Global Seminar (2018 – present)
•Board of Directors, PBS (2025 – present)
•Board of Trustees, PBS SoCal (2014 – present)
•Board of Trustees, Packard Foundation (2020 – present)
•Board of Visitors, Columbia University Engineering School (2021 – present)
•Board of Trustees, Save the Children (2023 – present)

Key Experience and Qualifications
•Retail and consumer products insight: Over 25 years’ experience in retail and consumer products industry
•International business and growth markets: Broad business background in finance, marketing, strategy and business development, including growing international businesses

20

Proposal 1 – Election of Directors

Age: 68 Director Since: 2023 RJF Committees •Risk •Compensation and Talent Other Public Directorships •Current: John Wiley & Sons, Inc. •Former (past 5 years): Moody'’s Corporation	Raymond W. McDaniel, Jr. Non-Executive Director

Career Highlights
•Moody’s Corporation, a global integrated risk assessment firm
▷Non-executive Chairman (2021 – 2023)
▷Director (2003 – 2023)
▷President and Chief Executive Officer (2012 – 2020)
▷Chairman and Chief Executive Officer (2005 – 2012)
▷Chief Operating Officer (2004 – 2005)
▷Chief Executive Officer, Moody’s Investors Service (2007 – 2020)

Other Professional Experience and Community Involvement
•Member, Board of Trustees of Muhlenberg College (2015 - present)
•Member, Board of Directors of the Council for Economic Education (2003 - 2005)
•Member, State Bar of New York, 1984

Key Experience and Qualifications
•Finance management experience: Substantial executive leadership, risk management and business operations experience, including 15 years as a chief executive officer
•Financial services industry: Proven professional track record navigating worldwide markets, product strategy initiatives and corporate financial performance
•Risk management experience: Pertinent expertise in risk management, regulated industries, corporate governance and strategy

Age: 75
Director Since: 2015
RJF Committees
•Audit (Chair since 2023)
•Risk
•Nominating and Corporate Governance
Other Public Directorships
•Current: None
•Former (past 5 years): PACCAR Inc.
Cisco Systems, Inc.
Roderick C. McGeary Non-Executive Director

Career Highlights
•Chairman, Tegile Systems, Inc., a manufacturer of flash storage arrays (2010 – 2012)
•BearingPoint, Inc., a multinational management and technology consulting firm
▷Chairman (2004 – 2009)
▷Interim Chief Executive Officer (2004 – 2005)
▷Co-President and Co-Chief Executive Officer (1999 – 2000)
•Chief Executive Officer, Brience, Inc., a provider of software that enables companies to personalize customer experiences through broadband or wireless devices (2000 – 2002)
•Managing Director, KPMG Consulting LLC, a management consulting firm (April – June 2000)
•KPMG LLP, the U.S. member of a global network of professional firms providing audit, tax and advisory services
▷Co-Vice Chairman of Consulting (1997 – 1999)
▷Audit Partner for various technology clients (1980 – 1988)

Other Professional Experience and Community Involvement •Certified Public Accountant

Key Experience and Qualifications
•Review and preparation of financial statements: Deep accounting and auditing knowledge acquired through many years with a large public accounting firm
•Leadership and governance: Decades of board and leadership experience involving multiple industries
•Technology and technology risks: Leadership experience with global technology companies

2026 PROXY STATEMENT	21

Proposal 1 – Election of Directors

Age: 64 Director Since: 2024 RJF Committees •Audit •Risk Other Public Directorships •Current: None •Former (past 5 years): None	Cecily M. Mistarz Non-Executive Director

Career Highlights
•BMO Financial Group, a leading North American bank
▷Executive Vice President and U.S. Chief Risk Officer (2014 – 2021)
▷Executive Vice President, U.S. AML Remediation (2013 – 2014)
▷Executive Vice President, U.S. Governance & Program Oversight (2012 – 2013)
▷Executive Vice President and Director, Integration Management Office (2011 – 2012)
▷Executive Vice President, Product, Strategy and Platform, Private Banking (2004 – 2010)
▷Deputy Head, Office of Strategic Management and Head, U.S. Corporate Development (1999 – 2004) and various positions of increasing responsibility (1990 - 2004)
•Assistant Vice President, Corporate Banking, Commonwealth Bank of Australia (1988 – 1990)

Other Professional Experience and Community Involvement
•Director of Raymond James Bank (2024 – present)
•Director of Tristate Capital Bank (2024 – present)
•Director, Pepper Construction Group, LLC, a commercial construction services company (2021 – present)
•Director, Safer Foundation, a non-profit foundation dedicated to supporting people with criminal records and those coming out of prison (2011 – present)

Key Experience and Qualifications
•Risk management experience: Extensive experience in risk management, anti-money laundering compliance, and regulatory affairs in banking and financial services
•Banking and financial services management: Proven leadership track record in risk management, corporate banking, wealth management, and strategy

Age: 71 Director Since: 2006 RJF Committees •Capital Planning Other Public Directorships •Current: Willis Towers Watson PLC (Chair) •Former (past 5 years): None	Paul C. Reilly Executive Chair of the Board

	Career Highlights •Raymond James Financial, Inc. ▷Executive Chair (2025 – present) ▷Chair (2017 – 2025) ▷Chief Executive Officer (2010 – 2025)	▷President (2009 – 2010) ▷Non-executive Director (2006 – 2009) ▷Chair, Audit Committee (2008 – 2009)
•Korn Ferry International, a global organizational consulting firm
▷Executive Chairman (2007 – 2009)
▷Chairman and Chief Executive Officer (2001 – 2007)
•Chief Executive Officer, KPMG International, a global network of professional firms providing audit, tax and advisory services (1998 – 2001)
•National Managing Partner, Financial Services, KPMG LLP (1995 – 1998)

Other Professional Experience and Community Involvement
•Member, Board at Large, Securities Industry and Financial Markets Association (SIFMA)
•Member, Board of Directors, American Securities Association
•Member, Board of Directors, National Leadership Roundtable
•Former Member, The Florida Council of 100
•Former Member, Financial Services Roundtable
•Former Cabinet Member and former Chair, Tampa Heart Walk and Heart Ball for the American Heart Association
•Trustee, House of Prayer Foundation

Key Experience and Qualifications
•Strong leader, with prior public company CEO experience: Prior experience as chief executive officer of three complex, global organizations (two of which were public companies) brings a perspective to the Board beyond the financial services industry
•Auditing and strategic consulting perspective: Background as a certified public accountant and financial services consultant
•Leadership continuity: Tenure on our Board provides continuity with prior senior management

22

Proposal 1 – Election of Directors

Age: 60 Director Since: 2019 RJF Committees •Risk •Compensation and Talent Other Public Directorships •Current: None •Former (past 5 years): None	Raj Seshadri Non-Executive Director

Career Highlights
•Mastercard Incorporated, a global payments and technology company
▷Chief Commercial Payments Officer (2024 - present)
▷President, Data and Services (2020 - 2024)
▷President, U.S. Issuers (2016 – 2020)
•BlackRock, Inc., a global asset manager
▷Managing Director, Head of iShares Wealth Advisory (2014 – 2015)
▷Managing Director, Global Chief Marketing Officer for iShares (2012 – 2013)
•Citigroup, Inc., a global financial institution
▷Managing Director, Head of CitiBusiness for Citibank (2010 – 2012)
▷Managing Director, Global Head of Strategy (2008 – 2009)

Other Professional Experience and Community Involvement
•Trustee, Mount Holyoke College (2017 – present)
•Member, Global Board, American India Foundation (2019 – present)
•Member, Board, New York Philharmonic (2024 – present)

Key Experience and Qualifications
•Financial services and technology leadership: Brings a rare combination of experience from her roles at global brands in marketing, sales, business strategy, asset management, wealth management, payments, software services and business-to-business partnerships

Age: 42 Director Since: 2024 RJF Committees •Capital Planning Other Public Directorships •Current: None •Former (past 5 years): None	Paul M. Shoukry Chief Executive Officer

Career Highlights
•Raymond James Financial, Inc.
▷Chief Executive Officer (2025 – present)
▷President (2024 – 2025)
▷Chief Financial Officer (2020 – 2024)
▷Treasurer (2018 – 2022)
▷Senior Vice President, Finance and Investor Relations (2017 – 2019)
▷Vice President (2012 – 2017)
▷Assistant to the Chairman (2010 – 2012)
•Strategy consultant, Baldwin Bell Green (2007 - 2010)
•Commercial banker, BB&T (2005 – 2007)

Other Professional Experience and Community Involvement
•Director, ReliaQuest, LLC, a leading cybersecurity firm (2023 - present)
•Certified Public Accountant (2014 - 2024)
•Chair, American Heart Association - Tampa Bay Heart Ball (2024)

Key Experience and Qualifications
•Leadership experience: Five years' combined experience as President and/or Chief Financial Officer of the company, responsible for evaluating and implementing strategy, financial reporting and controls, with a broad perspective on the company's operations and relationships with several internal and external stakeholders
•Control and strategic planning perspective: Experience as key officer responsible for all financial controls and development of strategy and budget planning

2026 PROXY STATEMENT	23

Proposal 1 – Election of Directors
Election of Directors
Each director is elected by shareholders at our annual meeting for a term of one (1) year (subject to extension until a successor is duly elected and qualified and subject to such director’s earlier resignation or removal). Under our By-laws, unless the election is contested, each director nominee must receive a majority vote to be elected. A “majority vote” means that the number of votes cast in favor of a nominee exceeds the number of votes cast against the nominee. In a contested election, directors are elected by a plurality of the votes cast. A “plurality" vote means that the nominee who receives more votes than any other nominee is elected.
In addition, each director nominee must tender an irrevocable conditional resignation to the company, to be effective only upon (i) the director’s failure to receive the required shareholder vote in an uncontested election, and (ii) Board acceptance of such resignation. If any nominee fails to receive the required vote, the N&CG Committee will recommend that the Board accept the resignation unless it determines that the best interests of the company and its shareholders would not be served by doing so. Absent such determination, the Board will accept the resignation no later than 120 days from the certification of the shareholder vote, subject to maintaining compliance with NYSE or SEC rules. The Board will promptly disclose publicly its decision to accept or reject such resignation and the reasons therefor.
Director Independence
For a director to be considered independent under NYSE rules, the Board must affirmatively determine that the director does not have any “material relationship” with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. A material relationship can include commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships.
The Board has affirmatively determined that the following ten director candidates are independent under NYSE and SEC rules: Mark W. Begor, Marlene Debel, Jeffrey N. Edwards, Benjamin C. Esty, Art A. Garcia, Anne Gates, Raymond W. McDaniel, Jr., Roderick C. McGeary, Cecily M. Mistarz and Raj Seshadri. In addition, the Board had previously determined that Gordon L. Johnson, who is not standing for re-election, was independent.
Each candidate has indicated that he or she would serve if elected. We do not anticipate that any nominee would be unable to stand for election, but if that were to happen, the Board may reduce the size of the Board, designate a substitute nominee or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.
Director Tenure
We believe that non-executive directors (those directors who are not officers or employees of the company) who have longer-term experience with the company have gained a level of familiarity with its operations that enables them to make valuable contributions to Board deliberations. As such, under our Corporate Governance Principles, non-executive directors may serve for up to 15 years — if elected by the shareholders.

24

Proposal 1 – Election of Directors
Nominating Process and Succession Planning
The N&CG Committee reviews the experience and qualifications of all potential nominees to the Board. In considering director candidates, the N&CG Committee gathers all information regarding a candidate’s background and qualifications, evaluates his or her mix of skills and qualifications, and determines the contributions that the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the Board’s balance and diversity of perspectives, backgrounds and experiences. The N&CG Committee routinely considers diversity as a part of its deliberations, but does not have a formal policy regarding diversity. With respect to current directors, the N&CG Committee annually evaluates the individual’s past participation in, and contributions to, the activities of the Board. The N&CG Committee recommends director nominees to the Board based on its assessment of overall suitability to serve.
On May 21, 2025, the Board appointed Mark W. Begor to serve as a director. Mr. Begor was identified through the N&CG Committee's board refreshment and succession planning process, which included consideration of candidates with substantial senior leadership and financial services experience. After evaluating Mr. Begor's background and qualifications, the N&CG Committee recommended him to the Board, and the Board approved his appointment. Following Mr. Begor's addition to the Board, the N&CG Committee reviewed the qualifications, skills, and experience of the incumbent directors in connection with its annual composition assessment and recommended their nomination for election at the Annual Meeting, which the Board approved. Illustrated below is an overview of the process used by the N&CG Committee to identify the desired skills and experience of candidates as well as to evaluate potential candidates for the Board.

1	Candidate Recommendations

•From search firms, current and former directors, management and shareholders

2	Nominating and Corporate Governance Committee

	•Considers skills and the current and future needs of the Board •Screens qualifications and considers diversity •Reviews independence and potential conflicts	•Interviews potential directors •Recommends nominees to the Board

3	Board of Directors

•Evaluates candidates, analyzes independence and other issues, interviews potential directors and selects nominees

4	Shareholders

•Vote on nominees at Annual Meeting

5	New Non-Executive Directors Added in the past five years, bringing fresh perspectives to the Board	•Mark W. Begor •Marlene Debel •Art A. Garcia	•Raymond W. McDaniel, Jr. •Cecily M. Mistarz

Nominations by Shareholders
The N&CG Committee will consider candidates recommended for nomination to the Board by shareholders under Florida law and our By-laws. Our By-laws contain advance notice and a number of other requirements applicable to any shareholder nomination, including a description of the information that must be included with any such proposal. The manner in which the committee evaluates candidates recommended by shareholders would be generally the same as for any other candidate. However, the N&CG Committee would also consider information concerning any relationship between a shareholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all shareholders. The committee would not evaluate a candidate recommended by a shareholder unless, among the other requirements of our By-laws, the shareholder’s proposal contained all of the information necessary to conduct an evaluation. In addition, our By-laws contain a "proxy access" provision that allows a shareholder, or a group of up to twenty (20) shareholders, who have owned at least 3% of the shares of our common stock outstanding for at least three (3) years, to nominate the greater of two (2) directors or 20% of the total number of directors for election, utilizing our proxy statement for the annual shareholders meeting, subject to certain limitations and eligibility requirements. For information regarding shareholder proposal deadlines, please see below under “Additional Information — Shareholder Proposals for the 2027 Annual Meeting.”

2026 PROXY STATEMENT	25

Corporate Governance
Role of the Board
Raymond James’ business and affairs are managed under the direction of the Board of Directors. The role of the Board is to oversee management of the company in its efforts to enhance shareholder value and conduct the company’s business in accordance with its mission statement. In this vein, the Board’s duties include assisting management with assessing long-range strategies for the company and evaluating management performance.
Corporate Governance Principles
The Board has adopted Corporate Governance Principles, which are available in the Investor Relations section of the company’s website at www.raymondjames.com (the “company’s website”). This document describes the principles the Board follows with respect to, among other matters, the Board’s:

Board Composition	Best Practices	Board Effectiveness

•committees •size and composition •director tenure	•confidentiality •director compensation •communications with shareholders	•leadership structure •role and duties •annual performance evaluation •director responsibilities •access to officers, employees and advisors

Code of Ethics and Directors’ Code
As part of our ethics and compliance program, our Board has approved:
•Code of Ethics for Senior Financial Officers (the “Code of Ethics”) which applies to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, and
•Code of Business Conduct and Ethics for Members of the Board of Directors (“Directors’ Code”) that applies to all members of the Board.
Both the Code of Ethics and the Directors’ Code are posted on our company’s website. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, the Code of Ethics or the Directors’ Code by posting such information on our website. The company also maintains a reporting hotline (888-686-8351), where employees and individuals outside the company can anonymously submit a complaint or concern regarding compliance with applicable laws, rules or regulations, the Code of Ethics, as well as accounting, auditing, ethical or other concerns.

26

Corporate Governance
Board Leadership Structure

Paul C. Reilly Executive Chair of the Board
The Board believes it is in the company’s best interests to periodically evaluate its leadership structure and make a determination regarding whether to separate or combine the roles of chair and chief executive officer based on circumstances at the time of its evaluation. By retaining flexibility to adjust the company’s leadership structure, the Board believes that it is best able to provide for appropriate management and leadership of the company and to address any circumstances the company may face. From 2017 to 2025, our then-CEO, Mr. Paul C. Reilly, also served as Chair of the Board, and since 2025 as Executive Chair. The Board concluded that, during the transition period following Paul M. Shoukry's appointment as CEO at the end of the 2025 Annual Meeting, a division between chair and chief executive officer duties would be the most appropriate leadership structure for the company at that time. Nevertheless, the Board may reassess the appropriateness of this structure at any time, including following future changes in Board composition, in management, or in the character of the company’s business and operations.

Jeffrey N. Edwards Lead Independent Director
The Board also believes that independent leadership is important, and it has appointed an independent director, Jeffrey N. Edwards, who has served as our lead director (“Lead Director”) since February 2023. The Board has structured the role of our Lead Director to strike an appropriate balance to both the Chair and the CEO roles and to fulfill the important requirements of independent leadership of the Board.
The Board has approved a charter for the Lead Director, which provides that the Lead Director is elected by the independent directors for a renewable term of three years. The charter also sets forth the Lead Director’s specific responsibilities, including to:
•preside at Board meetings in the absence of the Chair, subject to the By-laws
•review and approve Board meeting agendas and schedules
•advise on information submitted to the Board
•serve as liaison for communication between non-executive directors and shareholders
•communicate individual performance feedback from Board peer evaluations in private meetings with each director
•preside over executive sessions of non-executive directors
•recommend topics for Board consideration
•serve as a liaison between non-executive directors and the Chair
•with the N&CG Committee, facilitate the Board’s annual evaluation process
•assist the N&CG Committee in conducting its performance evaluation of the CEO, and in CEO succession planning
The Charter of the Lead Director, which is available on the company’s website, provides a more detailed description of the role and responsibilities, qualifications, and the procedures for appointment of, the Lead Director.

2026 PROXY STATEMENT	27

Corporate Governance
Board Committees
The Board has delegated authority to committees to assist in overseeing the management of the company. The members and chair of each committee are appointed and removed by the Board. The committee chairs review and approve agendas for all meetings of their respective committees. The responsibilities of the Audit Committee, the Risk Committee, the N&CG Committee, the C&T Committee and the Capital Planning Committee are defined in their respective charters, which incorporate the applicable requirements of the SEC and NYSE and are available on the company’s website at www.raymondjames.com/investor-relations/corporate-governance/charters.
The following table identifies the Board’s committees and their respective members, and provides information about meetings during fiscal 2025.

Director	Audit Committee	Risk Committee	Nominating and Corporate Governance Committee	Compensation and Talent Committee	Capital Planning Committee
Mark W. Begor(1)	M	M	—	—	—
Marlene Debel	M	C	—	—	M
Jeffrey N. Edwards	—	—	M	M	M
Benjamin C. Esty	—	—	M	C	—
Art A. Garcia(2)	M	M	—	—	C
Anne Gates	M	—	C	—	—
Gordon L. Johnson(3)	—	M	—	M	—
Raymond W. McDaniel, Jr.	—	M	—	M	—
Roderick C. McGeary	C	M	M	—	—
Cecily M. Mistarz	M	M	—	—	—
Paul C. Reilly	—	—	—	—	M
Raj Seshadri	—	M	—	M	—
Paul M. Shoukry	—	—	—	—	M
Total Committee Meetings	9	4	4	5	4
(1)Mr. Begor began service on the Audit Committee and the Risk Committee upon his appointment to the Board in May 2025.
(2)Mr. Garcia was appointed to the Audit Committee in May 2025. Mr. Garcia was appointed to Chair the Capital Planning Committee in August 2025.
(3)In accordance with the Board’s Corporate Governance Principles, Gordon L. Johnson has reached the maximum tenure and will not stand for re-election. His term will end at the conclusion of the 2026 Annual Shareholders Meeting.
M = Member, C = Chair

28

Corporate Governance

Audit Committee
The Board has affirmatively determined that each member of the Audit Committee is “independent” under NYSE and SEC rules. The Board has further determined that each member of the Audit Committee is “financially literate” and that each of Mr. Begor, Ms. Debel, Mr. Garcia, Ms. Gates, Mr. McGeary and Ms. Mistarz qualifies as an “audit committee financial expert” and has “accounting or related financial management expertise” under applicable NYSE or SEC rules.

Chair: Roderick C. McGeary Members: Mark W. Begor (since May 2025) Marlene Debel Art A. Garcia (since May 2025) Anne Gates Cecily M. Mistarz Number of meetings in fiscal 2025: 9
The Audit Committee’s responsibilities include:
•oversight of the independent auditor, including annually reviewing the independent auditor’s report and evaluating its qualifications, performance and independence
•reviewing and discussing with management and the independent auditor (i) the audited financial statements and related disclosures, (ii) earnings press releases, (iii) critical accounting policies, (iv) internal controls over financial reporting and disclosure controls and procedures, (v) use of non-GAAP financial measures, and (vi) any audit issues
•oversight of the company’s internal audit function; and
•reviewing reports from the chief compliance officer and general counsel.
The Audit Committee charter provides a more detailed description of the role and responsibilities of the committee.

Risk Oversight Responsibilities
The Audit Committee is appointed by the Board to assist it in its oversight of (i) the integrity of the company’s financial reporting, (ii) the independent accountants’ qualifications, independence and performance, (iii) the company’s systems of internal controls, (iv) the performance of the company’s internal audit function, and (v) the company’s compliance with legal and regulatory requirements.

Risk Committee The Board has affirmatively determined that each member of the Risk Committee is “independent” under NYSE and SEC rules.

Chair: Marlene Debel Members: Mark W. Begor (since May 2025) Art A. Garcia Gordon L. Johnson Raymond W. McDaniel, Jr. Roderick C. McGeary Cecily M. Mistarz Raj Seshadri Number of meetings in fiscal 2025: 4
The Risk Committee’s responsibilities include:
•oversight of management’s responsibilities to manage key risks, including the company’s enterprise risk management program
•oversight of the company’s risk governance structure, including approval of enterprise-wide risk policies; and
•reviewing quarterly reports of the chief risk officer and chief compliance officer, and oversight of the performance of the chief risk officer and the chief compliance officer.
The Risk Committee charter provides a more detailed description of the role and responsibilities of the committee.

Risk Oversight Responsibilities
The Risk Committee is appointed by the Board to assist it in its oversight of (i) management’s responsibility to implement an effective risk management framework reasonably designed to identify, assess and manage the company’s key risks, (ii) the company’s risk governance structure, and (iii) review and approval of the company’s primary risk policies.

2026 PROXY STATEMENT	29

Corporate Governance

Nominating and Corporate Governance Committee The Board has affirmatively determined that each member of the N&CG Committee is “independent” under NYSE and SEC rules.

Chair: Anne Gates Members: Jeffery N. Edwards Benjamin C. Esty Roderick C. McGeary Number of meetings in fiscal 2025: 4
The N&CG Committee’s responsibilities include:
•reviewing the qualifications and experience of potential director nominees and recommending them to the Board
•developing and monitoring compliance with corporate governance policies
•leading the Board and its committees in annual reviews of their performance
•periodically reviewing and assessing our codes of ethics and recommending changes to the Board
•reviewing and approving policies and procedures with respect to related person transactions, and reviewing, approving or disapproving, and ratifying such transactions
•recommending reasonable director compensation to the Board
•exercising sole authority to retain director candidate search firms, including determining their compensation and terms of engagement
•reviewing and overseeing the Company’s strategies, policies, programs and external reporting with respect to corporate responsibility matters and stakeholder engagement efforts
•coordinating the corporate responsibility oversight activities of the Board and other Board committees, and
•reviewing and discussing with senior management the content of the Company's significant corporate responsibility disclosures and communications.
The N&CG Committee charter provides a more detailed description of the role and responsibilities of this committee.

Risk Oversight Responsibilities
The N&CG Committee is responsible for recommending corporate governance policies and practices to the Board, identifying and reviewing the qualifications and experience of proposed candidates for election, reviewing and making recommendations regarding director compensation, leading the Board in an annual review of its performance, and recommending to the Board director nominees for each committee. The N&CG Committee is also responsible for coordinating the corporate responsibility oversight activities of the Board and other Board committees and reviewing and discussing with senior management the content of the company's significant corporate responsibility disclosures and communications.

30

Corporate Governance

Compensation and Talent Committee The Board has affirmatively determined that each member of the C&T Committee is “independent” under NYSE and SEC rules.

Chair: Benjamin C. Esty Members: Jeffrey N. Edwards Gordon L. Johnson Raymond W. McDaniel, Jr. Raj Seshadri Number of meetings in fiscal 2025: 5
The C&T Committee’s responsibilities for compensation and talent matters include:
•annually approving senior management compensation structure
•annually setting criteria for compensating the CEO, evaluating his or her performance and determining the amount of his or her compensation
•approving and overseeing the administration of equity-based and other incentive compensation plans
•annually recommending to the Board the amounts of company contributions to employee benefit plans
•overseeing administration of other employee benefit plans
•reviewing and discussing with the CEO the development and succession plans for the CEO, other executive officers, and other senior management positions
•reviewing and discussing with management the company’s strategies and policies related to human capital management and related public disclosures, and
•reviewing and discussing with management trends in certain employee conduct matters.
The Compensation and Talent Committee charter provides a more detailed description of the role and responsibilities of the committee.

Risk Oversight Responsibilities
The C&T Committee’s risk oversight role is to review management’s evaluation of the relationship between our compensation policies and practices and risks arising for the company, and to take steps to prevent such policies and practices from encouraging unnecessary or excessive risk-taking. The C&T Committee also takes any action necessary to help the company comply with rules and regulations relating to compensation programs and their relationship to risk management.

Capital Planning Committee

Chair: Art A. Garcia (since August 2025) Members: Marlene Debel Jeffrey N. Edwards Paul C. Reilly Paul M. Shoukry Number of meetings in fiscal 2025: 4
The Capital Planning Committee's responsibilities include:
•assisting the Board in oversight of management’s responsibilities for capital and liquidity planning and decision-making
•reviewing metrics and tolerances for managing capital and liquidity
•overseeing capital and liquidity projections and stress tests, and
•approving (or recommending approval to the full Board, as applicable) certain capital and liquidity actions, such as dividends, share repurchase authorizations and issuances of debt or equity securities.

Risk Oversight Responsibilities
The Capital Planning Committee’s risk oversight role is to review key metrics related to the firm’s capital and liquidity, such as debt structure and capital ratios, to oversee management's analysis of potential and emerging risks to capital, to oversee our annual firmwide capital stress test, and to approve (or recommend to the full Board, as applicable) certain capital actions, such as declaring dividends, repurchasing securities, and raising capital.

2026 PROXY STATEMENT	31

Corporate Governance
Compensation Committee Interlocks and Insider Participation
During fiscal 2025, the following directors served as members of the Compensation and Talent Committee: Jeffrey N. Edwards, Benjamin C. Esty (Chair), Gordon L. Johnson, Raymond W. McDaniel, Jr., and Raj Seshadri. No member of the Compensation and Talent Committee was an officer or employee of the company or any of its subsidiaries during fiscal 2025, and no member of the Compensation and Talent Committee was formerly an officer of the company or any of its subsidiaries. No member of the Compensation and Talent Committee was a party to any disclosable related person transaction involving the company. During fiscal 2025, none of the executive officers of the company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation and Talent Committee of the company.
Meetings and Attendance
During fiscal 2025, the Board held four meetings (not including committee meetings). Each director nominated for re-election at the Annual Meeting attended 100% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served during fiscal 2025, except for Mr. Begor, who was appointed to the Board on May 21, 2025, and therefore served for a portion of the year. Mr. Begor attended 40% of the aggregate meetings held in fiscal 2025 due to preexisting obligations. The company’s Executive Leadership Team also attends each regularly-scheduled Board meeting, as the Board believes that this direct exposure facilitates the deepest understanding and alignment of the firm’s strategy and also permits the Board to directly evaluate the performance of each Executive Leadership Team member. It is the policy of the Board that all directors attend the annual meeting of shareholders. All of our directors who were Board members at that time attended the February 2025 annual meeting of shareholders.
Executive Sessions
The non-executive directors meet in executive session without management at least four times per year during regularly-scheduled Board meetings. Mr. Jeffrey N. Edwards, our Lead Director, presided at the regular executive sessions of the non-executive directors. In addition, the non-executive directors in each of the Audit Committee, the Risk Committee, the N&CG Committee, the C&T Committee and the Capital Planning Committee generally meet in executive session in conjunction with the regularly scheduled meetings of such committees.
Director Education and Orientation
We believe that ongoing education is important for the ability of our directors to fulfill their duties, and the company supports our Board members in continuing education throughout their service with us. We encourage directors to participate in a variety of external director education programs, and we reimburse directors for the expenses of their attendance. Internal and external specialists also regularly provide the Board with educational sessions on particular topics during our regular Board meetings. These presentations have included sessions covering recent developments in data privacy risk mitigation, the evolving regulation of banks and bank holding companies, cybersecurity developments and risks (presented each quarter), advances in artificial intelligence and related technologies and emerging sustainability topics.
Newly appointed directors also participate in an orientation program during the early months of their Board service. They receive executive management presentations and written materials about the firm’s business segments, strategic plans and financial performance, and they are given online access to an electronic library containing key corporate governance documents and policies. New directors also participate in one-on-one meetings with each executive officer to understand his or her business unit or support area, operations, strategies and opportunities. They also meet with each other director on the Board to learn about Board operations and culture. Finally, each new director meets with the chair of the Board committee or committees to which he or she has been assigned in order to learn about committee responsibilities, competencies and operations.

32

Corporate Governance
Board Evaluations
Raymond James is committed to providing timely and constructive job performance feedback to all its associates, and the Board believes that the same philosophy should be applicable to directors. The Board is committed to striving for a high degree of effectiveness and efficiency. To achieve these goals, the Board obtains candid feedback from each of the directors and executive officers concerning the Board’s performance and the contributions of individual directors through an annual assessment survey. As required by its charter, the N&CG Committee, with the periodic assistance of a professional third-party facilitator, leads the Board in this review of its performance and the performance of each of the Board’s committees. In accordance with charter requirements, the Lead Director also works with the N&CG Committee and the facilitator to conduct such review.
As part of this process, each director is asked to complete a written questionnaire that poses questions about optimal Board structure and leadership, Board decision processes, strategy, culture, and the effectiveness of each Board committee. Each director is also asked to evaluate each other director on such person’s expertise, skill, competence, conduct and participation. Directors are asked to provide specific examples of strengths and areas of opportunity demonstrated by each other director. In addition, the company’s executive officers are asked to complete a written survey containing open-ended questions related to the Board’s focus on key topics and potential ways the Board could improve its performance. In addition, such officers are asked to provide any feedback they wish to share on the performance of any individual director. Before they are distributed, the questionnaires used in these surveys are annually reviewed and updated by the full Board, under the leadership of the N&CG Committee and Lead Director.
This assessment process is facilitated by the company’s human resources department. The compiled survey results are first shared with the Board’s Chair and the Lead Director, after which they are reviewed and discussed by the full Board during an executive session. The Lead Director then privately communicates the results of each individual director’s performance review to such director. The N&CG Committee and the Board take into account the most recent results of this review process when they annually determine whether to nominate or re-nominate sitting directors for election to the Board at the next annual meeting of shareholders.

Discussion •N&CG Committee and facilitator lead Board and other committees in self-evaluation process, providing an annual opportunity to modify questions in questionnaire.	Questionnaire •Directors and executive officers complete an annually updated comprehensive questionnaire about Board and director performance.	Evaluation Results •Human resources department shares questionnaire responses with Chair and Lead Director, who, together with facilitator, lead Board in discussion of results.	Feedback Sharing •Lead Director meets privately with individual directors to communicate feedback on directors’ individual performance.

2026 PROXY STATEMENT	33

Corporate Governance
Board's Role in Risk Oversight

The Board delegates aspects of its risk oversight responsibility to each of the Audit Committee, the Risk Committee, the C&T Committee, the N&CG Committee and the Capital Planning Committee. These delegations are described above in the sections summarizing the responsibilities of each Board committee. Below we describe in more detail the Board's specific oversight of cybersecurity risk.

Cybersecurity Risk Oversight and Governance
Cybersecurity risk is a key operational risk facing the firm, and measures to address such risk are an important component of the firm’s overall Enterprise Risk Management (“ERM”) program. As part of our ERM program, we have implemented and maintain a program to identify, assess and manage risks arising from cybersecurity threats (“Cybersecurity Program”). Our Cybersecurity Program seeks to mitigate cybersecurity risk and associated legal, financial, reputational, regulatory and/or operational risks by protecting our clients, associates and services through a comprehensive, cross-functional approach. Specifically, our Cybersecurity Program is focused on preserving the confidentiality, integrity, and availability of information, enabling the secure and uninterrupted delivery of financial services, and protecting the firm and the safe operation of our technology systems. Further, we consider cybersecurity risks in our business strategy decisions, including in our business continuity planning and in connection with our acquisition activity. We seek to continually adjust our Cybersecurity Program to address the evolving cybersecurity threat landscape and comply with extensive legal and regulatory requirements.
The Board of Directors has designated its Risk Committee to assist it in overseeing management’s responsibility to implement an effective risk management framework designed to identify, assess, and manage key risks, including cybersecurity risk. As part of our ERM program, executive management, with review and oversight of the Risk Committee, establishes key risk indicators to measure ongoing alignment with the firm’s risk appetite and tolerance levels related to cybersecurity risk. Risk appetite and tolerance thresholds are periodically reviewed by management and approved by the Risk Committee. The Risk Committee receives regular presentations and reports from our Chief Information Security Officer (“CISO”), which address a wide range of cybersecurity risk topics, including emerging threats and recent developments, cybersecurity policy and standards updates, vulnerability assessments, risk assessment outcomes (including third-party and independent reviews), technology trends, and information security considerations arising with respect to the firm, our peers, and third-parties. Additionally, the Board of Directors receives reports at least annually on the performance of the firm’s cybersecurity risk metrics.
Under the Risk Committee’s oversight, management works closely with key stakeholders, including regulators, government agencies, peer institutions, and industry groups, and develops and invests in human talent and innovative technology in order to better manage cybersecurity risk. The firm’s cybersecurity program is led by our CISO, who reports to our Chief Information Officer (“CIO”). Through ongoing communications with a multidisciplinary group of senior leaders from our risk management, regulatory, compliance, finance, and legal teams, the CISO monitors the mitigation and remediation of cybersecurity threats and incidents in real time, and reports such threats and incidents to the Risk Committee when appropriate.
For more information about our cybersecurity risk management, please see our Annual Report on Form 10-K - Item 1C. Cybersecurity.
Management Succession Planning
The Board believes that effective management succession planning, particularly for the CEO role, is important for the continued success of the company. Among the responsibilities of the C&T Committee is the review of succession plans for the CEO and other senior management positions. Consequently, our CEO and chief human resources officer regularly make detailed presentations to the C&T Committee and the Board on senior management succession plans and individual development plans for identified successors. This information is compiled through an organization-wide process designed to identify potential successors, evaluate the “readiness” of internal candidates and identify situations where the company may need to consider external talent. The Board discusses the development plans of succession candidates, with an emphasis on the CEO role, and monitors such candidates’ progress. High potential leaders are also given exposure to all Board members through formal presentations and informal events, which provide directors with opportunities to personally assess the candidates’ skills and leadership capabilities. When warranted, the C&T Committee and Board may also engage outside executive search consultants.

34

Corporate Governance
Engagement with Shareholders
Our directors and management believe that fostering long-term relationships with shareholders and maintaining their trust and goodwill is a top priority for the company. We recognize the benefits that come from robust dialogue with shareholders and other parties. We engage with shareholders throughout the year in order to:
•ensure that our management and Board understand and address the issues that are important to our shareholders
•discuss with our shareholders the issues that are important to them, hear their expectations for us and share our views
•assess emerging issues that may affect our business, inform our decision making, enhance our corporate disclosures and help shape our practices.

Company Representatives	Key Topics	Company-Led Engagement
•Chief Executive Officer •Chief Financial Officer •Head of Investor Relations •Lead Independent Director	•Business and Strategy •Financial Performance •Governance •Sustainability •Executive Compensation
•Dedicated Investor Relations Department. Our Investor Relations professionals are dedicated to responding to questions from shareholders about the firm; its strategy, performance, and governance; and other topics of investor interest.
•Quarterly Earnings Conference Calls. In addition to prepared remarks, our management team participates in a public question-and-answer session with outside analysts aimed at providing them and our shareholders further insight into the firm’s financial condition and results of operations.
•Regular Investor Conferences and Road Shows. Management and our Investor Relations team routinely engage with investors at conferences and other forums.
•Annual Investor Day. Our senior executives make presentations concerning a wide variety of strategic and financial matters.
•Annual Shareholders Meeting. In connection with routine proxy solicitation related to our annual shareholders meeting, we periodically engage with shareholders on specific topics of interest.
•Annual Survey. We solicit feedback from institutional analysts and investors through an annual survey aimed at ensuring the firm understands expectations in terms of strategy, performance, and communications. These results are shared with the Board and Executive Leadership Team.
•Annual Sell-side Presentation to Board and Executive Leadership Team. On a rotational basis, a sell-side analyst who covers our firm presents to our Board and Executive Leadership Team an overview of industry trends and important feedback on focus areas from the investor community.

2026 PROXY STATEMENT	35

Corporate Governance
Communication with the Lead Director and Non-Executive Directors
Any interested party may communicate with the Lead Director of our Board, or with our non-executive directors as a group, by writing to the following address:
Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Attn: AnnMarie H. Davis, Company Secretary
Communications will be reviewed by our company secretary and distributed to the Lead Director, the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. In that regard, the Raymond James Board does not receive certain items which are unrelated to the duties and responsibilities of the Board.
In addition, the company maintains a Confidential Reporting Hotline (888-686-8351) for its employees or individuals outside the company to report complaints or concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters, and possible violations of the law or of the company’s Code of Conduct. Further information about the Raymond James Confidential Reporting Hotline is available on the company’s website.
Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of Directors by sending a written communication to the address given below:
Audit Committee
Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Attn: AnnMarie H. Davis, Company Secretary

36

Director Compensation
Director Compensation Overview
The N&CG Committee annually determines the compensation paid to non-executive directors, and conducts a comparative review against peers at least every two years. We also reimburse each of our non-executive directors for their travel expenses incurred in connection with attendance at Board and committee meetings. Directors who are Raymond James employees (Messrs. Reilly and Shoukry) do not receive any additional compensation for their service as directors.

In determining non-executive director compensation, the committee considers, among other things, the following principles:
•that the compensation should pay fairly for the work, time commitment and effort required from directors of an organization with the size and scope of business activities of the company, including service on committees,
•that a component of compensation should be designed to align the directors’ interests with the long-term interests of shareholders, and
•that director independence may be impaired if director compensation is excessive

As a part of its review, the N&CG Committee has engaged Meridian Compensation Partners as a third-party consultant to report on comparable non-executive director compensation practices and levels. No executive officer of the company is involved in determining or recommending non-executive director compensation levels.
At their respective August 2025 meetings, the N&CG Committee recommended, and the Board approved, the annual fees for non-executive directors described in the table below, for the period commencing with the Board and committee meetings in February 2026. Directors are permitted to make each year an advance irrevocable election to receive the following year's award in the form of Deferred Stock Units ("DSU") that will be settled either (i) between the second and fifth anniversary of vesting (as chosen by the director), or (ii) upon the director's separation from service. All annual cash fees are paid in quarterly installments in arrears for the period of service between regularly scheduled Board meetings. The company does not pay meeting attendance fees.

Director Fee Type	Description	Amount
Annual Retainer	Cash retainer	$135,000
Shares Fee	RSU or DSU award vesting on 1st anniversary of grant	$210,000
Lead Director Fee	Supplemental cash fee for Board leadership role	$50,000
Audit Committee Chair Fee	Supplemental cash fee for committee leadership role	$40,000
Risk Committee Chair Fee	Supplemental cash fee for committee leadership role	$40,000
Nominating and Corporate Governance Committee Chair Fee	Supplemental cash fee for committee leadership role	$25,000
Compensation and Talent Committee Chair Fee	Supplemental cash fee for committee leadership role	$30,000
Capital Planning Committee Chair Fee	Supplemental cash fee for committee leadership role	$15,000

Annual Retainer	¢	Shares Fee

2026 PROXY STATEMENT	37

Director Compensation
We have also entered into indemnification agreements with each of our non-executive (and executive) directors, which provide for indemnification, to the fullest extent permitted by applicable law, with respect to all expenses and claims that a director incurs in connection with any event or occurrence related to the fact that the director was serving as a director, officer, fiduciary, employee, agent or advisor of Raymond James or any of our affiliates. Pursuant to the agreements, directors may also obtain advancement of certain expenses in connection with indemnified claims. A copy of the form of indemnification agreement is exhibit 10.1 to the company's Current Report on Form 8-K filed with the SEC on March 6, 2019.
We encourage our directors to attend educational programs that assist them in the performance of their duties, and we reimburse reasonable costs of such attendance where approved in advance by the company.
Director Compensation Table for 2025
The following table sets forth the compensation paid to our non-executive directors for services during fiscal 2025. Certain of our directors also serve on our bank subsidiary boards and receive additional cash and equity compensation for their service, as reflected in the below table and related footnotes.

Name	Fees Paid in Cash(1)		Stock Awards(2)		Total
Mark W. Begor	$31,250		$149,873	(3)	$181,123
Marlene Debel	$165,000		$199,954	(4)	$364,954
Jeffrey N. Edwards	$175,000		$199,954	(4)	$374,954
Benjamin C. Esty	$150,000		$199,954	(4)	$349,954
Art A. Garcia	$125,000		$199,954	(4)	$324,954
Anne Gates	$150,000		$199,954	(4)	$349,954
Gordon L. Johnson	$264,000	(5)	$279,744	(6)	$543,744
Raymond W. McDaniel, Jr.	$125,000		$199,954	(4)	$324,954
Roderick C. McGeary	$165,000		$199,954	(4)	$364,954
Cecily M. Mistarz	$251,875	(7)	$279,744	(6)	$531,619
Raj Seshadri	$125,000		$199,954	(4)	$324,954
(1)Includes the annual retainer and, as applicable, Lead Director and committee chair fees.
(2)The amounts shown in this column represent the aggregate grant date fair value of RSUs granted to our directors who are not named executive officers in fiscal year 2025, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, (“ASC Topic 718”). The grant date fair value for RSUs is measured based on the closing price of our common stock on the NYSE on the grant date.
(3)This award of 982 RSUs was granted on May 21, 2025 at a grant date fair value per share of $152.62, and vests on or about February 20, 2026.
(4)This award of 1,253 RSUs was granted on February 20, 2025, at a grant date fair value per share of $159.58, and vests on or about February 20, 2026.
(5)The fees paid in cash to Mr. Johnson include (i) $73,000 for service as director and committee chair on Raymond James Bank's Board of Directors and (ii) $66,000 for service as director on TriState Capital Bank's Board of Directors.
(6)Includes 1,753 RSUs, 250 of which were for service as director on Raymond James Bank's Board of Directors and 250 for service as directors on TriState Capital Bank's Board of Directors, granted on February 20, 2025 at a grant date fair value per share of $159.58. These awards vest on or about February 20, 2026.
(7)The fees paid in cash to Ms. Mistarz include (i) $69,000 for service as director on Raymond James Bank's Board of Directors and (ii) $57,875 for service as director on TriState Capital Bank's Board of Directors for a portion of the year.
The aggregate number of unvested share awards outstanding, as of September 30, 2025, for each of our non-executive directors was as follows:

Name	Restricted Stock Units Outstanding (#)
Mark W. Begor	982
Marlene Debel	1,253
Jeffrey N. Edwards	1,253
Benjamin C. Esty	1,253
Art A. Garcia	1,253
Anne Gates	1,253
Gordon L. Johnson	1,753
Raymond W. McDaniel, Jr.	1,253
Roderick C. McGeary	1,253
Cecily M. Mistarz	1,753
Raj Seshadri	1,253

38

Proposal 2 – Advisory Vote on
Executive Compensation

What is being voted on: An advisory vote to approve the compensation of all of our named executive officers.	Board recommendation: Our Board unanimously recommends a vote “FOR” the resolution approving the executive compensation of our named executive officers.

We are asking our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Accordingly, we are asking you to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”
The say-on-pay vote is advisory, and therefore not binding on the company, the C&T Committee or our Board. Our Board and C&T Committee value the opinions of our shareholders, and — to the extent that there is any significant vote against the named executive officers' compensation as disclosed in this proxy statement — we will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns. Under the Board’s current policy, shareholders are given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the company’s Annual Meeting of Shareholders in 2027.

2026 PROXY STATEMENT	39

Proposal 2 – Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
Named Executive Officers
This Compensation Discussion and Analysis (“CD&A”) section presents a discussion and analysis of the philosophy and objectives of the Compensation and Talent Committee (the “Committee”) in designing and implementing compensation programs for our executive officers. Paul C. Reilly served as our CEO until February 20, 2025, when — following a multi-year succession process overseen by the Board — Paul M. Shoukry became CEO, with Mr. Reilly assuming the position of Executive Chair of the Board. We describe the compensation decisions relating to our current and former CEOs, our chief financial officer (“CFO”), and our next three most highly compensated executive officers (collectively, the “named executive officers” or “NEOs”), who for 2025 were:

Paul M. Shoukry Chief Executive Officer	Paul C. Reilly Former Chief Executive Officer

Jonathan W. Oorlog, Jr. Chief Financial Officer	James E. Bunn President, Capital Markets & Advisory	Scott A. Curtis Chief Operating Officer	Tashtego S. Elwyn President, Private Client Group

40

Proposal 2 – Advisory Vote on Executive Compensation
Compensation-Setting Process
Annual Compensation Framework and Process

Compensation and Talent Committee
•The Committee sets performance priorities at the beginning of each fiscal year to guide its evaluation of company and individual executive officer performance throughout the year. The Committee also stipulates that annual bonuses for executive officers will be funded from a pool not to exceed 6% of consolidated pre-tax income, with no individual bonus to exceed 3% of such measure.
•The Committee (in the absence of the CEO) reviews the performance of the CEO and determines the appropriate amounts of his annual compensation. In making this determination, the Committee also evaluates the performance of the company in terms of several specific additional measures: net revenues, pre-tax income and adjusted earnings per common share (diluted). In the course of its deliberations, the Committee also discusses these recommendations with the other non-executive directors.
•To inform its use of discretion in determining compensation, the Committee evaluates both company and individual performance. The Committee does not utilize formulaic financial performance goals or targets, and performance metrics are not assigned any specific weighting for purposes of determining the compensation awarded to the CEO or other NEOs. Since market conditions — and the macroeconomic environment — strongly affect the financial services industry and can change dramatically during the course of a year, the Committee assesses financial performance at the end of the year in light of the most recent facts and circumstances. No single financial or performance metric controls compensation decisions. Rather, such data are used to help the Committee better understand company and individual performance. After evaluating the performance of our CEO and each of our other NEOs for the relevant fiscal year, the Committee applies its informed discretion to determine the compensation for each.

CEO
•Following completion of a fiscal year, our CEO reviews the performance of the company and evaluates the individual performance of each executive officer, including the NEOs (other than himself), against previously-determined individual goals. Our CEO then makes recommendations to the Committee as to the respective amounts of annual bonus and management RSUs to be awarded to each executive officer, including the NEOs (other than himself).

Compensation Consultants
•Provide market data and comparative insights in connection with the Committee’s 2025 compensation determinations for executive officers, including our NEOs, as well as advise on compensation design to ensure plans drive desired behaviors and align with company goals.

Set Performance Priorities Will guide evaluation of company and individual executive officer performance throughout the year	Reviews Company Performance Reviews the performance of the company for the fiscal year

Determine Compensation The Committee applies its informed discretion to determine the compensation for each NEO	Evaluates Individual Performance The Committee evaluates each executive officer’s performance against previously-determined individual goals

2026 PROXY STATEMENT	41

Proposal 2 – Advisory Vote on Executive Compensation
Use of Compensation Consultants
In making compensation decisions, the Committee considers numerous factors of company and individual performance, as well as market data regarding compensation levels for comparable industry positions. The Committee does not attempt to rank or assign relative weight to any particular factor, however. The Committee does not rely on any factor as a substitute for its own judgment, but rather applies its independent discretion to consider all factors in their entirety. Although the Committee did not “benchmark” compensation against a peer group, it did engage an outside compensation consultant, Meridian Compensation Partners, to provide market data in connection with its 2025 compensation determinations for executive officers, including our NEOs. The Committee uses such data as a reference to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer, however. Similarly, the Committee does not target a particular percentile of any peer group with respect to total pay packages or any individual component of pay, but instead uses the percentiles as a reference. In this connection, the Committee considered market data provided by its consultant from the following peer companies:

Ameriprise Financial Inc.	Franklin Resources Inc.	Northern Trust Corporation
Bank of New York Mellon	Invesco Ltd.	State Street Corporation
Charles Schwab Corp.	Jefferies Financial Group Inc.	Stifel Financial Corp.
Edward Jones	LPL Financial Holdings Inc.	T. Rowe Price Group Inc.
Consideration of 2025 “Say-on-Pay” Vote
We hold an annual advisory vote of our shareholders on executive compensation. The following table sets forth the percentage of shares voted in favor of our annual advisory proposals to approve NEO compensation for the fiscal years indicated (the “Say-on-Pay” proposal).

2023	2024	2025

At the 2025 Annual Shareholders Meeting, 89% of the votes cast were in favor of the “Say-on-Pay” proposal. We believe that the 2025 vote approving the Say-on-Pay proposal once again conveyed our shareholders’ strong support of the Committee’s decisions and our existing executive compensation programs. Based on this feedback, the Committee determined to continue our current compensation practices as described herein.
Fiscal 2025 Company Performance Highlights
Strategic Execution
By remaining focused on our client first strategy of providing outstanding service to our advisors, bankers and their clients, the firm generated record results and successfully executed several strategic initiatives in fiscal 2025. In the Private Client Group segment, fiscal 2025 was a strong year for client asset growth, driven by strong retention of advisors and record-level financial advisor recruiting. In the Capital Markets segment, activity levels improved but remained relatively muted across the industry due to economic uncertainty during the fiscal year. The Asset Management segment generated record results, driven by strong net inflows into fee-based accounts in the Private Client Group as well as robust market appreciation. The Bank segment experienced higher net interest income, largely as a result of strong loan growth.
We made meaningful progress deploying capital during the year and, through a combination of common stock dividends and common stock repurchases, the firm returned capital of more than $1.5 billion to shareholders. The firm also continued to invest in service delivery and enhanced capabilities, while focusing on improving operational efficiencies. Throughout the fiscal year, we remained focused on the long term and continued to invest in our businesses, our people and our technology to help drive growth across the firm. Most importantly, we successfully implemented these strategic initiatives while maintaining our unique, client-focused culture.

42

Proposal 2 – Advisory Vote on Executive Compensation
Fiscal 2025 Financial Performance
•Fifth consecutive year of record results
•Record annual net revenues of $14.07 billion for fiscal 2025, an increase of 10% over fiscal 2024
•Record annual pre-tax income of $2.71 billion for fiscal 2025, an increase of 3% over fiscal 2024
•Record net income available to common shareholders of $2.13 billion, or $10.30 per diluted share; record adjusted net income available to common shareholders of $2.21 billion(1), or $10.66 per diluted share(1)
•ROE of 17.7% and adjusted return on tangible common equity of 21.3%(1), both strong results particularly given our robust capital position throughout fiscal 2025
•Returned more than $1.5 billion to shareholders through common stock dividends and common stock repurchases; the quarterly common stock dividend increased in the year approximately 11% to $0.50 per share and we repurchased 7.4 million shares for $1.1 billion, an average price of $148 per share
•Issued $1.5 billion in senior notes, consisting of $650 million in 4.90% senior notes due 2035 and $850 million in 5.65% senior notes due 2055
•Maintained strong capital position, with tier 1 leverage and total capital ratios of 13.1% and 24.1%, respectively, well above regulatory requirements
•Strong “A-level” issuer credit ratings with all three credit agencies: A3 rating by Moody’s, A- rating by Standard & Poor’s, and A- rating by Fitch
•Balance sheet flexibility associated with diversified funding sources, including PCG domestic clients’ cash sweep balances, Enhanced Savings Program balances and TriState Capital Bank’s deposit franchise
Raymond James Financial
Net Revenues ($B)
Raymond James Financial
Pre-tax Income ($B)
(1)Adjusted net income available to common shareholders, adjusted earnings per common share (diluted), and adjusted return on tangible common equity are non-GAAP measures. Please refer to Appendix C for reconciliations of these measures to the most directly comparable GAAP measures and other important disclosures.
The firm’s strong performance in fiscal 2025 was driven by record revenues in the Private Client Group segment and record revenues and pre-tax income in the Asset Management segment. The results highlight the strength of our business model and reinforce the value of our diverse and complementary businesses.
•Private Client Group — Record net revenues of $10.2 billion increased 8% while pre-tax income of $1.7 billion decreased 4% compared to fiscal 2024. Despite the impacts of lower short-term interest rates, higher client asset levels drove record net revenues. Fiscal 2025 concluded with Private Client Group assets under administration of $1.67 trillion and Private Client Group assets in fee-based accounts of $1.01 trillion, up 11% and 15%, respectively, compared to the end of fiscal 2024. In addition to higher equity markets, client assets were boosted by strong net inflows, which included domestic PCG net new assets of $52 billion, or 3.8% of beginning-of-period assets, driven by strong financial advisor retention and recruiting results. We ended the year with a record 8,943 financial advisors affiliated with the firm. In fiscal year 2025, we had record recruiting results of financial advisors to our domestic independent contractor and employee channels, with recruited trailing 12-month production at their previous firms totaling $407 million, reflecting a 21% increase over last year's previous record.
•Capital Markets — Despite the challenging macroeconomic environment for much of the year, the Capital Markets segment generated net revenues of $1.8 billion, up 20% compared to the prior year, and pre-tax income of $146 million, up substantially from fiscal 2024. The investment banking pipeline remains strong and while the current environment remains uncertain, we are increasingly optimistic regarding improvement in macroeconomic conditions. Following our fiscal year end, we announced our plan to acquire GreensLedge Holdings LLC, a firm with specialized expertise in structured products that will complement our existing capital markets business

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Proposal 2 – Advisory Vote on Executive Compensation
platform. We are optimistic that consistent investments in our platform and people over the years will drive long-term growth across all our capital markets businesses.
•Asset Management — Record net revenues of $1.2 billion increased 16% and record pre-tax income of $503 million increased 19% over fiscal 2024. Financial assets under management ended the year at $275 billion, representing a 12% increase year-over-year, driven by strong net inflows into fee-based accounts in the Private Client Group, as well as significant market appreciation.
•Bank Segment — Net revenues of $1.8 billion increased 3%, and pre-tax income of $491 million increased 29%, over fiscal 2024. The Bank segment’s net interest margin was up slightly during the fiscal year to 2.68%. Net bank loans increased 12% to $51.6 billion driven primarily by higher private client banking loans including 22% growth of securities-based loans and 9% growth of residential mortgage loans. These two loan categories represented nearly 60% of our total loan book. The credit quality of the loan portfolio remained strong.
Alignment of CEO Compensation with Total Shareholder Return
The following graph shows the total return on $100 invested in the company’s stock on September 30, 2020, compared to the total annual direct compensation of our CEO for each year represented. As part of a planned leadership transition, Mr. Reilly and Mr. Shoukry each served in the CEO role during a portion of fiscal 2025. The Board's Compensation and Talent Committee carefully considered the compensation arrangements for both executives with the goal of ensuring that total compensation paid appropriately reflects their service during this transition period. CEO total compensation for 2025 reflects the dollar value of the combined compensation for Mr. Shoukry, our CEO since February 2025, and Mr. Reilly, our CEO prior to such date. The compensation amounts shown for 2020 through 2024 reflect that of our former CEO, Mr. Reilly. CEO total compensation for 2023 excludes the special one-time equity retention award to Mr. Reilly discussed in our Proxy Statement for the 2024 Annual Shareholders Meeting. We believe this information demonstrates that our CEO’s total compensation is highly correlated with total shareholder return over these time periods.

Alignment of CEO Compensation with Total Shareholder Return

■	CEO Total Compensation(1)	Former CEO Total Compensation(1)	RJF Total Shareholder Return
(1)All years computed in accordance with the table set forth herein in the section on page 56 entitled “Annual Direct Compensation for 2025.”

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Our Compensation Practices

What We Do

  Pay for performance. We award annual variable compensation based on the performance of the company and the individual. The great majority of our executive officers’ compensation is variable and not guaranteed.
  Use deferred compensation. Variable compensation for our executive officers also includes a deferred component, in that a portion of annual bonuses (“stock bonus awards”) is delivered in the form of both time-based and performance-based RSUs.
  Performance-based equity awards. The vesting of 60% for our CEO, and 50% for our other NEOs, of the RSUs awarded to our executive officers as stock bonus awards is tied to the achievement of defined Adjusted ROE levels over a three-year measurement period (“performance vesting”), subject in certain cases to accelerated vesting upon retirement, death and disability. Since the grant of the 2021 awards, such vesting is further modified (increased or decreased) by the rTSR of the company compared to a peer group (“rTSR Adjustment”).
  Long vesting periods. Both the time-vesting and performance-vesting portions of our stock bonus awards generally vest on a cliff basis three years after the grant date. Our management RSU awards generally vest 60% on the 3rd anniversary, and 20% on each of the 4th and 5th anniversaries, of their grant dates, subject in certain cases to accelerated vesting upon retirement, death and disability. In addition, each award under our Long-Term Incentive Plan (“LTIP”), a non-qualified retention plan for highly compensated employees, cliff vests at the end of a five-year period, subject in certain cases to accelerated vesting upon retirement, death and disability.
  “Clawback” policy. We maintain a robust compensation recoupment policy, together with an NYSE-compliant Dodd-Frank Clawback Policy, which permit the company to recover compensation in the event of a financial restatement, inaccurate performance measures, and serious misconduct or materially imprudent judgment that results in material financial or reputational harm to the company. Under our compensation recoupment policy, all unvested outstanding incentive compensation awards, including time-based awards, as well as the individual's most recently received annual bonus, may be recovered.
  Stock ownership guidelines. We maintain stock ownership requirements for our executive officers, creating a further link between management interests, company performance and shareholder value. All of our NEOs have reached or exceeded the ownership requirements.
  “Double triggers.” Our award agreements for RSUs generally maintain the requirement of “double triggers” on the accelerated vesting of awards in the event of a change in control, meaning that an executive must actually be terminated following the change in control before vesting will be accelerated.
  Limited perquisites. We provide very limited perquisites, each of which provides a demonstrable benefit to the company’s business.

What We Don’t Do

  No employment agreements. Our executive officers, including our CEO and other NEOs, are employed by us on an “at will” basis and do not have any special arrangements for severance payments following termination.
  No dividends on unearned performance-based or unvested U.S. time-based awards. We do not pay dividends or dividend equivalents on performance-based awards or on time-based awards to U.S. grantees during the vesting period. Rather, dividends are deferred and paid only based on performance or vesting achieved, with no premiums.
  No “gross ups.” We do not generally provide excise tax “gross ups,” other than in the case of certain relocation expenses, consistent with our relocation policy.
  No pledging by insiders. The company maintains a policy under which our directors and executive officers are prohibited from pledging our common stock.
  No short selling or hedging by insiders. Our directors and executive officers are prohibited from engaging in short sales, transacting in publicly traded or private options and engaging in hedging or monetization transactions with respect to our common stock.
  No option re-pricing. Our equity incentive plans contain certain provisions prohibiting option re-pricing absent approval of our shareholders. We have not granted options to our executive officers as part of their annual compensation since fiscal 2014 in any event.

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Proposal 2 – Advisory Vote on Executive Compensation
Objectives of Our Compensation Program
We compete for talent with other large financial services firms throughout the United States, Canada, the United Kingdom and Europe, and our ability to sustain or improve our position in this highly competitive environment depends substantially on our ability to continue to attract and retain the most qualified employees. We thus strive to design compensation programs that enable us to attract, motivate and retain high-quality executive officers and ensure that their individual interests are aligned with those of our shareholders. Our pay-for-performance goal is to reward executive officers for the achievement of near-term and long-term strategic and operational goals, while at the same time avoiding excessive risk-taking. We therefore structure our incentive awards to include vesting, deferred payment, and cancellation and clawback provisions that protect the company.
Our executive compensation program emphasizes discretionary variable annual performance compensation and long-term incentive compensation, a portion of which will be received by the executive only upon our attainment of specific financial targets. We award annual grants to reward achievement of the company’s financial and strategic objectives. In addition, a portion of long-term incentive compensation serves shareholders’ interests by conditioning vesting upon future performance that delivers on the company’s long-term business strategy. The Committee believes that delivering equity aligns employees’ interests with those of shareholders and helps motivate executives to achieve financial and strategic goals within the bounds of the company’s risk tolerance levels.
Principal Elements of Executive Compensation
The Committee utilizes the following mix of compensation elements for executive officers, with total compensation weighted heavily towards variable elements that reward longer-term performance.

Type	Pay Element	Purpose	Link to Strategy

	Base Salary	•Provides base level of pay	•Competitive salaries attract and retain key talent

	Annual Bonus – Cash	•Provides competitive incentive opportunity	•Rewards executives who achieve strategic goals and financial goals that are important for creating shareholder value •Attracts and retains key talent

Annual Bonus – Equity (RSUs)
•Aligns executives with shareholder interests
•Time-vesting awards encourage retention by vesting at end of 3-year period (if not otherwise retirement eligible - see note on page 49)
•Performance vesting awards vest based on company’s achievement of Adjusted ROE and rTSR thresholds, thus further aligning executives with long-term shareholder interests

•Time-vesting awards serve as a long-term retention tool for those executives who are not retirement eligible and further aligns our executives with our shareholders' interests
•Performance-vesting awards encourage executives to focus on key financial metrics where final payout is dependent on company performance and stock price growth

	Management Awards – RSUs	•Aligns executives with shareholder interests •Encourages retention by longer vesting period, generally over five years (if not otherwise retirement eligible - see note on page 49)	•Serves as a long-term retention tool for those executives who are not retirement eligible and further aligns our executives with our shareholders' interests

	Retirement Plan Contributions	•Profit Sharing, ESOP and LTIP align executives with shareholders' interests since contributions are based on company financial results; 401(k) Plan facilitates retirement savings	•Provide competitive benefits package and further align executives with our shareholders' interests

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Base Salaries
Competitive salaries attract and retain key talent. The 2025 base salaries for Paul M. Shoukry and Paul C. Reilly reflect leadership role changes and were effective March 2025. The 2025 base salaries for all other NEOs were generally effective January 2025.

Named Executive Officer	2025 Base Salary	Difference from Previous Year
Paul M. Shoukry	$750,000	50%
Paul C. Reilly	$500,000	(33%)
Jonathan W. Oorlog, Jr.	$500,000	N/A(1)
James E. Bunn	$500,000	—%
Scott A. Curtis	$500,000	—%
Tashtego S. Elwyn	$500,000	N/A(1)
(1)Mr. Oorlog and Mr. Elwyn were not named executive officers in the previous year.
Annual Bonus
With an executive compensation program that is variable in nature, annual bonus determination begins with the evaluation of Raymond James’ overall performance. In addition, performance goals are established for each executive officer at the start of each fiscal year that are evaluated throughout the year. These firm and individual factors are then measured both qualitatively and quantitatively and are ultimately used to determine compensation.

Performance Factors	Established Goals

Financial Achievement	Generate strong results •Meet or exceed budgeted net revenues •Meet or exceed budgeted pre-tax income •Meet or exceed Adjusted ROE targets described in performance RSU discussion

Business Growth
Continue to support growth
•Grow market share organically in each core business
•Develop and execute long-term growth strategies
•Maintain active corporate development effort
•Support integration and onboarding of acquisitions

Operating Efficiency
Balance expense management with high service levels
•Evaluate and advance progress on strategic expense management initiatives
•Maintain respective business unit's ratio of compensation to net revenues at budgeted levels

General Management
People management
•Coach and mentor leaders to continue to have strong leadership succession across all business units
•Continuously reinforce the firm’s values and culture
•Continue focus on creating an inclusive workplace where all associates and advisors are valued, respected and included
•Prudently manage risks within the tolerances approved by the Board
•Maintain strong relationships with all regulators

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Proposal 2 – Advisory Vote on Executive Compensation
Use of Equity Compensation
We deliver a substantial portion of incentive compensation in the form of equity awards — specifically RSUs — a portion of which vests based on future performance of the company. The Committee believes that delivering equity awards aligns employee interests with those of shareholders and helps motivate executives to achieve financial and strategic goals within the bounds of the company’s risk tolerance levels. These awards are also subject to cancellation and clawback over a multi-year period.
Awards to CEO. The annual bonus for our current CEO is delivered 50% in cash and 50% in the form of RSUs. 60% of the portion paid in RSUs vests on the third anniversary of the grant if the company attains certain defined average Adjusted ROE levels ("performance RSUs” or “PRSUs”). The three-year average Adjusted ROE is calculated by adding Adjusted ROE for each of the years included in the applicable vesting period and dividing by three. The portion of PRSUs earned based on average adjusted ROE levels is subject to further modification (increase or decrease) based on the company’s rTSR, as further described herein. The remaining 40% of the portion paid in RSUs vests on the third anniversary of grant.
Awards to Other Executive Officers. For our other executive officers (including NEOs and our former CEO), if their annual bonus exceeds $275,000, a variable portion of the amount over $250,000 is similarly delivered in RSUs. The proportion of bonus delivered in RSUs increases as the size of the bonus increases. Specifically, for each portion of the bonus that falls within the dollar parameters set forth in the following table, the indicated percentage is delivered in RSUs, with the balance delivered in cash:

Segment of Annual Bonus			Portion in RSUs	Portion in Cash
$250,000	–	$500,000	10%	90%
$500,001	–	$1,000,000	15%	85%
$1,000,001	–	$2,000,000	20%	80%
$2,000,001	–	$3,000,000	25%	75%
Above $3,000,000			50%	50%
Of the RSUs delivered to such other executive officers, 50% are performance RSUs that vest on the third anniversary of the grant if the company attains certain defined average Adjusted ROE levels. The amount vesting is subject to further modification (increase or decrease) based on the company’s rTSR, as further described herein. The remaining 50% of these RSUs vests on the third anniversary of grant.
Performance RSU Vesting Based on Adjusted ROE with rTSR Adjustment
The Committee uses Adjusted ROE as its core metric to determine performance RSU vesting because the Committee believes Adjusted ROE is an appropriate indicator of the return that the company delivers to common shareholders’ equity, since it reflects both bottom-line profitability and the manner in which the company manages shareholders’ equity to generate such profitability. The Committee determines the appropriate Adjusted ROE vesting scale for the grant of each year’s performance RSUs. Performance RSUs granted prior to December 2025 will vest - if at all - in an amount that falls between 50% and 150% of the stated target for the award, depending on the company's average Adjusted ROE for the applicable measurement period. No portion of such awards will vest if average Adjusted ROE falls below the threshold level set on the date of grant.
At the time of grant, the Committee may positively or negatively adjust the average Adjusted ROE vesting scale for a particular grant year taking into account equity, interest rate and credit market conditions, as well as other factors outside the control of the company, and to ensure that vesting of these awards remains a challenge but is reasonably attainable considering our Board’s commitment to maintaining conservative capital levels. The Committee does not adjust the vesting scales after the grant date for our performance RSUs.
The vesting result determined by average Adjusted ROE performance is then subject to an up to 20% increase or decrease based on the company’s rTSR, as ranked on a percentile basis compared to a defined peer group of companies over a three-year measurement period (the “rTSR Adjustment”).
After thoughtful consideration during the year, and after evaluating relevant market data and analysis from its independent compensation consultant, the Committee determined at the December 2025 meeting to make a number of changes, on a prospective basis, to its PRSU grants. These changes are intended to further enhance the rigor of the awards by raising the three-year average Adjusted ROE required for vesting at threshold, target and maximum, as set forth in the table below. By increasing the Adjusted ROE required for target (100%) vesting to 16% (from 15% previously), achieving full vesting of the awards will be more challenging for management. To enhance performance incentives in view of the increased difficulty of achieving target vesting, the Committee also decided to increase the maximum potential vesting amount to 175% of target (from 150% previously). It also decided to provide a floor on vesting, such that no less than 50% of each award will vest regardless of Adjusted ROE over the measurement period. Following application of the rTSR Adjustment (+/- 20%, unchanged from prior years) to these initial vesting calculations, the new PRSUs will ultimately vest at not less than 40% and not greater than 210% of the stated target amount. The Committee believes that these changes, which first apply to awards granted in December 2025, will further enhance the strong alignment of our long-term executive compensation program with shareholder interests.
The rTSR peer group consists of companies with which Raymond James competes for talent and shareholder capital, and may be adjusted by the Committee from time to time for a particular grant of PRSUs in accordance with pre-established guidelines. The peer group for the 2025 PRSU awards consists of the following companies: Ameriprise Financial Inc., Bank of New York Mellon, Charles Schwab Corp., Franklin Resources Inc., Invesco Ltd., Jefferies Financial Group Inc., LPL Financial Holdings Inc., Northern Trust Corporation, State Street

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Corporation, Stifel Financial Corp. and T. Rowe Price Group Inc. In order to smooth potential anomalies of spot pricing, rTSR is calculated based on the 20 trading day average price of the company’s (and each peer company’s) common stock as of the starting and ending of the measurement period, and assuming reinvestment of dividends and other distributions.
The Committee believes that utilizing Adjusted ROE as the primary driver of these awards allows executives to focus on measures they have direct influence on, while the rTSR Adjustment recognizes factors that affect our industry and peers as a whole, thus providing an enhanced tie to the shareholder investment experience.
Effect of Retirement Eligibility on Equity Awards
We believe that the three- to five-year vesting periods of our time- and performance-based RSU awards help to align our executive officers’ interests with those of our shareholders and also serve as a long-term retention tool. The retentive effect of these awards is limited, however, where the executive officer is or becomes retirement eligible under the terms of an award agreement. These RSU award agreements provide that a grantee becomes retirement eligible upon attaining age 55 with ten years of service to the Company, or upon reaching age 65 regardless of length of service. If a retirement eligible grantee were to retire, all of the unvested RSUs subject to such grantee’s RSU awards would immediately vest, but the shares underlying the vested RSUs would be delivered only in accordance with the original vesting schedule set forth in the RSU award agreement. Moreover, such delivery would be contingent upon the grantee’s ongoing compliance with the restrictive covenants set forth in the award agreement. Among our NEOs, Mr. Reilly, Mr. Curtis and Mr. Oorlog are currently retirement eligible. For additional information, please see the section entitled “Potential Payments upon Termination or Change in Control for Fiscal 2025.”
Vesting of 2022 Performance Awards
The three-year average Adjusted ROE performance with respect to the 2022 awards was 18.8%(1), resulting in a preliminary vesting calculation at 135% of the target amounts. After calculating the company's rTSR ranked on a percentile basis (as described above), the rTSR Adjustment yielded a modifier of 95.9%, which resulted in vesting of 129.5% of the target amount, based on the vesting scale in effect for that grant year.
(1)The three-year average adjusted ROE is calculated by adding adjusted ROE for fiscal 2023, fiscal 2024 and fiscal 2025 and dividing by three. Adjusted ROE is a non-GAAP measure. Please refer to Appendix C for a reconciliation of this measure to the most directly comparable GAAP measure and other required disclosures.
Grant of Awards for Fiscal 2025 Performance
For grants awarded in December 2025, based on fiscal 2025 performance, the Committee determined the following vesting scale (with results to be interpolated as necessary):

Adjusted ROE - three-year average	RSU Vesting Percentage of the Target Amount
≥22%	175%
20%	150%
18%	125%
16%	100%
14%	75%
≤12%	50%
The vesting result determined by three-year average Adjusted ROE performance is then subject to modification, increase or decrease, of up to 20%, by the company’s rTSR compared to the peer group, with results to be interpolated between values:

Company rTSR Percentile Ranking	Adjustment to ROE Result
≥75th%	120%
=50th%	100%
≤25th%	80%

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Proposal 2 – Advisory Vote on Executive Compensation
Other Benefits
Profit Sharing Plan. The Profit Sharing Plan is designed to offer associates a means of sharing in the firm’s success on a long-term basis. Each year, Raymond James may contribute a portion of its profits, upon approval by the Board, to each participant’s account based on the individual’s qualified fiscal year compensation and length of service. Contributions to the Profit Sharing Plan are 100% employer-funded.
Employee Stock Ownership Plan (“ESOP”). The ESOP is designed to provide retirement benefits to our associates through participation in the ownership of the company. Assets of this plan are invested in common stock of Raymond James Financial and are 100% employer-funded. The firm’s discretionary contribution to each participant’s account, upon approval by the Board of Directors, is based on the individual’s qualified fiscal year compensation.
401(k) Plan. The 401(k) Plan is designed to help associates reach their personal savings objectives, with an opportunity to earn additional contributions from Raymond James through a match. For eligible employees, Raymond James matches 75% of the first $1,000 they contribute to their account, followed by a 25% match of the next $1,000 they contribute.
Long Term Incentive Plan (“LTIP”). The LTIP is a company-sponsored, unfunded, deferred compensation plan designed to award incentive compensation to a select group of management and/or highly compensated employees and cliff vests at the end of a five-year period, subject in certain cases to accelerated vesting upon retirement, death, and disability. The amount contributed is discretionary and is determined annually by the Board or its delegate.
Compensation and Risk
The Board, with the assistance of the Committee, has evaluated our compensation policies and practices for all employees. Specifically:
•At the direction of the Committee, an independent compensation consultant partners with our Enterprise Risk Management and Human Resources functions to conduct an independent assessment of the material incentive compensation plans across the organization every other year.
•This process begins with an objective evaluation of job functions, assessing the level of risk influence across six specific categories: credit, liquidity, market, operational, legal and compliance, and reputational.
•Incentive plans for job functions that were identified as having the potential to expose the company to the highest level of risk are further reviewed across a consistent framework to identify potential operational plan risks of the incentive design.
•The incentive design evaluation focuses on key elements of the plan design, including: (i) performance measures, (ii) funding, (iii) performance period and pay mix, (iv) goal setting, (v) leverage and (vi) controls and processes.
•In alternating years, Human Resources conducts an updating review with a focus on:
▷any material changes to executive and associate incentive plans
▷adoption of any new incentive plans or inclusion of new roles therein; and
▷review of any acquired company compensation plans and roles.
The most recent biennial review noted that our practices of requiring deferral of a portion of bonus amounts into a mix of time- and — in the case of executive officers — performance-vesting equity awards, our share ownership guidelines, our compensation recoupment ("clawback") policies and our prohibition on hedging by executives all serve to further mitigate risk in our compensation plans.
The review concluded that none of the company’s incentive plans were likely to motivate behavior that would result in a material adverse impact to the company. The potential residual risks identified through the process were determined to be effectively mitigated through established risk controls, leadership oversight, and our culture of proactive risk management.
After reviewing an update to the above review, our Board has concluded that our compensation policies in general, and our incentive programs in particular, remain well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse effect on the company.

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2025 Compensation Decisions
At the start of each fiscal year, following recommendation by our CEO, each executive officer establishes key business goals and priorities, and aligns these goals to our Raymond James Core Values: Client First, Integrity, Independence and Long-term Thinking. The key business goals include the following areas of focus: financial achievement, business growth, operating efficiency and general management. The Committee reviews and approves the goals and performance priorities for the CEO, and reviews the goals and priorities for the other executive officers. The Committee does not utilize formulaic financial performance goals or targets, and performance metrics are not assigned any specific weighting for purposes of determining the compensation awarded to the CEO or other NEOs.
With an executive compensation program that is variable in nature, annual bonus determination begins with the evaluation of Raymond James’ overall firm and business unit performance, assessment of key business goals and priorities and individual contribution. These performance factors are measured both qualitatively and quantitatively and are used to determine annual compensation. For determining each of our CEO Mr. Shoukry's annual bonus and our Executive Chair and former CEO Mr. Reilly's annual bonus, the Committee also evaluates the performance of the company in terms of several specific additional measures: net revenues, pre-tax income and Adjusted ROE.
In November 2025, our current CEO Mr. Shoukry evaluated the performance of the company and the individual performance of each executive officer, including the NEOs, against previously determined individual goals. Mr. Shoukry made recommendations to the Committee as to the amounts of annual bonus and management RSUs to be awarded each executive officer (other than himself). The Committee reviewed and discussed such recommendations, as well as market data provided by its compensation consultant. The Committee evaluated the performance of Mr. Shoukry, Mr. Reilly, and each of our other NEOs in light of all the above information. It then reviewed such information with the other non-executive directors, who engaged with the Committee in a thorough evaluation of the performance of Mr. Shoukry, Mr. Reilly and our other NEOs. Following such evaluations, the Committee approved the compensation described below.

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Individual Performance for 2025
Set forth below is a summary of the material accomplishments of each NEO and other important factors relevant to fiscal 2025, grouped by the areas of focus determined by the Committee at the beginning of the fiscal year, which the Committee considered in exercising its discretion to award compensation for 2025. Mr. Reilly served as our CEO until February 20, 2025, when — following a multi-year succession process overseen by the Board — Mr. Shoukry became CEO, with Mr. Reilly assuming the position of Executive Chair of the Board.
After considering the fiscal 2025 performance of the company and the individual performance factors associated with the specific areas of focus outlined below, the Committee awarded each named executive officer the bonus and other compensation in the amounts indicated.

Paul M. Shoukry Chief Executive Officer
	2025 Contributions
	Financial Achievement
	Primary Performance Measures	FY 2025 Result	Change from FY 2024
	Net revenues	$14.07B	10%
	Pre-tax income	$2.71B	3%
	Adjusted ROE (1)	18.3%	-130 bps

Supported the company in achieving its fifth consecutive year of record results, a result of long-term focus and consistency
Business Growth
•Achieved record net revenues, pre-tax income, and earnings per diluted share in the face of market, regulatory, and economic challenges
•Earnings per common share (diluted) of $10.30 and adjusted earnings per common share (diluted)(1) of $10.66 each increased 6% over fiscal 2024
•Record client assets drove record net revenues in fiscal 2025
•Record PCG assets under administration of $1.67 trillion increased 11% over September 2024
•Record PCG assets in fee-based accounts of $1.01 trillion increased 15% over September 2024
•Recruited financial advisors to the domestic independent contractor and employee affiliation options with a record $407 million of trailing 12-month production at their previous firms
•Strong liquidity management and capital allocation (returned over $1.5 billion to shareholders through common stock dividends and share repurchases)
•Led the firm in finalizing the agreement to acquire a majority stake in GreensLedge Holdings LLC, a boutique investment bank specializing in structured credit and securitization
Operating Efficiency
•Provided disciplined management of expenses, delivering a pre-tax margin of 19.3% during the fiscal year (adjusted pre-tax margin of 20.0%(1))
•Delivered total compensation ratio of 64.5%
•Strong leadership focus on commitments to advisors and clients to maintain exceptional service, as validated by the firm's recognition by J.D. Powers as the most trusted company among advised investors in wealth management and the highest ranking for investor satisfaction among those working with a dedicated financial advisor
General Management
•Prior to February 2025, as the named CEO successor, worked alongside then-CEO Mr. Reilly to enhance understanding of the firm’s operations
•Successfully retained key talent during the CEO transition period
•Conducted "listening tour" in a series of meetings with financial advisors and other professionals throughout the firm to gain direct insights used to set the firm’s 5-year strategic plans
•Partnered with executives and other senior leaders, as well as key internal stakeholders, to refresh the firm’s "value proposition"
Compensation: The Committee approved an annual bonus for 2025 of $16,000,000

Compensation Mix
(1)Adjusted ROE, adjusted earnings per share (diluted), and adjusted pre-tax margin are non-GAAP measures. Please refer to Appendix C for reconciliations of these measures to the most directly comparable GAAP measure and other required disclosures.

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Paul C. Reilly Executive Chair and Former Chief Executive Officer
	2025 Contributions
	Financial Achievement
	Primary Performance Measures	FY 2025 Result	Change from FY 2024
	Net revenues	$14.07B	10%
	Pre-tax income	$2.71B	3%
	Adjusted ROE (1)	18.3%	-130 bps

Supported the company in achieving its fifth consecutive year of record results, a result of long-term focus and consistency
Business Growth
•Achieved record net revenues, pre-tax income and earnings per diluted share in the face of market, regulatory, and economic challenges:
•Earnings per common share (diluted) of $10.30 and adjusted earnings per common share (diluted)(1) of $10.66 each increased 6% over fiscal 2024
•Record client assets drove record net revenues in fiscal 2025
•Record PCG assets under administration of $1.67 trillion increased 11% over September 2024
•Record PCG assets in fee-based accounts of $1.01 trillion increased 15% over September 2024
•Recruited financial advisors to the domestic independent contractor and employee affiliation options with a record $407 million of trailing 12-month production at their previous firms
•Strong liquidity management and capital allocation (returned over $1.5 billion to shareholders through commons stock dividends and share repurchases)
•Led the firm in finalizing the agreement to acquire a majority stake in GreensLedge Holdings LLC
Operating Efficiency
•Provided disciplined management of expenses delivering a pre-tax margin of 19.3% during the fiscal year (adjusted pre-tax margin of 20.0%(1))
•Delivered total compensation ratio of 64.5%
•Strong leadership focus on commitments to advisors and clients to maintain exceptional service, as validated by the firm's recognition by J.D. Powers as the most trusted company among advised investors in wealth management and the highest ranking for investor satisfaction among those working with a dedicated financial advisor
General Management
•Partnered with the Board of Directors in implementing CEO succession plan
•Provided strong mentoring and coaching to support executive succession of then CEO-designate Mr. Shoukry
•Represented the firm and industry with key stakeholders to discuss critical regulatory matters
•Maintained operational leadership of two international subsidiaries, Raymond James Ltd. (Canada) and Raymond James Wealth Management Group (UK)
Compensation: The Committee approved an annual bonus for 2025 of $15,500,000

Compensation Mix
(1)Adjusted ROE, adjusted earnings per common share (diluted), and adjusted pre-tax margin are non-GAAP measures. Please refer to Appendix C for a reconciliation of these measures to the most directly comparable GAAP measures and other required disclosures.

2026 PROXY STATEMENT	53

Proposal 2 – Advisory Vote on Executive Compensation

Jonathan W. Oorlog, Jr. Chief Financial Officer
2025 Contributions
Financial Achievement
•Record net revenue of $14.07 billion, up 10% over fiscal 2024
•Record pre-tax income of $2.71 billion, up 3% over fiscal 2024
•ROE of 17.7% and Adjusted ROE(1) of 18.3% for the fiscal year
Business Growth
•Managed all aspects of capital and liquidity planning, including maintaining tier 1 leverage ratio at or above management's target of 10%; maintained liquidity balances well above target; and oversaw the return of over $1.5 billion to shareholders through common stock dividends and share repurchases
•Executed strategic financing initiatives by leading the company’s issuance of $1.5 billion in senior notes and amending the revolving credit facility to increase borrowing capacity to $1 billion and reduce costs—actions that strengthened liquidity to support growth initiatives and meet evolving client needs
•Supported enterprise-wide efforts leading to the agreement to acquire a majority stake in GreensLedge Holdings LLC
Operating Efficiency
•Provided effective management of financial risk targets
•Exercised strong leadership of the firm's expense management initiatives, including the firm's compensation ratio and non-compensation expenses across all business segments
General Management
•Successfully supported several senior leadership realignments across the finance organization as a result of executive succession
•Oversaw the successful implementation of several new technology solutions that streamlined processes and improved operational efficiency across the firm
Compensation: The Committee approved an annual bonus for 2025 of $3,600,000

Compensation Mix

James E. Bunn President of Capital Markets & Advisory
2025 Contributions
Financial Achievement
•Provided effective leadership of the Capital Markets segment
•Capital Markets segment delivered $146 million in pre-tax income, up 118% over fiscal 2024
•Capital Markets segment achieved $1.77 billion in net revenues, up 20% over fiscal 2024
Business Growth
•Successfully augmented the renewable energy investment business through the addition of the TReK Capital Partners team and actively pursued acquisition opportunities, including leading the firm in finalizing an agreement to acquire a majority stake in GreensLedge Holdings LLC
•Continued to make strategic senior leadership hires in all areas of the segment
•Drove collaboration and business development opportunities across all portions of the Capital Markets segment
Operating Efficiency
•Ensured disciplined management of expense initiatives, while investing for growth
General Management
•Successfully supported several senior leadership realignments as a result of executive succession which included assuming leadership of the entire Capital Markets segment
•Provided effective leadership resulting in minimal regrettable attrition of top Capital Markets segment performers
Compensation: The Committee approved an annual bonus for 2025 of $6,500,000

Compensation Mix
(1)    Adjusted ROE is a non-GAAP measure. Please refer to Appendix C for a reconciliation of this measure to the most directly comparable GAAP measure and other required disclosures.

54

Proposal 2 – Advisory Vote on Executive Compensation

Scott A. Curtis Chief Operating Officer
2025 Contributions
Financial Achievement
•Record Asset Management Group net revenues of $1.2 billion and record pre-tax income of $503 million, up 16% and 19%, respectively, over fiscal 2024
Business Growth
•Record financial assets under management of $274.9 billion, up 12% over fiscal 2024
•Delivered multiple liquidity solutions and equity investments supporting the growth and retention of financial advisors
Operating Efficiency
•Supported strategic actions to reduce costs and improve efficiency in the corporate real estate portfolio
•Lead creation of the new home office “Experience and Conference Center” on-time and under-budget
•Exercised effective leadership of initiatives to manage expenses across the enterprise
•Provided support to the recruitment and retention of domestic financial advisors
General Management
•Facilitated effective leadership transitions within Asset Management Services and Raymond James Investment Management
•Elected as Chair of FINRA Board of Governors, providing leadership representation of the industry
Compensation: The Committee approved an annual bonus for 2025 of $5,350,000

Compensation Mix

Tashtego S. Elwyn President of Private Client Group
2025 Contributions
Financial Achievement
•Achieved record PCG annual net revenues of $10.2 billion, up 8% over fiscal 2024
•Strong PCG annual pre-tax income of $1.7 billion
Business Growth
•Grew PCG assets under administration to record level of $1.67 trillion, an 11% increase over the prior fiscal year
•Domestic PCG net new assets of $52.4 billion during fiscal 2025
•Recruited financial advisors to the domestic independent contractor and employee affiliation options with a record $407 million of trailing 12-month production at their previous firms
Operating Efficiency
•Successfully led initiatives to increase digital tool utilization by financial advisors and their clients, as well as branch managers, to enhance PCG’s service delivery model
•Maintained appropriate focus on domestic PCG compensation ratio and disciplined management of expenses, while delivering record recruiting results
•Provided strong support for collaboration in recruiting efforts across the domestic advisor channels
General Management
•Successfully supported several senior leadership realignments across the business segment as a result of executive succession
•Provided effective governance as a director of several subsidiary boards
Compensation: The Committee approved an annual bonus for 2025 of $6,500,000

Compensation Mix

2026 PROXY STATEMENT	55

Proposal 2 – Advisory Vote on Executive Compensation
Annual Direct Compensation for 2025
After assessing the company’s financial and strategic performance for fiscal 2025 and evaluating the individual performance of our NEOs, the Committee exercised its discretion to award annual direct compensation for 2025 as set forth in the following table.
The presentation in this Annual Direct Compensation Table differs from the Summary Compensation Table (“SCT”) on page 58 required by SEC rules, and is not a substitute for the SCT. There are two main differences:
•We grant annual bonuses (cash and equity components) after our fiscal year has ended. Equity awards granted in fiscal 2026 to reward fiscal 2025 performance are therefore shown as 2025 compensation in this Annual Direct Compensation Table. The SCT, however, reports equity awards in the year they are granted, irrespective of the year they were earned. This results in a one-year lag between the time equity awards are granted and when they are reported in the SCT.
•The SCT contains a column reporting “All Other Compensation,” which amounts are not part of the Committee’s compensation determinations and are thus not shown in this Annual Direct Compensation Table.
In connection with Mr. Shoukry's appointment as CEO, and as previously reported in February 2025, the Committee approved a one-time leadership transition award, effective February 20, 2025, with an aggregate grant date fair value at target of $5 million. This award consisted of (i) time-based RSUs with a grant date fair value of approximately $2.5 million, which vest 60% on the third and 20% each on the fourth and fifth anniversaries of the grant date, and (ii) performance-based RSUs with a grant date fair value at target of approximately $2.5 million, which vest, if at all, based on the company's three-year average Adjusted ROE as modified by the rTSR Adjustment, in accordance with the vesting scale set forth for 2025 in the table “Awards Granted in Fiscal Year 2025, 2024, and 2023” on page 61. This award was intended to recognize Mr. Shoukry's transition into the role and to further align his interests with those of long-term shareholders. This one-time leadership transition award was not intended to reward fiscal 2025 performance and does not reflect any change in the Committee's executive compensation program. It is therefore excluded from the Annual Direct Compensation Table.

		Incentive Compensation
Name and Principal Position	Salary	Cash Bonus	Time Vesting Stock Bonus Awards(1)(2)(5)	Performance Vesting Stock Bonus Awards(1)(2)(3)(5)(6)	Time Vesting Stock Awards(2)(4)	Total
Paul M. Shoukry Chief Executive Officer	$645,833	$8,000,023	$3,199,991	$4,799,986	—	$16,645,833
Paul C. Reilly Former Chief Executive Officer	$604,167	$8,700,061	$3,400,051	$3,399,888	—	$16,104,167
Jonathan W. Oorlog, Jr. Chief Financial Officer	$435,000	$2,450,265	$274,940	$274,940	$599,855	$4,035,000
James E. Bunn President of Capital Markets & Advisory	$500,000	$3,900,191	$999,977	$999,977	$599,855	$7,000,000
Scott A. Curtis Chief Operating Officer	$500,000	$3,325,305	$712,420	$712,420	$599,855	$5,850,000
Tashtego S. Elwyn President of Private Client Group	$500,000	$3,900,191	$999,977	$999,977	$599,855	$7,000,000
(1)Other than with respect to Mr. Shoukry's bonus, represents the applicable portion of any annual bonus that exceeds $275,000 for each NEO that is delivered in the form of RSUs. The proportion delivered in RSUs varies with the size of the annual bonus according to the formula presented on page 48 hereof. Of Mr. Shoukry's total bonus, 50% was delivered in cash and 50% in RSUs. Of Mr. Shoukry's RSUs, 40% were subject to time-vesting and 60% were subject to performance vesting. Each RSU vests, if at all, on the third anniversary of the grant date.
(2)Each RSU represents a contingent right to receive, upon vesting: (i) one share of common stock and (ii) non-preferential dividend equivalents equal to the sum of any dividends on the shares of common stock underlying the RSU that were actually paid during the vesting period. Refer to "Use of Equity Compensation — Effect of Retirement Eligibility on Equity Awards" on page 49 for further information.
(3)Represents the aggregate grant date value of performance RSUs delivered as annual bonus for fiscal year 2025, computed as described in footnote (1) to this table. Performance RSUs reported in this column vest contingent upon the company achieving a three-year average of certain defined Adjusted ROE levels and the company's rTSR percentile, in accordance with the formula presented in footnote (6) to the Outstanding Equity Awards at Fiscal Year End for 2025 table. The following amounts represent the grant date fair value of the performance RSUs granted in fiscal year 2026 for fiscal year 2025 performance, assuming maximum performance is achieved: Mr. Shoukry $10,079,971, Mr. Reilly $7,139,765, Mr. Oorlog $577,374, Mr. Bunn $2,099,952, Mr. Curtis $1,496,082, and Mr. Elwyn $2,099,952. See “Use of Equity Compensation” on page 48 for further information.
(4)Represents the grant date fair value of the management RSUs. The management RSUs vest 60% on the third and 20% on each of the fourth and fifth anniversaries of the grant date.
(5)Excludes the $5 million one-time leadership transition award previously described.
(6)Excludes a special performance-based RSU award to Mr. Bunn, effective December 13, 2024 with a grant date fair value at target of approximately $2.5 million that vests, if at all, based on the company's three-year average Adjusted ROE as modified by the rTSR Adjustment, in accordance with the vesting scale set forth in the table “Awards Granted in Fiscal Year 2025, 2024 and 2023" on page 61. This award is included in the SCT on page 58 of this Proxy Statement.

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Proposal 2 – Advisory Vote on Executive Compensation
Components of Total Direct Compensation
The following charts present the mix of compensation elements actually received for 2025 performance by our current CEO, Mr. Shoukry, and our non-CEO named executive officers (excluding our former CEO Mr. Reilly) (average) (excluding retirement plan contributions):
Components of Total Direct Compensation — 2025 Actual

2026 PROXY STATEMENT	57

Proposal 2 – Advisory Vote on Executive Compensation
Summary Compensation Table for Fiscal 2025
The following table sets forth information about compensation earned by our named executive officers during fiscal 2023, 2024 and 2025 in accordance with SEC rules. The information presented below may be different from compensation information presented in this Proxy Statement in the table “Annual Direct Compensation for 2025,” since that table sets forth compensation decisions made with respect to the indicated fiscal year, regardless of when the compensation was actually paid or granted. For a more detailed explanation of the differences between the presentation in that table and the table below, please see the note on page 56.

Name	Year	Salary	Bonus(1)	Stock Awards(2)		All Other Compensation(3)	Total
Paul M. Shoukry Chief Executive Officer	2025	$645,833	$8,000,023	$8,549,748	(4)	$82,271	$17,277,875
	2024	$500,000	$4,450,212	$1,999,942		$121,562	$7,071,716
	2023	$500,000	$3,300,058	$2,799,788		$69,754	$6,669,600
Paul C. Reilly Former Chief Executive Officer	2025	$604,167	$8,700,061	$11,649,917	(5)	$116,615	$21,070,760
	2024	$750,000	$11,650,083	$10,549,900		$134,347	$23,084,330
	2023	$750,000	$9,250,100	$24,805,953	(6)	$106,903	$34,912,956
Jonathan W. Oorlog, Jr. Chief Financial Officer	2025	$435,000	$2,450,265	$344,199	(7)	$105,060	$3,334,524
James E. Bunn President of Capital Markets & Advisory	2025	$500,000	$3,900,191	$3,649,700	(8)	$224,882	$8,274,773
	2024	$500,000	$2,450,148	$3,399,859		$348,003	$6,698,010
	2023	$500,000	$1,700,097	$3,899,832		$202,306	$6,302,235
Scott A. Curtis Chief Operating Officer	2025	$500,000	$3,325,305	$1,899,902	(9)	$182,490	$5,907,697
	2024	$500,000	$3,200,098	$1,799,916		$262,215	$5,762,229
	2023	$500,000	$3,100,084	$6,649,884		$142,364	$10,392,332
Tashtego S. Elwyn President of Private Client Group	2025	$500,000	$3,900,191	$1,899,902	(10)	$324,584	$6,624,677
	2024	$500,000	$3,200,097	$1,649,894		$288,797	$5,638,788
	2023	$500,000	$2,950,105	$6,524,826		$252,957	$10,227,888
(1)The amounts disclosed in the Bonus column represent the annual cash bonus, as described in the CD&A, awarded to the NEOs.
(2)The amounts shown in the Stock Awards column represent the aggregate grant date fair value of equity awards granted to the NEOs in the fiscal year, including both time- and performance-vesting awards. For a description of our share-based compensation accounting policies, see Note 2 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025. For more information, see the Grants of Plan Based Awards for Fiscal 2025 table below.
(3)See the All Other Compensation table below for a breakdown of these amounts. The 2024 total for "All Other Compensation" (and therefore Total Compensation) for Mr. Curtis has been revised from the amount presented in the prior year's proxy statement to include certain incremental earnings on VDCP balances.
(4)Includes 29,851 RSUs that vest over time and 23,616 RSUs that are performance vesting awards. The grant date fair value of the performance vesting RSUs for Mr. Shoukry would be $6,794,858, assuming maximum performance were to be achieved. Includes the $5 million one-time leadership transition award described in "Annual Direct Compensation for 2025" on page 56.
(5)Includes 29,058 RSUs that vest over time and 43,586 RSUs that are performance vesting awards. The grant date fair value of the performance vesting RSUs for Mr. Reilly would be $12,581,910, assuming maximum performance were to be achieved.
(6)Includes a special one-time equity retention award granted on December 15, 2022, with a grant date fair value at target of $15 million, which was further described in our Proxy Statement for the 2024 Annual Shareholders Meeting.
(7)Includes 2,090 RSUs that vest over time.
(8)Includes 5,456 RSUs that vest over time and 17,302 RSUs that are performance vesting awards. The grant date fair value of the performance vesting RSUs for Mr. Bunn would be $4,994,500, assuming maximum performance were to be achieved. Includes the $2.5 million special performance-based RSU award described in footnote (6) of the “Annual Direct Compensation” table.
(9)Includes 7,794 RSUs that vest over time and 4,053 RSUs that are performance vesting awards. The grant date fair value of the performance vesting RSUs for Mr. Curtis would be $1,169,962, assuming maximum performance were to be achieved.
(10)Includes 7,794 RSUs that vest over time and 4,053 RSUs that are performance vesting awards. The grant date fair value of the performance vesting RSUs for Mr. Elwyn would be $1,169,962, assuming maximum performance were to be achieved.

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Proposal 2 – Advisory Vote on Executive Compensation
All Other Compensation Table for Fiscal 2025
The following table sets forth more detailed information concerning the items included in the “All Other Compensation” column of the Summary Compensation Table above.

Name	Employee Stock Ownership Plan Contribution	Profit Sharing Contribution(1)	401(k) Company Match	Deferred Compensation Plan Contribution(2)	Deferred Compensation Plan Gain(2)	Commissions	Perquisites(3)	Total All Other Compensation
Paul M. Shoukry	$6,038	$16,464	$1,000	$33,000	$25,769	—	—	$82,271
Paul C. Reilly	$6,038	$16,532	$1,000	$33,000	$16,141	—	$43,904	$116,615
Jonathan W. Oorlog, Jr.	$6,038	$16,868	$1,000	$33,000	$48,154	—	—	$105,060
James E. Bunn	$6,038	$16,935	$1,000	$33,000	$167,909	—	—	$224,882
Scott A. Curtis	$6,038	$17,002	$1,000	$33,000	$89,013	$2,125	$34,312	$182,490
Tashtego S. Elwyn	$6,038	$17,607	$1,000	$33,000	$29,085	$208,555	$29,299	$324,584
(1)The employer-funded profit sharing contribution is based on the length of service and fiscal-year compensation, capped at the IRS annual compensation limit.
(2)See Nonqualified Deferred Compensation for Fiscal 2025 table for more information.
(3)Consists principally of company-paid commercial airfare, meals, ground transportation, lodging and incidental leisure activities and expenses for spouse or guests to attend business-related events where such attendance is expected or customary. For Mr. Reilly and Mr. Curtis, includes $32,106 and $25,484, respectively, in company-paid commercial airfare. The aggregate incremental cost of commercial airfare was determined based on the actual cost of tickets paid by the company to the airlines.
Grants of Plan Based Awards for Fiscal 2025
The following table contains information concerning plan-based awards granted to each of the NEOs during fiscal 2025.

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Units(2)		Grant Date Fair Value of Stock Awards ($)(6)
Name	Grant Date		Threshold(3)	Target(4)	Maximum(5)
Paul M. Shoukry	12/13/2024		3,180	7,950	14,310			$1,274,941
	12/13/2024					6,235	(8)	$999,906
	12/13/2024					7,950	(7)	$1,274,941
	02/20/2025	(9)	6,266	15,666	28,199			$2,499,980
	02/20/2025					15,666	(9)	$2,499,980
Paul C. Reilly	12/13/2024		17,434	43,586	78,455			$6,989,950
	12/13/2024					29,058	(7)	$4,659,967
Jonathan W. Oorlog, Jr.	11/25/2024					1,513	(8)	$249,917
	12/06/2024					577	(7)	$94,282
James E. Bunn	12/13/2024		686	1,714	3,085			$274,874
	12/13/2024	(9)	6,235	15,588	28,058			$2,499,848
	12/13/2024					1,715	(7)	$275,034
	12/13/2024					3,741	(8)	$599,944
Scott A. Curtis	12/13/2024		1,621	4,053	7,295			$649,979
	12/13/2024					4,053	(7)	$649,979
	12/13/2024					3,741	(8)	$599,944
Tashtego S. Elwyn	12/13/2024		1,621	4,053	7,295			$649,979
	12/13/2024					4,053	(7)	$649,979
	12/13/2024					3,741	(8)	$599,944
(1)The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum number of shares that could be received by each listed officer upon the vesting of RSUs, excluding dividend equivalents. RSUs vest based on the company’s three-year average Adjusted ROE for fiscal years 2025, 2026 and 2027 as well as the company’s rTSR Percentile Ranking. See footnote (6) to the Outstanding Equity Awards at Fiscal Year End for 2025 table herein for more information.
(2)Each RSU represents a contingent right to receive (i) one share of common stock and (ii) non-preferential dividend equivalents equal to the sum of any dividends on the shares of common stock underlying the RSUs that were actually paid during the vesting period. Refer to "Use of Equity Compensation — Effect of Retirement Eligibility on Equity Awards" on page 49 for further information.
(3)Threshold is 40% of awarded RSUs if the three-year average Adjusted ROE is at least equal to 10% and the company’s rTSR percentile is less than or equal to 25.
(4)Target is 100% of awarded RSUs if the three-year average Adjusted ROE is equal to 15% and the company’s rTSR percentile equals 50.

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Proposal 2 – Advisory Vote on Executive Compensation
(5)Maximum is 180% of awarded RSUs if the three-year average Adjusted ROE is 20% or more and the company’s rTSR percentile is equal to or more than 75.
(6)Reflects the grant date fair value of each equity award computed in accordance with ASC Topic 718. For performance-based awards, the grant date fair value is shown at target. For a description of our share-based compensation accounting policy, see Note 2 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025.
(7)We deliver a portion of the annual bonus awarded to highly compensated employees in the form of RSUs (see the CD&A for more information). These RSUs vest approximately three years from the date of grant.
(8)We grant management RSUs which vest 60% on the third and 20% on each of the fourth and fifth anniversaries of the grant date.
(9)Refer to "Annual Direct Compensation for Fiscal 2025" on page 56 for additional information with respect to the aggregate $5 million award granted to Mr. Shoukry on February 20, 2025 and to the $2.5 million award granted to Mr. Bunn on December 13, 2024.
Outstanding Equity Awards at Fiscal Year End for 2025
The following table contains information as of September 30, 2025, about the outstanding equity awards held by our named executive officers.

		Stock Awards(1)
Name	Grant Date	Number of Units of Stock That Have Not Vested		Market Value of Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(3)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested(2)
Paul M. Shoukry	12/3/2020	1,500	(4)	$258,900	—	—
	12/2/2021	4,636	(4)	$800,174	—	—
	12/15/2022	5,441	(5)	$939,117	—	—
	12/15/2022	14,507	(4)	$2,503,908	9,792	$1,690,099
	12/15/2023	6,313	(5)	$1,089,624	11,363	$1,961,254
	12/15/2023	5,411	(4)	$933,939	—	—
	12/13/2024	7,950	(5)	$1,372,170	14,310	$2,469,906
	12/13/2024	6,235	(4)	$1,076,161	—	—
	2/20/2025	15,666	(4)	$2,703,952	28,199	$4,867,147
Paul C. Reilly	12/3/2020	3,900	(4)	$673,140	—	—
	12/2/2021	5,479	(4)	$945,675	—	—
	12/15/2022	85,259	(5)	$14,715,703	—	—
	12/15/2022	11,788	(4)	$2,034,609	230,202	$39,732,865
	12/15/2023	11,724	(4)	$2,023,562	90,097	$15,550,742
	12/15/2023	33,369	(5)	$5,759,489	—	—
	12/13/2024	29,058	(5)	$5,015,411	78,455	$13,541,333
Jonathan W. Oorlog, Jr.	11/23/2020	750	(4)	$129,450	—	—
	11/22/2021	1,834	(4)	$316,548	—	—
	11/21/2022	2,056	(5)	$354,866	—	—
	12/2/2022	631	(5)	$108,911	—	—
	11/20/2023	2,396	(4)	$413,550	—	—
	12/1/2023	782	(5)	$134,973	—	—
	11/25/2024	1,513	(4)	$261,144	—	—
	12/6/2024	577	(5)	$99,590	—	—
James E. Bunn	12/3/2020	1,500	(4)	$258,900	—	—
	12/2/2021	9,272	(4)	$1,600,347	—	—
	12/15/2022	10,428	(5)	$1,799,873	18,770	$3,239,702
	12/15/2022	14,507	(4)	$2,503,908	—	—
	12/15/2023	1,353	(5)	$233,528	2,434	$420,108
	12/15/2023	5,411	(4)	$933,939	—	—
	5/20/2024	19,775	(4)	$3,413,165	—	—
	12/13/2024	1,715	(5)	$296,009	31,143	$5,375,282
	12/13/2024	3,741	(4)	$645,697	—	—

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Proposal 2 – Advisory Vote on Executive Compensation

		Stock Awards(1)
Name	Grant Date	Number of Units of Stock That Have Not Vested		Market Value of Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(3)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested(2)
Scott A. Curtis	12/3/2020	1,500	(4)	$258,900	—	—
	12/2/2021	2,528	(4)	$436,333	—	—
	12/15/2022	4,761	(5)	$821,749	8,568	$1,478,837
	12/15/2022	50,779	(4)	$8,764,455	—	—
	12/15/2023	5,411	(4)	$933,939	—	—
	12/15/2023	5,411	(5)	$933,939	9,740	$1,681,124
	12/13/2024	4,053	(5)	$699,548	7,295	$1,259,117
	12/13/2024	3,741	(4)	$645,697	—	—
Tashtego S. Elwyn	12/3/2020	1,500	(4)	$258,900	—	—
	12/2/2021	2,528	(4)	$436,333	—	—
	12/15/2022	4,194	(5)	$723,884	7,547	$1,302,612
	12/15/2022	50,779	(4)	$8,764,455	—	—
	12/15/2023	4,735	(5)	$817,261	8,521	$1,470,725
	12/15/2023	5,411	(4)	$933,939	—	—
	12/13/2024	4,053	(5)	$699,548	7,295	$1,259,117
	12/13/2024	3,741	(4)	$645,697	—	—
(1)Refer to "Use of Equity Compensation — Effect of Retirement Eligibility on Equity Awards" on page 49 for further information.
(2)The market value of stock awards is based on the closing market price of our common stock on the NYSE on September 30, 2025, which was $172.60.
(3)The number of units reported represents the maximum 180% of awarded RSUs if the three-year average Adjusted ROE is 20% or more and the company’s rTSR percentile is equal to or more than 75 and vest three years from the date of grant based on the thresholds disclosed in footnote (6) to this table.
(4)These RSU awards vest 60% on the third and 20% on each of the fourth and fifth anniversaries of the grant date.
(5)These RSU awards vest approximately three years from the date of grant.
(6)Outstanding RSUs vest on the third anniversary of the grant only if the company attains certain three-year average Adjusted ROE levels. The vesting formulas are as follows, with results to be interpolated.
Awards Granted in Fiscal Year 2025, 2024, and 2023

Adjusted ROE - three-year average	RSU Vesting Percentage
≥20%	150%
18%	125%
15%	100%
12%	75%
10%	50%
<10%	0%

Company rTSR Percentile Ranking	Adjustment to ROE Result
≥ 75th%	120%
= 50th%	100%
≤ 25th%	80%

2026 PROXY STATEMENT	61

Proposal 2 – Advisory Vote on Executive Compensation
Stock Vested for Fiscal 2025
The following table provides information about RSU awards held by our NEOs that vested in fiscal 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Paul M. Shoukry	22,734	$3,690,179
Paul C. Reilly	120,232	$19,028,384
Jonathan W. Oorlog, Jr.	4,239	$713,954
James E. Bunn	56,045	$9,008,011
Scott A. Curtis	15,180	$2,460,480
Tashtego S. Elwyn	14,830	$2,405,443
(1)At the election of the grantee, a portion of vested shares from each award may be withheld by the company to cover taxes.
(2)The value of the shares on each respective vesting date was calculated using the closing market price for our common stock on the day prior to vesting date.
Nonqualified Deferred Compensation for Fiscal 2025
The following table provides information regarding our deferred compensation plans for our NEOs, which include the Long-Term Incentive Plan (LTIP) and the Voluntary Deferred Compensation Plan (VDCP).

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)(3)	Aggregate Earnings/(Losses) in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (2025)
Paul M. Shoukry					$223,832
LTIP	—	$33,000	$25,769	$50,203	$223,832	(4)
Paul C. Reilly					$214,413
LTIP	—	$33,000	$16,141	$65,297	$214,413	(4)
Jonathan W. Oorlog, Jr.					$689,463
LTIP	—	$33,000	$10,371	$26,557	$143,454	(4)
VDCP	—	—	$37,783	—	$546,009
James E. Bunn					$1,624,010
LTIP	—	$33,000	$93,872	—	$945,922	(4)
VDCP	—	—	$74,037	$13,066	$678,088
Scott A. Curtis					$1,203,521
LTIP	—	$33,000	$52,542	$77,524	$619,349	(4)
VDCP	$250,000	—	$36,471	—	$584,172
Tashtego S. Elwyn					$227,357
LTIP	—	$33,000	$29,085	$65,297	$227,357	(4)
(1)Includes contributions made or deferrals elected by the NEO in fiscal 2025. Such amounts are included in the Bonus column of the Summary Compensation Table.
(2)The amounts presented in these columns include accumulated earnings during the year on LTIP and VDCP aggregate balances and are included in the All Other Compensation table located below the footnotes to the Summary Compensation Table.
(3)Represents amounts earned with respect to the 2025 fiscal year but contributed in December 2025.
(4)The amounts presented include previously and currently reported compensation with respect to LTIP contributions made by us. The following amounts represent vested balances at September 30, 2025: Mr. Shoukry $45,405, Mr. Reilly $43,814, Mr. Oorlog $26,731, Mr. Bunn $772,213, Mr. Curtis $448,189 and Mr. Elwyn $46,281.

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Proposal 2 – Advisory Vote on Executive Compensation
Long Term Incentive Plan. Our LTIP, originally adopted effective October 1, 2000, is a deferred compensation plan benefiting key management and other highly compensated employees. Under the LTIP, we determine each year which employees will be participants for that plan year and then establish an account for such year for each participant. Although we can elect to use other allocation formulas, historically, the allocations under the LTIP have been made based upon the NEO’s level of compensation above a minimum, and not in excess of a maximum (for fiscal 2025, the Committee determined these amounts with respect to our NEOs at $345,000 and $945,000, respectively). The Committee or its designee then determines the percentage, if any, by which that compensation is multiplied to determine the contribution credited to each participant’s account for the particular plan year. Each account is thereafter credited (or debited), based upon the allocable share of the return that would have been earned (including any negative return) had all accounts been invested in a group of unaffiliated mutual funds and managed accounts. Senior management selects those mutual funds and managed accounts, pursuant to authority delegated by the Committee. Annual allocations and their deemed earnings vest after five years, subject to earlier vesting in the case of death, disability and retirement. We pay the vested account balance in a cash lump sum after five years of credited service, subject to earlier payment in the case of death or disability, and subject to certain deferral rights that must be exercised at least 12 months in advance of the account balance vesting. Because the account balances are unfunded, they represent unsecured claims against the company. The Amended & Restated LTIP was filed as exhibit 10.2 to the company’s Annual Report on Form 10-K filed with the SEC on November 25, 2025.
Voluntary Deferred Compensation Plan. The VDCP was established effective January 1, 2013, to provide a voluntary, pre-tax capital accumulation opportunity for a select group of highly compensated employees and independent contractors to defer compensation. The VDCP allows participants with annual calendar year compensation of $300,000 or more to defer up to 75% of base salary, bonuses and commissions, subject to certain minimums and maximums, and permits the company to make contributions at any time in its sole discretion. Balances of participants are deemed to be invested, at the election of the participant, in funds selected by the participant from a list chosen by the committee that administers the plan. Each year participants may elect to have that year’s deferrals distributed as a scheduled in-service withdrawal or upon retirement. All plan balances (deferrals, company contributions and earnings thereon) are unsecured liabilities of the company. The Amended & Restated VDCP was filed as exhibit 10.12 to the company’s Annual Report on Form 10-K filed with the SEC on November 21, 2018.
Potential Payments upon Termination or Change in Control for Fiscal 2025
General Policies
Except as described below, none of our NEOs is a party to any agreement or arrangement with us providing for payments in connection with any termination, including resignation, severance or retirement, a change in such officer’s responsibilities, or a change in control of the company. Specifically, our NEOs are not, in connection with termination or a change in control, subject to any agreement or arrangement that would entitle them to receive special benefits in the nature of salary continuation, cash bonus, severance payments, stock options or general welfare benefits.
Potential Payments from Equity Awards
Our NEOs’ outstanding equity awards consist of time-based and performance-based vesting RSUs. RSUs granted as a portion of the NEO’s annual bonus (“bonus RSUs”) consist partly of time-based and partly of performance-based awards, while RSUs granted as non-bonus management awards (“management RSUs”) consist solely of time-based awards. The treatment of these RSUs in certain termination or change of control circumstances will depend on a variety of factors, including whether the particular NEO is “retirement eligible” at the date of separation from service. To qualify as retirement eligible, the NEO must (i) have at least 10 years of service with the Company and have reached at least age 55, or (ii) must have reached at least age 65 regardless of length of service. Whether a particular RSU award will be forfeited, accelerated or continue to vest in the ordinary course may also be dependent in certain cases on whether the award consisted of bonus RSUs or management RSUs. (For additional information, please see the section entitled “Effect of Retirement Eligibility on Equity Awards.”)
Wherever RSUs are described herein as continuing to vest “in accordance with their terms” or “in the ordinary course,” such continued vesting is generally conditioned upon the NEO’s compliance with any non-compete, non-recruitment, non-solicitation, and confidentiality agreements set forth in the applicable award agreement (collectively, “Restrictive Covenants”). The Restrictive Covenants prohibit certain conduct by the NEO during the vesting period for up to two (2) years from the date of separation from service. The non-competition, non-recruitment and non-solicitation covenants prohibit the NEO from: (i) competing with the company in any capacity in the United States, (ii) recruiting away from the company any other employee with whom the NEO had material contact, or (iii) soliciting any current or proposed client of the company with whom the NEO had material contact, respectively. The confidentiality covenant prohibits the NEO from using or disclosing any confidential information, which is broadly defined to include all non-public information relating to the company’s business and its customers. (For additional information, please see the terms of the Restrictive Covenants set forth in the forms of award agreement filed as exhibits to our Annual Report on Form 10-K, filed with the SEC on November 25, 2025.)

2026 PROXY STATEMENT	63

Proposal 2 – Advisory Vote on Executive Compensation
Subject to any varying provision in a particular award agreement, the consequences of termination or change in control on vesting of our NEOs’ RSU awards under the Plan may be generally summarized as follows:
•Voluntary Termination without Good Reason. If an NEO voluntarily resigns without good reason, his or her unvested RSU award(s) will be forfeited unless the NEO is retirement eligible at the time of resignation. If the NEO is retirement eligible, those equity awards that contain retirement vesting provisions (both performance and time-vesting) will continue to vest in accordance with their terms.
•Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause. If an NEO voluntarily resigns with good reason, his or her unvested equity award(s) will be forfeited unless the NEO is retirement eligible at the time of resignation. If the NEO is retirement eligible, those equity awards that contain retirement vesting provisions (both performance- and time-vesting) will continue to vest in accordance with their terms. If an NEO is involuntarily terminated by the company without cause and is retirement eligible at the time of termination, the NEO’s equity awards that contain retirement vesting provisions (both performance- and time-vesting) will continue to vest according to their terms. If such NEO is not retirement eligible, only unvested bonus RSUs will continue to vest in accordance with their terms, and all other of such NEO’s awards will be forfeited.
•Involuntary Termination for Cause. If an NEO is terminated for cause, his or her unvested equity awards will be forfeited.
•Retirement. Certain of our NEOs’ equity awards contain provisions that provide for continued vesting in the event of “retirement,” as defined above. In general, under such agreements, if an NEO resigns but is retirement eligible as of the date of his or her separation from service, such NEO’s unvested equity awards will continue to vest in the ordinary course. This means that, for performance-based awards, the company will deliver shares at the conclusion of the measurement period if they have been earned under the applicable performance criteria, and, with respect to time-based awards, the company will deliver shares after the conclusion of the vesting period.
•Change in Control. Our NEO’s equity awards do not automatically vest upon a mere change in control of the company (“single trigger”). The Plan provides that, in the event of certain “corporate transactions” (as defined in the 2012 Plan), all outstanding equity awards will terminate unless they are assumed (as defined in the 2012 Plan) in the transaction. Such termination would also occur where the awards are replaced (as defined in the Plan to include preservation of the compensation element of such awards on the same or a more favorable basis). If the awards are not assumed or replaced, they automatically become fully vested immediately before the effective time of the corporate transaction, subject to the grantee's continued service through such date. Certain award agreements for bonus RSUs that are performance based provide that such RSUs will convert to time-based vesting awards using the rTSR percentile as of the date of the transaction or change in control multiplied by the number of RSUs originally awarded, and will thereafter vest on the third anniversary of the grant date.
•Death or Disability. In the event an NEO dies or becomes disabled, all such NEO’s time-based equity awards will vest immediately, and all performance-based equity awards will continue to vest in accordance with their terms.
•Qualified Termination Following Corporate Transaction or Change in Control. If an NEO incurs a separation from service within eighteen months after a corporate transaction or a change in control (each as defined in the Plan) (a so-called “double-trigger”), whether by reason of an involuntary termination by the successor company without cause or a voluntary termination by the NEO with good reason, the treatment of an NEO’s RSUs under the Plan will depend on whether (i) the triggering event is a corporate transaction or a change in control, (ii) the award is assumed or replaced, and (iii) the award consisted of bonus RSUs or management RSUs. Specifically, under the terms of the Plan (and except as otherwise provided in an award agreement):
▷Where the triggering event is a corporate transaction:
•Bonus RSUs that have been assumed or replaced will vest 100% upon termination.
•Management RSUs that have been assumed or replaced will vest on a prorated basis to the date of termination.
•Any portion of an award that is not assumed or replaced will vest 100% immediately prior to the date of the corporate transaction (subject to continued service through such date).
▷Where the triggering event is a change in control:
•Bonus RSUs will vest 100% upon termination.
•Management RSUs will vest on a prorated basis to the date of termination.
With respect to the CEO special one-time equity retention award described on pages 51-52 of our Proxy Statement for the 2024 Annual Shareholders Meeting, in order to enhance its retentive effect, the award was made subject to continued service requirements that were more restrictive than those applied to our standard retention awards, and the definition in the Plan of “Good Reason” was modified as described therein.
No Enhanced Termination Payments or Benefits under Non-Qualified Plans
Our NEOs are not entitled to special or enhanced termination benefits under the LTIP or the VDCP plans, as compared to other employees.

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Proposal 2 – Advisory Vote on Executive Compensation
Application of our Compensation Recoupment Policies
Incentive compensation paid or awarded to our NEOs, including equity awards, is also subject to potential cancellation or recoupment under our Compensation Recoupment Policy or our Dodd-Frank Clawback Policy, which are described on p. 72 in this Proxy Statement.
The following tables summarize the estimated payments to be made under each agreement, plan or arrangement in effect as of September 30, 2025, which provides for payments to an NEO at, following or in connection with a termination of employment or a change in control. However, in accordance with SEC regulations, we do not report any amount to be provided to an NEO under any arrangement that does not discriminate in scope, terms or operation in favor of our NEOs and that is available generally to all salaried employees. In accordance with SEC regulations, this hypothetical analysis assumes that the NEOs’ date of termination was September 30, 2025, and that the price per share of our common stock on the date of termination is the closing price of our common stock on the NYSE as of that date, which was $172.60. References to "Change of Control" in the following table means "Corporate Transaction" or "Change in Control" as those terms are used in the 2012 Plan.
Paul M. Shoukry

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	$9,782,278	—	—	$18,059,311	—	$12,457,474
Stock Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—
Paul C. Reilly

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	$48,281,053	$75,907,927	—	$48,281,053	$75,907,927	—	$61,646,026
Stock Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

2026 PROXY STATEMENT	65

Proposal 2 – Advisory Vote on Executive Compensation
Jonathan W. Oorlog, Jr.

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	$1,018,167	$1,018,167	—	$1,018,167	$1,819,031	—	$1,113,594
Stock Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—
James E. Bunn

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	$7,879,363	—	—	$17,235,318	—	$11,384,771
Stock Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—
Scott A. Curtis

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	$8,366,267	$16,191,779	—	$8,366,267	$16,191,779	—	$10,754,395
Stock Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

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Proposal 2 – Advisory Vote on Executive Compensation
Tashtego S. Elwyn

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	$4,694,375	—	—	$15,733,698	—	$10,296,315
Stock Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

2026 PROXY STATEMENT	67

Proposal 2 – Advisory Vote on Executive Compensation
2025 CEO Pay Ratio
SEC rules require us to disclose the ratio of the annual total compensation of our CEO to our median employee’s annual total compensation. In 2025, Mr. Reilly served as the company’s CEO until February 20, 2025, at which time Mr. Shoukry became the CEO. For purposes of computing this ratio, SEC rules permit us to either calculate the compensation provided to each person who served as CEO during the year for the time such person served as CEO and combine those figures, or to annualize the compensation of the CEO on the date selected to calculate the median employee. We have chosen the first alternative.
Accordingly, we have calculated the compensation provided to each of Messrs. Reilly and Shoukry for the time he served as CEO and have combined those figures. For purposes of calculating the pay ratio for 2025 and determining this combined compensation amount, we combined pro-rated portions of each CEO’s compensation for the time they served, such as salary, cash and equity bonus awards, retirement plan contributions (Profit Sharing, ESOP and LTIP), and other compensation.
As permitted by SEC rules, we are using the same median employee determined in accordance with the procedures described in our Proxy Statement for the 2025 Annual Meeting of Shareholders, because there were no significant changes to our employee population, changes to our compensation programs, or changes to the median employee’s circumstances, that could reasonably be expected to have the effect of significantly altering our pay ratio disclosure.
Since SEC rules allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their own individual circumstances, the ratio reported by us may not be comparable to the ratios reported by other companies.
For fiscal 2025, we estimated the ratio of our median employee’s annual total compensation to that of the CEO in accordance with the above procedures as follows:
•the median of the annual total compensation of all employees, calculated as described above, was $123,007;
•the annual total compensation of the CEO, calculated as described above, was $18,763,855; and
•the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 153 to 1.

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Proposal 2 – Advisory Vote on Executive Compensation
Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid (sometimes referred to herein as “CAP”) to our NEOs and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC. The amounts reported in this table are not additional amounts received by our CEO Paul Shoukry and former CEO Paul Reilly (here sometimes referred to as the principal executive officer, or “PEO,” and former PEO, respectively) and non-PEO NEOs to the amounts reported in the SCT. The calculations and analysis below do not necessarily reflect the company’s approach to aligning executive compensation with performance, and the Compensation and Talent Committee did not consider the pay versus performance disclosure below when making its incentive compensation decisions. For further information concerning the company’s variable pay-for-performance philosophy and how the company aligns executive compensation with the company’s performance, refer to “Compensation Discussion and Analysis.”

Fiscal Year	Summary Compensation Table Total for PEO(1)	Summary Compensation Table Total for former PEO(1)	Compensation Actually Paid to PEO(2)	Compensation Actually Paid to former PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(1)	Average Compensation Actually Paid to non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ millions)	Company-Selected Metric: Pre-Tax Income ($ millions)(4)
							Total Shareholder Return(3)	Peer Group Total Shareholder Return(3)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$17,277,875	$21,070,760	$22,361,327	$54,364,869	$6,035,418	$10,847,251	$380.95	$290.78	$2,135	$2,714
2024	$23,084,330	—	$34,073,585	—	$6,413,416	$8,224,261	$266.64	$212.81	$2,068	$2,643
2023	$34,912,956	—	$39,837,679	—	$8,397,928	$8,689,563	$216.24	$153.55	$1,739	$2,280
2022	$17,626,494	—	$24,783,921	—	$6,073,940	$7,110,695	$209.25	$145.26	$1,509	$2,022
2021	$13,656,209	—	$33,838,591	—	$4,865,740	$7,591,527	$192.74	$165.02	$1,403	$1,791
(1)The dollar amounts reported in columns (b) and (d) are the amounts of total compensation reported for each corresponding year in the "Total" column of the Summary Compensation Table. The PEO, former PEO, and non-PEO NEOs for each year were as follows:

Fiscal Year	PEO	Former PEO	Non-PEO NEOs
2025	Paul M. Shoukry	Paul C. Reilly	Jonathan W. Oorlog, Jr., James E. Bunn, Scott A. Curtis, Tashtego S. Elwyn
2024	Paul C. Reilly	—	Paul M. Shoukry, James E. Bunn, Scott A. Curtis, Bella Loykhter Allaire
2023	Paul C. Reilly	—	Paul M. Shoukry, James E. Bunn, Scott A. Curtis, Tashtego S. Elwyn
2022	Paul C. Reilly	—	Paul M. Shoukry, James E. Bunn, Scott A. Curtis, Tashtego S. Elwyn
2021	Paul C. Reilly	—	Paul M. Shoukry, James E. Bunn, John C. Carson, Jr., Bella Loykhter Allaire
(2)The dollar amounts reported in columns (c) and (e) represent the amount of CAP as computed in accordance with Item 402(v) of Regulation S-K. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO, former PEO, or non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments set forth in the section below entitled “SCT Total to CAP Reconciliation" were made to total compensation as reported in the SCT for each year to determine the CAP for the PEO, former PEO, and non-PEO NEOs.
(3)The TSR value listed in each year reflects what the cumulative value of $100 would be if invested on September 30, 2020. For purposes of this disclosure, the Peer Group in column (g) is defined as the Dow Jones U.S. Investment Services index.
(4)While the company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the company’s compensation programs, the company has determined that Pre-Tax Income is the financial performance measure that, in the company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the company’s NEOs for the most recently completed fiscal year to company performance.

2026 PROXY STATEMENT	69

Proposal 2 – Advisory Vote on Executive Compensation
SCT Total to CAP Reconciliation

Fiscal Year 2025	PEO	Former PEO	Average Non-PEO NEOs
SCT Total	$17,277,875	$21,070,760	$6,035,418
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(8,549,748)	(11,649,917)	(1,948,426)
∓ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	9,502,235	13,230,501	2,197,780
∓ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	3,065,139	25,872,238	3,496,272
∓ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—
∓ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	1,065,826	5,841,287	1,066,207
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
+ Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	—	—	—
Compensation Actually Paid	$22,361,327	$54,364,869	$10,847,251
Financial Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” the company’s executive compensation program emphasizes discretionary variable annual performance compensation and long-term incentive compensation in the form of RSUs, a portion of which will be received only upon the company’s attainment of specific financial targets. The Committee believes that delivering equity in the form of RSUs aligns employees’ interests with those of shareholders and helps motivate executives to achieve financial and strategic goals within the bounds of the company’s risk tolerance levels. The metrics that the company uses for equity incentive award vesting are selected based on an objective of serving shareholders’ interests by conditioning vesting upon future performance that delivers on the company’s long-term business strategy. The most important financial performance measures used by the company to link CAP to the company’s NEOs, for the most recently completed fiscal year, to the company’s performance are as follows:
•Pre-tax Income
•Net Revenue
•Adjusted ROE
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Compensation Discussion and Analysis,” the company’s executive compensation program emphasizes discretionary variable annual performance compensation and performance-vesting long-term incentive compensation. While the company utilizes several performance measures to align executive compensation with company performance, not all of those company measures are presented in the Pay versus Performance table. Moreover, the company generally seeks to incentivize long-term performance, and therefore does not specifically align the company’s performance measures with compensation actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Cumulative TSR of Company and Peer Group
As demonstrated by the following graph, the amount of compensation actually paid to the PEO and former PEO and the average amount of compensation actually paid to the company’s non-PEO NEOs as a group is aligned with the company’s cumulative TSR over the five years presented in the table. The alignment of CAP with the company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to the PEO, former PEO and other NEOs is comprised of equity awards. As described in more detail in the section “Compensation Discussion and Analysis,” 50% of the annual bonus for our CEO is delivered in the form of RSUs, of which 60% are performance RSUs that vest based on attainment of average Adjusted ROE levels over a three-year measurement period. For our former CEO and the non-PEO NEOs, a variable portion of the annual bonus amount is delivered in the form of RSUs, of which 50% are performance RSUs. The amounts vesting are further subject to modification (+/- 20%) based on the company’s rTSR compared to a defined peer group.

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The chart below illustrates the relationship between the PEO, former PEO, and average Non-PEO NEO CAP amounts and RJF’s and our Peer Group’s TSR during fiscal years 2021-2025.
CAP vs. TSR

CAP to PEO(1)	CAP to Former PEO(1)	Avg CAP to Non-PEO NEOs	RJF TSR	Peer TSR
The charts below illustrate the relationship between the PEO, former PEO, and Non-PEO NEO CAP amounts and the Company’s Net Income and Pre-Tax Income during fiscal years 2021-2025.
CAP vs. Net Income & Pre-Tax Income

CAP to PEO(1)	CAP to Former PEO(1)	Avg CAP to Non-PEO NEOs	Pre-Tax Income	Net Income
(1)The PEO for fiscal years 2021–2024 was Mr. Reilly. For fiscal year 2025, the PEO was Mr. Shoukry and Mr. Reilly served as the former PEO during that year.

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Proposal 2 – Advisory Vote on Executive Compensation
Other Compensation Policies
Hedging Policy
The company maintains a written Insider Trading Policy (“Policy”) that is designed to prohibit company personnel from violating insider trading laws and mitigate the risk of even the appearance of improper conduct. The Policy applies to directors, officers, employees and other associates of the company, together with certain of their family members and controlled entities (“Covered Persons”). The Policy imposes the following restrictions on trading in securities issued by the company (including our common stock), whether or not the Covered Person is aware of material nonpublic information concerning the company.
Directors and Executive Officers. Under the Policy, members of the company’s Board, its executive officers, together with the Chief Human Resources Officer, the Executive Vice President - Technology and Operations, and the Chief Marketing Officer, in each case with their covered family members (the “Pre-Clearance Group”) may not, in connection with our securities:
•engage in transactions in publicly traded or private options or other derivative securities
•hold such securities in a margin account unless such securities have been exempted from any security interest of the broker
•pledge such securities as collateral for a loan, or
•utilize standing orders for longer than one business day (other than employee stock option limit orders or approved Rule 10b5-1 trading plans).
All Covered Persons. In addition, no Covered Person (including the Pre-Clearance Group) may, in connection with our securities:
•engage in short sales
•transact in publicly traded or private options; except that non-Pre-Clearance Group members may sell covered call options, and/or buy protective put options in non-speculative, bona fide transactions against an existing, non-restricted long position (with certain exceptions)
•enter into, modify or cancel a standing order when subject to a trading “blackout”
•allow any financial advisor to purchase or sell such securities within a discretionary account, or
•engage in hedging or monetization transactions.
The Policy permits Covered Persons to request limited exceptions to these restrictions from time to time from the Legal Department.
Compensation Recoupment Policies
The company maintains a Compensation Recoupment Policy that is intended to reduce potential risks associated with our compensation plans, and thus better align the long-term interests of our NEOs and our shareholders. The policy contains three triggers that could result in “clawback” of compensation: (i) instances of financial statement restatement, (ii) discovery of a materially inaccurate performance measure that resulted in an inappropriate award or vesting of incentive compensation, and (iii) serious misconduct or materially imprudent judgment that caused the company material financial or reputational harm. Incentive compensation is defined to include any compensation other than base salary, and it thus includes cash, shares of stock, restricted shares, RSUs and stock options. The third trigger gives the Committee authority to require forfeiture of the employee’s unvested incentive compensation awards and/or reimbursement of the most recently received annual bonus. It applies to all executive officers and to any other employee whose annual incentive compensation exceeds 50% of total annual compensation, with the exception of Private Client Group financial advisors and branch managers.
In addition, the company maintains a Dodd-Frank Clawback Policy in accordance with SEC and NYSE rules, which policy requires current and former executive officers of the company to return any incentive-based compensation that is determined to be erroneously awarded compensation in the event that the company is required to prepare an accounting restatement, in each case as defined in such policy.

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Report of the Compensation and Talent Committee
The C&T Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the C&T Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report.
Respectfully submitted by the C&T Committee
Benjamin C. Esty, Chair
Jeffrey N. Edwards
Gordon L. Johnson
Raymond W. McDaniel, Jr.
Raj Seshadri

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Proposal 3 – Approval of the Amended and Restated 2012 Stock Incentive Plan

What is being voted on: Approval of the Amended and Restated 2012 Stock Incentive Plan.	Board recommendation: Our Board unanimously recommends a vote “FOR” approval of our Amended and Restated 2012 Stock Incentive Plan.

Background
We are asking the company’s shareholders to approve an amendment and restatement of the company’s 2012 Stock Incentive Plan (the “2012 Plan”) as the Amended and Restated 2012 Stock Incentive Plan (the “A&R Plan”) in order to increase the maximum number of shares of the company’s common stock authorized for issuance over the term of the A&R Plan by 2,600,000 shares, from 96,365,916 shares to 98,965,916 shares. The A&R Plan will also eliminate the provision of the 2012 Plan that required each share issued in connection with an award (other than stock options and stock appreciation rights) to be counted against the 2012 Plan’s share reserve as 2.8 shares. In addition, the A&R Plan includes a provision expanding to time-based awards the prohibition on paying dividends or dividend equivalent rights on the underlying shares of common stock unless and until such awards have actually vested, and it expands the definition of entities whose service providers may receive awards to include certain additional affiliated entities. All other provisions of the 2012 Plan will remain in full force and effect under the A&R Plan.
As of December 17, 2025, we had a total of 18,123,695 shares subject to outstanding awards issued under the 2012 plan, of which 18,088,820 are subject to full value awards and 34,875 are subject to options with a weighted average price of $59.71 and weighted average term of less than one year. In addition, as of December 17, 2025, since plan inception 69,884,676 shares had been issued as a result of vesting or exercise of awards under the 2012 Plan, 97,023,683 shares had been subject to options and other awards granted under the 2012 Plan and only 7,590,594 shares remained available for the grant of awards under the 2012 Plan.
On December 17, 2025 the closing price of the common stock, as reported on the New York Stock Exchange, was $161.01 per share.
The amendment and restatement of the 2012 Plan for which shareholder approval is sought under this Proposal No. 3 was adopted by the company’s Board on December 3, 2025, subject to and effective upon shareholder approval.
Purpose of the A&R Plan
The purpose of the A&R Plan is to attract, motivate and retain our directors, employees and independent contractors and to provide an incentive to increase long-term shareholder value. We believe that equity is a key element of our compensation package and that equity awards encourage loyalty and align interests of participants directly with those of our shareholders. The A&R Plan has allowed us to provide our employees with equity-based incentive awards and non-equity-based compensation that are competitive with those of companies with which we compete for talent. The A&R Plan includes a variety of forms of awards, including restricted stock units, stock appreciation rights, restricted stock, stock options, dividend equivalents and cash awards, to allow the company to adapt its incentive compensation program to meet its needs in the changing business environment in which it operates.
Purpose of Increasing the Number of Shares Reserved
The A&R Plan is our sole plan for providing equity incentive compensation to eligible directors, employees and independent contractors. The A&R Plan is a vital component of our compensation programs, and increasing the number of shares of common stock that may be issued under equity awards ensures that we have an adequate reserve of shares available for issuance in order to attract, motivate and retain personnel and to provide an incentive to increase long-term shareholder value. The Board believes that equity and cash awards motivate high levels of performance, align the interests of our personnel and shareholders by giving directors, employees and independent contractors the perspective of an “owner” with an equity stake in the company, and provide an effective means of recognizing their contributions to our success. The Board believes that the ability to grant equity and cash awards is a competitive necessity in our industry, and that such awards are essential to recruiting and retaining highly successful financial advisor “producers” and other key personnel who help us meet our goals, as well as rewarding and encouraging current directors, employees and independent contractors. We believe that the ability to grant equity and cash awards will continue to be important to the future success of the Company. If the A&R Plan is not

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approved and we are unable to grant equity compensation in the future, we may need to consider other compensation alternatives, such as increasing cash compensation.
How the Proposed Increase Was Determined
The Board, based on the recommendation of the C&T Committee, is recommending that shareholders approve an additional 2,600,000 shares of common stock under the A&R Plan. The C&T Committee, which administers the A&R Plan, has exercised its business judgment in concluding that increasing the number of shares of common stock reserved under the A&R Plan is in the company’s best interests. In reaching its decision, the C&T Committee considered the limits recommended by independent shareholder advisory groups, such as Institutional Shareholder Services (“ISS”), and determined a number that it believes complies with ISS’s guidelines while providing the company with a sufficient share reserve to cover the awards we anticipate granting to eligible participants for approximately three (3) years, although the actual number of shares utilized will depend on a variety of factors. Therefore, if shareholders approve the A&R Plan, the company currently expects that it will not ask shareholders to approve additional shares for the A&R Plan until at least the 2029 Annual Meeting of Shareholders. The company is committed to effectively managing our equity compensation share reserve while minimizing shareholder dilution.
A summary of the material terms and conditions of the A&R Plan, as amended and restated, is set forth below. This summary, however, does not purport to be a complete description of all provisions of the plan and is qualified in its entirety by reference to the A&R Plan, a copy of which is attached to this Proxy Statement as Appendix A. Capitalized terms used but not defined herein have the meanings given them in the A&R Plan.
How the A&R Plan Is Designed to Protect Shareholder Interests
The Board has designed the A&R Plan to include terms that it believes reinforce the alignment between equity-based compensation arrangements and the interests of the company’s shareholders. Those terms generally provide for the following:
•Limits on terms of stock options and SARs: The maximum term of stock options and stock appreciation rights that may be granted under the A&R Plan is seven years.
•No discounting: Stock options and stock appreciation rights must be granted with an exercise price no lower than fair market value on the grant date.
•No stock option or SAR re-pricing: The A&R Plan prohibits re-pricing of stock options or stock appreciation rights without shareholder approval, whether by amending an existing award agreement, substituting a new award at a lower price, or executing a buyout of the award for cash or securities.
•No “evergreen” provision: The A&R Plan does not permit an automatic increase in the shares available for issuance without shareholder approval.
•No liberal share recycling: The number of shares available for issuance under the A&R Plan will be reduced by the number of shares tendered or withheld in payment of an option exercise price, withheld from payment of an award in connection with tax withholding, or subject to a stock appreciation right but not issued in connection with the exercise of the stock appreciation right.
•Vesting of dividends and dividend-equivalent rights: Dividends or dividend-equivalent rights paid on awards of restricted stock and RSUs may not vest unless the underlying awards vest.
Summary of the A&R Plan
Share Reserve. The maximum aggregate number of shares of the company’s common stock that may be issued under the 2012 Plan is currently 96,365,916 shares, subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the common stock or capital structure of the company. If this proposal is approved by the company’s shareholders, this maximum aggregate amount will be increased by 2,600,000 shares to 98,965,916 shares, and the A&R Plan would then have approximately 10,190,594 shares available for grant.
Share Counting. Each share issued in connection with an award (other than stock options and stock appreciation rights) granted under the A&R Plan prior to the company’s 2026 Annual Meeting of Shareholders will be counted against the A&R Plan’s share reserve as 2.8 shares for every one share issued in connection with such award (and shall be counted as 2.8 shares for every one share that is returned or deemed not to have been issued from the A&R Plan in connection with an award (other than stock options and stock appreciation rights) granted prior to the company’s 2026 Annual Meeting of Shareholders). This counting rule will not apply to awards granted from and after the company’s 2026 Annual Meeting of Shareholders.
Administration. The Compensation and Talent Committee (the “Administrator”) will administer our A&R Plan. With respect to grants to officers and directors, the Administrator will be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3

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Proposal 3 – Approval of the Amended and Restated 2012 Stock Incentive Plan
promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board may also authorize one or more officers to grant awards subject to such limits as the Board determines.
No Re-pricings or Exchanges without Shareholder Approval. The company shall obtain shareholder approval prior to (a) the reduction of the exercise price of any stock option or the base appreciation amount of any stock appreciation right awarded under the A&R Plan or (b) the cancellation of a stock option or stock appreciation right at a time when its exercise price or base appreciation amount exceeds the fair market value of the underlying shares, in exchange for another stock option, stock appreciation right, restricted stock, cash buyout or other award (unless the cancellation and exchange occurs in connection with a Corporate Transaction). Notwithstanding the foregoing, canceling a stock option or stock appreciation right in exchange for another stock option, stock appreciation right, restricted stock, or other award with an exercise price, purchase price or base appreciation amount that is equal to or greater than the exercise price or base appreciation amount of the original stock option or stock appreciation right will not be subject to shareholder approval.
Terms and Conditions of Awards; Eligibility. The A&R Plan provides for the grant of restricted stock, restricted stock units, stock options, dividend equivalent rights, stock appreciation rights and cash awards (collectively referred to as “awards”). The classes of persons who are eligible to participate in the A&R Plan are the directors, employees (including executive officers) and certain independent contractors of the company and its related entities. For purposes of the A&R plan, “related entity” includes any entity (such as a parent or subsidiary) that controls, is controlled by, or is under common control with the company. Stock options granted under the A&R Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code (“Code”), or non-qualified stock options. Incentive stock options may be granted only to employees of the company, a parent or a subsidiary. Awards other than incentive stock options may be granted to our employees, independent contractors and directors, or to employees, independent contractors and directors of our related entities. As of February 19, 2026, we expect that 10 directors (excluding our two employee directors) will be eligible to participate in the A&R Plan, approximately 19,500 employees (including two employee directors and our executive officers) and approximately 4,700 independent contractors will be eligible to receive awards under the A&R Plan. To the extent that the aggregate fair market value of the shares subject to stock options designated as incentive stock options that become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess stock options shall be treated as non-qualified stock options. Under the A&R Plan, awards may be granted to such employees, independent contractors or directors who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the A&R Plan shall be designated in an award agreement.
The basis for participation in the A&R Plan is the Administrator’s decision, in its sole discretion, that an award to an eligible participant will further the plan’s purposes. In exercising its discretion, the Administrator will consider the recommendations of management and the purposes of the A&R Plan, which are to attract and retain the best available personnel, to provide additional incentives to employees, non-executive directors, and independent contractors and to promote the success of the company’s business. Under the 2012 Plan, in most cases, awards have been structured to vest solely over time in order to help retain the recipients. In addition, the Administrator may also make performance-based awards that will vest over time but only upon achievement of one or more performance criteria. In recent years, all eligible directors (including both non-executive directors and employee directors) and less than 12% of employees and 11% of eligible independent contractors have received awards under the 2012 Plan.
Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, independent contractors and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares or the amount of other consideration to be covered by each award (subject to the limitations set forth below), to approve award agreements for use under the A&R Plan, to determine the terms and conditions of any award (including, subject to the limitations of the A&R Plan, the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the A&R Plan (subject to the limitations described above), to construe and interpret the terms of the A&R Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions, to establish or cause to be established a trust for the purpose of purchasing shares on the open market, holding such shares and using such shares to satisfy the company’s obligations with respect to grants of restricted stock units to participants resident in Canada, and to take such other actions, not inconsistent with the terms of the A&R Plan, as the Administrator deems appropriate.
The term of any award granted under the A&R Plan will be stated in the applicable award agreement, provided that the term of a stock option or stock appreciation right may not exceed seven (7) years (or five (5) years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of our combined voting power or of any parent or subsidiary of us) and the term of an award other than a stock option or stock appreciation right may not exceed ten (10) years. Notwithstanding the foregoing, the term of an award shall not include any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award under a deferral program the Administrator may establish in its discretion.
The A&R Plan authorizes the Administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the stock option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). In the case of non-qualified stock options, stock appreciation rights, and awards intended to qualify as performance-based compensation, the exercise price, base appreciation amount or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the A&R Plan, the exercise or purchase price shall be determined by the Administrator. In the case of

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an award other than an incentive stock option, the exercise or purchase price is generally payable in cash through the participant’s Raymond James brokerage account, in shares, or, with respect to stock options (other than incentive stock options), payment through a broker-dealer sale and remittance procedure or “net exercise” procedure. In the case of an incentive stock option, the exercise price is generally payable in cash through the participant’s Raymond James brokerage account or in shares.
Under the A&R Plan, the Administrator may establish one or more programs to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator may also establish under the A&R Plan separate programs for the grant of particular forms of awards to one or more classes of participants.
Minimum Vesting Requirement. Any award granted under the A&R Plan may vest as of the date no earlier than the first anniversary of the grant date of such award, except that the following awards will not be subject to this minimum vesting requirement:
•awards granted upon assumption of or substitution for outstanding awards previously granted by an acquired entity;
•shares delivered in lieu of fully vested cash obligations; and
•any additional awards for up to a maximum of 5% of the number of shares available for issuance under the A&R Plan.
The foregoing restriction will not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of the participant’s termination without cause, retirement, death, or disability, upon or in connection with a Corporate Transaction or Change of Control of the company, pursuant to the terms of the applicable award agreement, or otherwise. In addition, the vesting of awards to our non-employee directors will be deemed to satisfy the one-year minimum vesting requirement to the extent the awards vest on the earlier of (a) the one-year anniversary of the date of grant, or (b) the next annual meeting of the company’s shareholders that is at least 50 weeks after the immediately preceding annual meeting.
Dividends and Dividend Equivalent Rights. During the vesting period for an award, dividends and dividend equivalent rights on the underlying shares of common stock shall be automatically retained by the company (and not paid out to participants), subject to the vesting of the restricted stock and restricted stock units and shall only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to the underlying restricted stock and restricted stock units. Further, no dividends or dividend equivalent rights will be paid for stock options or stock appreciation rights.
Transferability of Awards. Our A&R Plan allows for the transfer of awards under the A&R Plan only (i) by will or (ii) by the laws of descent and distribution. Only the recipient of an award may exercise such award during his or her lifetime.
Certain Adjustments. Subject to any required action by the shareholders of the company, the number of shares covered by outstanding awards, the number of shares that have been authorized for issuance under the A&R Plan, the exercise or purchase price of each outstanding award, the maximum number of shares or amount that may be granted subject to awards to any participant, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or similar event affecting the shares, (ii) any other increase or decrease in the number of issued shares effected without receipt of consideration by the company or (iii) any other transaction with respect to our shares including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to shareholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, and its determination shall be final, binding and conclusive.
Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding awards under the A&R Plan will terminate unless the awards are assumed in connection with the Corporate Transaction. In addition, except as provided otherwise in an individual award agreement:
•For the portion of each award that was granted in lieu of a cash payment for all or a portion of a participant’s annual bonus and that is assumed or replaced, then such award (or replacement award or program) shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares (or other consideration) at the time represented by the award upon the participant’s “separation from service” without “cause” or for “good reason” on or within eighteen (18) months after the Corporate Transaction.
•For the portion of each award that was not granted in lieu of a cash payment for all or a portion of a participant’s annual bonus and that is assumed or replaced, then a pro-rated amount of the unvested shares or other consideration subject to such award (or replacement award or program) shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) upon the participant’s “separation from service” without “cause” or for “good reason” on or within eighteen (18) months after the Corporate Transaction.
•For the portion of each award that is neither assumed nor replaced, such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares (or other consideration) at the time represented by such portion of the award, immediately prior to the specified effective date of such Corporate Transaction, provided that the participant’s service has not terminated prior to such date.

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Proposal 3 – Approval of the Amended and Restated 2012 Stock Incentive Plan
Change in Control. Except as provided otherwise in an individual award agreement, in the event of a Change in Control, the portion of each award that was granted in lieu of a cash payment for all or a portion of a participant’s annual bonus shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares (or other consideration) at the time represented by the award upon the participant’s “separation from service” without “cause” or for “good reason” on or within eighteen (18) months after the Change in Control. For the portion of each award that was not granted in lieu of a cash payment for all or a portion of a participant’s annual bonus, then a pro-rated amount of the unvested shares or other consideration subject to such award shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) upon the participant’s “separation from service” without “cause” or for “good reason” on or within eighteen (18) months after the Change in Control.
Performance Vesting Awards. Except as provided otherwise in an individual award agreement, awards that vest based on performance criteria shall convert to time-based vesting in connection with a Corporate Transaction or Change in Control based on performance against the applicable performance criteria to the Corporate Transaction or Change in Control, to the extent reasonably determinable by the Administrator.
Clawback Provision for Executive Officers and Other Participants. The award agreements issued under the A&R Plan incorporate a policy that allows us to require forfeiture of the employee’s unvested incentive compensation awards if officers or certain other employees engage in defined activity detrimental to the company. For more information regarding our incentive compensation recoupment policy, see “Other Compensation Policies – Compensation Recoupment Policy.”
Amendment, Suspension or Termination of the A&R Plan. The Board may at any time amend, suspend or terminate the A&R Plan. The A&R Plan will terminate on February 23, 2033, unless earlier terminated by the Board of Directors. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, applicable rules of any stock exchange or national market system, and the rules of any foreign jurisdiction applicable to awards granted to residents of the jurisdiction, the company shall obtain shareholder approval of any such amendment to the A&R Plan in such a manner and to such a degree as required.
Amended Plan Benefits
We have not granted awards subject to shareholder approval of the A&R Plan, as amended and restated. The amount and timing of awards under the A&R Plan, including grants to the executive officers named in the Summary Compensation Table (below), are subject to the discretion of the Administrator, and, except as indicated below, the Administrator has not determined future awards or the participants who might receive them. Therefore, it is not presently possible to determine the benefits or amounts that may be received by individuals or groups pursuant to the A&R Plan in the future, other than our non-executive directors, nor is it possible to determine the benefits or amounts which would have been received by or allocated to individuals or groups for 2026 if the A&R Plan had been in effect. Pursuant to our current compensation program for non-executive directors, each of our non-executive directors receives an annual grant of restricted stock units, which units will vest in full on the first anniversary of the grant (for more information regarding director compensation, see “Director Compensation”). Each grant consists of that number of restricted stock units settleable in shares of the company’s common stock equal to $210,000 divided by the fair market value of a share of common stock, measured on the basis of the closing sales price as reported on the NYSE on the date of determination. The estimated number of shares of common stock that will be underlying the annual grant to each non-executive director for 2026, based on the closing sales price of a share of common stock on December 15, 2025, as reported on the NYSE is 1,289 shares, subject to any future change in the fair market value of the company’s common stock.
The following table sets forth information with respect to the historical grant of RSUs and options under the 2012 Plan from the effective date of the 2012 Plan through December 15, 2025, (without regard to whether any grants were subsequently forfeited, terminated or canceled) to the executive officers named in the Summary Compensation Table below, to all current executive officers as a group, to all current non-employee directors as a group, to each nominee for election as a director, to all nominees for election as a director as a group (including our employee directors), to all associates of directors, executive officers or nominees, as a group, all other persons who received or are to receive 5% of any awards, as a group, and to all other employees and independent contractor registered representatives (including all current officers who are not executive officers) as a group. The level of past grants is not necessarily indicative of the level of future grants.

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Name and Position(1)	Number of RSUs Granted	Number of Shares Underlying Options Granted
Paul M. Shoukry Chief Executive Officer	209,029	8,250
Paul C. Reilly Former Chief Executive Officer	1,225,591	93,750
Jonathan W. Oorlog, Jr. Chief Financial Officer	34,695	12,000
James E. Bunn President, Capital Markets & Advisory	371,489	15,376
Scott A. Curtis Chief Operating Officer	225,513	48,751
Tashtego S. Elwyn President, Private Client Group	222,331	48,751
All current executive officers, as a group (14 persons)	2,958,259	386,630
All current directors who are not executive officers, as a group (11 persons)	170,744	—
Nominees for election as a director(2):
Mark W. Begor	982	—
Marlene Debel	8,820	—
Jeffrey N. Edwards	28,543	—
Benjamin C. Esty	28,543	—
Art A. Garcia	4,810	—
Anne Gates	15,547	—
Gordon L. Johnson	40,217	—
Raymond W. McDaniel, Jr.	4,810	—
Roderick C. McGeary	23,053	—
Cecily M. Mistarz	2,939	—
Raj Seshadri	12,480	—
Each associate of such directors, executive officers or nominees (2 persons)	857	—
Each other person who received or is to receive 5 percent of awards under the A&R Plan (0 persons)	—	—
All employees and independent contractors, other than executive officers, as a group (5,645 persons)	29,435,863	5,933,511
(1) Information presented is historical and does not reflect expected grants for 2026 with respect to any person.
(2) Section excludes Mr. Shoukry and Mr. Reilly. Grant details disclosed in table above.
For more information about awards previously granted to our directors, including material terms, under the 2012 Plan, see “Director Compensation.” For more information about awards previously granted to our named executive officers, including material terms, under the 2012 Plan, see “Grants of Plan Based Awards for Fiscal 2025” and “Outstanding Equity Awards at Fiscal Year End for 2025.”
As of December 15, 2025, the fair market value of a share of the company’s common stock was $162.83 measured on the basis of the closing sales price on that date as reported on the NYSE.
Federal Income Tax Consequences
The following is a general summary as of this date of the federal income tax consequences to us and to U.S. participants for awards granted under the A&R Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.
Non-qualified Stock Options. The grant of a non-qualified stock option under the A&R Plan will not result in any federal income tax consequences to the participant or to the company. Upon exercise of a non-qualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares at the time of exercise. This income is subject to withholding for federal income and employment tax purposes. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long- or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The company does not receive a tax deduction for any such gain.

2026 PROXY STATEMENT	79

Proposal 3 – Approval of the Amended and Restated 2012 Stock Incentive Plan
A non-qualified stock option can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A non-qualified stock option that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.
Incentive Stock Options. The grant of an incentive stock option under the A&R Plan will not result in any federal income tax consequences to the participant or to the company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The company is not entitled to any deduction under these circumstances.
If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long- or short-term capital gain, depending on whether the stock was held for more than one year.
The “spread” under an incentive stock option — i.e., the difference between the fair market value of the shares at exercise and the exercise price — is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the calendar year in which the incentive stock options are exercised. However, such a sale of shares within the year of exercise will constitute a disqualifying disposition, as described above.
Stock Appreciation Rights. Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize a gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long- or short-term capital gain depending on whether the shares were held for more than one year.
A SAR can also be considered non-qualified deferred compensation and subject to Section 409A of the Code. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.
Restricted Stock. A restricted stock award is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the participant ceases to provide services to the company or other vesting conditions are not satisfied. As a result of this substantial risk of forfeiture, the recipient will not recognize ordinary income at the time of the award, unless the participant is retirement eligible. Instead, the recipient will recognize ordinary income on the date when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The recipient’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the earlier of those two dates.
The recipient may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty (30) days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by a recipient that is an employee or former employee will be subject to tax withholding by the company.
Restricted Stock Units. With respect to awards of RSUs, no taxable income is reportable when the RSUs are granted to a participant or upon vesting of the RSUs. For employees who receive RSUs, employment taxes may be incurred upon vesting of the RSUs if the RSUs constitute deferred compensation under applicable tax laws due to the length of time between the date the RSUs are deemed to vest and the date the RSUs are settled. Upon settlement, the recipient will recognize ordinary income in an amount equal to the value of the payment received pursuant to the RSUs. The ordinary income recognized by a recipient that is an employee or former employee will be subject to employment taxes and tax withholding.
RSUs also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of RSUs that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

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Dividends and Dividend Equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents (other than dividends in connection with restricted stock for which an election pursuant to Section 83(b) has been made) will recognize taxable ordinary income on any dividend payments received with respect to awards prior to issuance or vesting of the underlying shares, which income is subject to employment taxes and tax withholding for employees.
Cash Awards. Upon receipt of cash, the participant will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received will be subject to employment taxes and tax withholding for employees.
Tax Effect for the Company. Unless limited by Section 162(m) or Section 280G of the Code, the company generally will be entitled to a tax deduction in connection with an award under the A&R Plan in an amount equal to the ordinary income realized by a recipient at the time the recipient recognizes such income (for example, when restricted stock is no longer subject to the risk of forfeiture), so long as the company complies with applicable reporting and withholding requirements.
The A&R Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

2026 PROXY STATEMENT	81

Proposal 4 – Approval of the Amended and Restated 2003 Employee Stock Purchase Plan

What is being voted on: Approval of the Amended and Restated 2003 Employee Stock Purchase Plan.	Board recommendation: Our Board unanimously recommends a vote “FOR” approval of the Amended and Restated 2023 Employee Stock Purchase Plan.

Background
We are asking our shareholders to approve the amendment and restatement of the Company's 2003 Employee Stock Purchase Plan (the “ESPP”) to extend its term to March 31, 2036. The ESPP is currently set to expire on March 31, 2027.
In fiscal year 2003, the Board of Directors adopted and the shareholders of the Company approved the ESPP. The ESPP originally authorized the issuance of up to 1,500,000 shares of the Company’s common stock. The original authorized share number was subsequently adjusted for the Company’s three-for-two stock splits in March 2004 and March 2006. Shareholders subsequently approved a 4,000,000-share increase to the share limit at the Company's 2009 annual meeting and an additional 4,000,000-share increase at the 2019 annual meeting, followed by an adjustment for the Company's September 2021 three-for-two stock split.
On December 3, 2025, the Board of Directors approved an extension of the term of the ESPP to March 31, 2036, subject to shareholder approval. Therefore, the Board of Directors has proposed and recommended that such amendment be approved by the shareholders of the Company. The Company’s shareholders are being asked to approve the proposed amendment to the ESPP so that we can continue to make offerings under the ESPP to our employees after March 31, 2027. As of December 17, 2025, an aggregate of 17,062,500 shares had been authorized for issuance under the ESPP and there were 3,560,408 shares remaining for issuance under the ESPP.
Key Features of the Amended and Restated 2003 Employee Stock Purchase Plan
As described further below, the ESPP, as proposed to be amended and restated, generally:
•Would continue to reserve the remaining unused balance of 3,560,408 shares of common stock for issuance pursuant to the ESPP;
•Permits an employee to contribute a portion of his or her eligible compensation each pay period through after-tax payroll deductions or, if elected by the employee, to make a lump sum purchase of shares of common stock under the ESPP;
•Establishes (i) “option dates” on the first business day of March, June, September and December for employees to determine whether to purchase shares, (ii) “exercise dates,” which are the first business day following each option date and the date on which common stock will be purchased for employees exercising their purchase options, and (iii) three‑month accumulation periods commencing on each exercise date and ending upon the immediately succeeding option date, during which period employees may fund their accounts in order to make future purchases of common stock;
•Permits employees to purchase shares of common stock at a 15% discount;
•Limits the value of shares that an employee may accrue in a calendar year to $25,000, and limits the number of shares that an employee may purchase in a calendar year to 1,000 shares of common stock; and
•Has a term that ends March 31, 2036 (extended from March 31, 2027).

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Summary of Material Provisions of Employee Stock Purchase Plan
A summary of the material terms of the ESPP is set forth below. This summary is qualified in its entirety by the detailed provisions of the ESPP, a copy of which is attached as Appendix B to this proxy statement and which is incorporated by reference into this Proposal No. 4. We encourage shareholders to read and refer to the complete plan document in Appendix B for a more complete description of the ESPP.
Purpose. The purpose of the ESPP is to incentivize employee participants to purchase shares of common stock of the Company by allowing them to purchase such shares at a significant discount, thereby providing a mutual benefit to the employees and the Company. The ESPP and the options granted under the ESPP are intended to satisfy the requirements for an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”). The provisions of the ESPP shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.
Share Reserve. Subject to adjustment in connection with certain corporate transactions, the maximum number of shares of common stock that may be purchased under the ESPP, and consisting of treasury shares or originally issued shares, is 17,062,500 shares of common stock.
Administration. By its terms, the ESPP is administered under the direction of the ESPP committee, composed of such persons as the Board of Directors shall from time to time determine. The Compensation and Talent Committee of the Board of Directors currently acts as the ESPP committee. The ESPP committee has the power to establish suitable rules and procedures for administering the ESPP, and all decisions of the ESPP committee pertaining to the interpretation, construction or application of the ESPP, any option granted under the ESPP, and the rules promulgated by the ESPP committee, are final and conclusive. The ESPP committee may also designate an individual who will serve as the ESPP coordinator, who will assist in the administration of the ESPP (the “Coordinator”).
Eligibility. Generally, all full-time employees of the Company and certain of its designated subsidiaries who are actively employed on the first business day of any accumulation period are eligible to participate in the ESPP. However, the following employees are ineligible to participate in the ESPP: (i) employees whose customary employment is 20 hours or less per week, (ii) employees whose customary employment is for not more than five months in any calendar year, and (iii) employees who, after exercising their options to purchase common stock under the ESPP, would own, directly or indirectly, shares of common stock representing 5% or more of the total combined voting power of all classes of the Company’s stock. Subject to certain modifications as set forth in the ESPP, employees of the Company’s Canadian subsidiary, Raymond James Ltd., are eligible to participate in the ESPP.
As of December 17, 2025, approximately 18,000 employees of the Company and its participating subsidiaries may become eligible to participate in the ESPP.
Participation Election. An eligible employee may become an employee for an accumulation period under the ESPP by completing and submitting an authorization form to the Company, prior to the commencement of such accumulation period. The enrollment form will authorize the Company to make after-tax payroll deductions from the employee’s eligible compensation and will indicate the following: (i) the employee’s percentage rate or fixed dollar amount to be deducted from his or her compensation during such accumulation period, (ii) that the maximum possible number of shares of common stock will be purchased on the exercise date (or specify a lesser amount), (iii) the exact name in which common stock that is purchased is to be registered, (iv) an agreement that the employee will not dispose of common stock acquired under the ESPP within one year after the exercise date (subject to certain hardship or other exceptions in the discretion of the ESPP committee), (v) an agreement that the employee will inform the Company of any disposition of any common stock acquired under the ESPP within two years from the option date, and (vi) an acknowledgement from the employee that the Company will follow its normal margin policies.
An employee may not increase or decrease his or her payroll deductions once an accumulation period has begun, but an employee may cease his or her payroll deductions once an accumulation period has begun by properly completing and timely submitting written notice to the Company or its designee.
Option Dates, Accumulation Periods, Exercise Dates and the Purchase of Shares. On each option date, employees are granted an option to purchase shares of the Company’s common stock with the after-tax payroll amount accumulated over the preceding three months. Each of these periods is known as an “accumulation period,” and the ESPP will have four (4) three‑month accumulation periods in each calendar year, each commencing on an exercise date and ending on the next option date. As an alternative to the payroll deduction method, if elected by the employee, the Coordinator may use the employee’s brokerage account to make a lump sum purchase of shares of common stock under the ESPP.
On each exercise date, an employee is deemed to automatically exercise his or her option to purchase the maximum number of whole shares of common stock that may be purchased at the option price with the employee’s account balance at that time, as described in more detail below. The amount credited to each employee’s account will be applied to the purchase and deducted from the employee’s account. To the extent not exercised, all such options expire on the exercise date.

2026 PROXY STATEMENT	83

Proposal 4 – Approval of the Amended and Restated 2003 Employee Stock Purchase Plan
Option Price. The option price per share of common stock under the ESPP is 85% of the “fair market value” of a share of our common stock on the option date, which for this purpose is defined as the mean between the highest and lowest selling prices that shares of common stock were traded at on the option date, or if common stock was not traded on that specific option date, the fair market value will be determined in the same manner, using the prices on the nearest trading day before the option date.
On December 17, 2025, the closing price of the common stock, as reported on the New York Stock Exchange, was $161.01 per share.
Purchase Limitations. No employee may be granted an option to purchase shares of common stock under the ESPP which permits the employee’s right to purchase shares to accrue at a rate in excess of $25,000 for each calendar year in which the options are outstanding, determined as of the time the option is granted. In addition, the maximum number of shares that an employee may purchase in a calendar year is 1,000 shares of common stock.
The ESPP also limits the number of shares that may be made subject to options on each option date to the lesser of: (i) the maximum number of shares of common stock purchasable at the option price with all employees’ account balances, and (ii) a specified number of shares of common stock determined by the Board of Directors.
If, for any reason, on any exercise date there is not a sufficient number of shares to satisfy the options then exercisable, the Company shall make a pro rata allocation of the shares of common stock available based upon the respective balances available to purchase shares of common stock in each employee’s account, and the excess balance in each such employee’s account shall be returned to him or her in cash with his pro rata shares of the available common stock.
Termination of Participation. At any time prior to an exercise date, an employee may provide written notice to the Coordinator to withdraw all, but not less than all, of the balance accumulated in his or her account through payroll deductions. Such a withdrawal terminates the employee’s right to participate in the ESPP during the accumulation period during which the notice of the withdrawal is made.
Shareholder Rights. Employees do not, by reason of their participation in the ESPP, or any option granted thereunder, or of the exercise of any rights under such option, have any interest in any share of common stock of the Company, and do not have any rights of or status as a shareholder of the Company, unless and until the appropriate book entries representing such shares are actually issued. The Company is under no obligation to issue shares of common stock until such shares are fully paid for and all of the applicable provisions of the ESPP and of the option granted are complied with.
Transferability. An employee’s options to purchase shares of common stock under the ESPP may not be transferred, and each option granted is only exercisable on its exercise date, and only by the employee to whom it was granted, provided such employee is then employed by the Company.
Certain Corporate Transactions. If there are any increases or reductions in the number of shares of the Company’s common stock outstanding by reason of a stock dividend, stock split, stock constriction, or any other material change in the capital structure of the Company because of a reclassification, reorganization or recapitalization, then the aggregate number of shares of common stock which may be issued under the ESPP, the number of shares of common stock which may be purchased under each option, and the purchase price to be paid for such shares, will be proportionately and equitably adjusted.
Term. If the extension is approved by the Company’s shareholders at the Annual Meeting, the ESPP will terminate on the earlier of (i) March 31, 2036, and (ii) the date the Board of Directors terminates the ESPP.
Amendment, Suspension, or Termination. The Board of Directors may, at any time, amend or terminate the ESPP; provided, however, that no termination will affect options previously granted, and no amendment will make any change in any previously granted option which adversely affects the rights of any employee. If any amendment to the ESPP would (i) require the sale of more shares of common stock than are authorized under the ESPP, (ii) affect the employees eligible to participate under the ESPP, or (iii) change the designation of corporations whose employees may participate in the ESPP, then the effectiveness of the amendment will be contingent on the approval of such amendment by the Company’s shareholders within 12 months.
Summary of U.S. Federal Income Tax Consequences
The following summary of U.S. federal income tax consequences is intended only as a general guide, under current U.S. federal income tax law, of participation in the ESPP and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our shareholders considering how to vote at the Annual Meeting and not as tax guidance to employees in the ESPP. The following summary is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, employees are advised to consult their own tax advisors with respect to the tax consequences of participating in the ESPP.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and options to make purchases under the ESPP are intended to qualify under the provisions of Section 423 of the Code. Amounts withheld from an employee’s earnings under the ESPP will be taxable income to the employee in the year in which the amounts otherwise would have been received, but the employee will not be required to recognize additional income for U.S. federal income tax purposes either at the time the employee is

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deemed to have been granted an option to purchase common stock on the grant date or when the option to purchase common stock is exercised on the purchase date. No additional taxable income will be recognized for U.S. federal income tax purposes by an employee until the sale or other disposition of the shares of common stock acquired under the ESPP. Upon such sale or disposition, the employee will generally be subject to tax in an amount that depends upon the length of time such shares are held by the employee prior to selling or disposing of them.
If an employee holds the shares of common stock purchased under the ESPP for at least two years after the grant date and for at least one year from the purchase date of the shares of common stock, when the employee sells or disposes of the shares of common stock (a “qualifying disposition”), the employee will recognize as ordinary income an amount equal to the lesser of: (i) the excess of the fair market value of the shares of common stock on the date of such sale or disposition over the purchase price, or (ii) the fair market value of the shares of common stock on the grant date multiplied by the discount percentage for stock purchases under the ESPP. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income, and the employee has a long-term capital loss for the difference between the sale price and the purchase price.
If an employee sells or disposes of the shares of common stock purchased under the ESPP within two years after the grant date or before one year has elapsed since the purchase date (a “disqualifying disposition”), the employee will recognize as ordinary income an amount equal to the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the employee prior to selling or disposing of them.
In connection with a qualifying disposition, the Company will not receive any deduction for U.S. federal income tax purposes with respect to those shares of common stock or the option under which it was purchased. In connection with a disqualifying disposition, the Company will be entitled to a deduction in an amount equal to the amount that is considered ordinary income.
New Plan Benefits
Benefits and amounts to be received under the ESPP, as proposed to be amended, depend on employees’ elections to participate and the fair market value of the common stock of the Company at various future dates. In addition, we have not approved any grants of purchase rights that are conditioned on shareholder approval of this Proposal No. 4. Accordingly, it is not possible to determine future benefits or amounts that will be received by executive officers and other employees, either individually or collectively, if the amendment to the ESPP is approved by the shareholders. Non-employee directors are not eligible to participate in the ESPP.
ESPP Benefits
The following table sets forth, for each of the individuals and groups indicated, the total number of shares of common stock that were purchased under the ESPP during the period beginning on February 28, 2019, the date the ESPP was last approved by the shareholders of the Company, through December 17, 2025.

Name of Individual or Group	Number of Shares Purchased
Paul M. Shoukry	—
Paul C. Reilly	—
Jonathan W. Oorlog, Jr.	—
James E. Bunn	—
Scott A. Curtis	—
Tashtego S. Elwyn	—
All Current Executive Officers as a Group	3,985
All Current Non-Executive Directors as a Group	—
All Current and Former Employees as a Group (including all current non-executive officers)	2,545,296
Each Nominee for Director	—
Each Associate of any Director, Executive Officer or Nominee	—
Each Other Current and Former 5% Holder or Future 5% Recipient	—
All Employees as a Group	2,541,311

2026 PROXY STATEMENT	85

Proposal 5 – Ratify Appointment of Independent Registered Public Accounting Firm

What is being voted on: Ratification of the appointment of KPMG as our independent registered public accounting firm.	Board recommendation: Our Board unanimously recommends a vote “FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for 2026.

General
The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending September 30, 2026, and to audit the company’s internal control over financial reporting as of September 30, 2026. Representatives of KPMG LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
If the proposal to ratify the appointment is not approved, the Audit Committee will reconsider the selection of KPMG LLP as the company’s independent registered public accounting firm, but may still determine that the appointment of our independent registered public accounting firm is in the best interests of the company and its shareholders. Even if the appointment is ratified by the shareholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the company and its shareholders.
Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee, with the approval of the shareholders, engaged KPMG to perform an annual audit of the company’s consolidated financial statements for fiscal year 2025. The following table presents fees for the fiscal years 2025 and 2024 for the audit of the company's annual consolidated financial statements and for other services rendered by KPMG. Fees for fiscal year 2025 represent the approximate aggregate fees billed or expected to be billed to the company by KPMG. Fees for fiscal year 2024 represent the actual aggregate fees billed to the company by KPMG.

	Fiscal Year
in millions	2025	2024
Audit(1)	$13.1	$11.8
Audit-Related(2)	$0.8	$0.8
Tax(3)	$—	$0.3
All Other Fees	$—	$—
Total	$13.9	$12.9
(1)Audit fees represents fees for the audit of the company’s consolidated and subsidiary financial statements.
(2)Audit-Related fees consist primarily of fees for custody rule examinations of registered investment advisers, including the issuance of an independent auditors report on controls over custody operations, an examination to report on controls applicable to certain of our client applications, Financial Intermediary Controls and Compliance Attestations for our mutual fund customers and U.S. Department of Housing and Urban Development attestations for Raymond James Bank.
(3)Tax fees includes tax compliance and consulting services related to federal and state tax returns.
The Audit Committee has adopted a policy for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy provides that, before the company engages the independent auditor to render any service, the engagement must be formally approved by the Audit Committee. All audit and non-audit services provided to the company and its subsidiaries by KPMG during fiscal year 2025 were formally approved.

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Proposal 5 – Ratify Appointment of Independent Registered Public Accounting Firm
Report of the Audit Committee
Members of the Audit Committee have reviewed and discussed with management and with representatives of KPMG LLP the consolidated financial statements for fiscal 2025 contained in our Annual Report on Form 10-K and the integrated audit of the consolidated financial statements and internal control over financial reporting for fiscal 2025. In addition, the Audit Committee has discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding independent auditor communications with the Audit Committee concerning independence, and discussed with KPMG LLP their independence from us and our management, and considered their independence in connection with any non-audit services provided. The Audit Committee also reviewed with KPMG LLP our critical accounting policies and practices and certain written communications between KPMG LLP and our management.
Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent registered public accounting firm’s report with respect to the financial statements, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2025 for filing with the SEC. The Board approved the recommendation.
Management is responsible for our financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB. The firm issues reports on our consolidated financial statements and the effectiveness of internal control over financial reporting.
The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles.
Roderick C. McGeary, Chair
Mark W. Begor
Marlene Debel
Art A. Garcia
Anne Gates
Cecily M. Mistarz

2026 PROXY STATEMENT	87

Security Ownership Information
Security Ownership of Principal Shareholders
The following table sets forth the shares beneficially owned as of December 1, 2025, by each shareholder known to us to beneficially own more than 5% of the company’s outstanding shares. The percentage of ownership indicated in the following table is based on 197,209,840 shares outstanding as of December 1, 2025.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355	22,296,990	(1)	11.31%
Thomas A. James, Chair Emeritus, 880 Carillon Parkway, St. Petersburg, FL 33716	19,336,033	(2)	9.80%
BlackRock, Inc., 50 Hudson Yards, New York, NY 10001	13,629,231	(3)	6.91%
(1)On February 13, 2024, The Vanguard Group, Inc., on behalf of itself and certain of its affiliates (collectively, “Vanguard”), filed a Schedule 13G/A with the SEC indicating that Vanguard had shared voting power with respect to 239,361 shares, sole dispositive power with respect to 21,493,240 shares, and shared dispositive power with respect to 803,750 shares, of our common stock as of December 29, 2023.
(2)As of December 1, 2025, Mr. James had sole voting power with respect to 19,011,153 shares, shared voting power with respect to 324,880 shares, sole dispositive power with respect to 19,011,153 shares, and shared dispositive power with respect to 324,880 shares, of our common stock. Includes 3,121 shares subject to PRSUs and RSUs that will vest within 60 days.
(3)On November 12, 2024, BlackRock, Inc., on behalf of itself and certain of its affiliates (collectively, “BlackRock”), filed a Schedule 13G/A with the SEC indicating that BlackRock had sole voting power with respect to 12,277,835 shares and sole dispositive power with respect to 13,629,231 shares of our common stock as of September 30, 2024.
Security Ownership of Management
The following table lists the shares of common stock beneficially owned as of December 1, 2025, by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table below, and (3) all current directors, director nominees and executive officers as a group. The percentage of ownership indicated in the following table is based on 197,209,840 of the company’s shares outstanding on December 1, 2025.
Beneficial ownership has been determined according to SEC regulations and includes shares that may be acquired within 60 days after December 1, 2025, upon the vesting of RSUs. Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown. No shares are pledged as security. Individual directors, director nominees and named executive officers, as well as directors, director nominees and executive officers as a group, beneficially owned less than 1% of the shares of common stock outstanding as of December 1, 2025.

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Security Ownership Information
Common Stock Beneficially Owned

Name	Shares of Common Stock		Number of Shares Subject to Exercisable Stock Options	Number of Shares Subject to Vesting of Restricted Stock Units	Total Number of Beneficially Owned Shares
Mark W. Begor	—		—	—	—
James E. Bunn	84,018	(1)	—	10,428	94,446
Scott A. Curtis	172,192	(1)	—	4,761	176,953
Marlene Debel	7,567		—	—	7,567
Jeffrey N. Edwards	30,288		—	—	30,288
Tashtego S. Elwyn	41,144	(1)	—	4,194	45,338
Benjamin C. Esty	29,238		—	—	29,238
Art A. Garcia	4,436		—	—	4,436
Anne Gates	14,292		—	—	14,292
Gordon L. Johnson	43,037		—	—	43,037
Raymond W. McDaniel, Jr.	3,557		—	—	3,557
Roderick C. McGeary	21,798		—	—	21,798
Cecily M. Mistarz	1,186		—	—	1,186
Jonathan W. Oorlog, Jr.	24,371	(1)	—	631	25,002
Paul C. Reilly	262,545	(1)	—	85,259	347,804
Raj Seshadri	11,226		—	—	11,226
Paul M. Shoukry	37,610	(1)	—	5,441	43,051
All Directors and Executive Officers as a Group (25 persons)(2)	1,016,850	(1)	—	123,215	1,140,065
(1)Includes shares credited to Employee Stock Ownership Plan accounts.
(2)Includes directors, director nominees and current executive officers.
Stock Ownership Policy for Directors and Executive Officers
The Board maintains a Directors and Executive Officers Stock Ownership Policy that stipulates the following ownership levels of shares of our common stock that non-executive directors and executive officers are required to attain within five years of their election or the policy’s most recent adoption/revision (November 21, 2019).

Title	Holding requirement	Valuation	What counts?

Non-executive Director	5X annual retainer	Average of NYSE closing price during 60 days prior to measurement	•Shares owned directly or jointly with family members •Shares owned indirectly •Unvested time-based restricted stock and RSUs

Chief Executive Officer	7X annual salary

Executive Officers	3X annual salary
An individual’s compliance with the policy is tested annually as of the last trading day of each fiscal year. Until the required ownership level is achieved, each individual must retain 100% of the net shares (after deductions for taxes or option exercise price) obtained through the company’s share incentive plans.

2026 PROXY STATEMENT	89

Security Ownership Information
The following table shows, as of September 30, 2025, the progress of our non-executive directors towards meeting the requirements of the policy.

Name	Year Service Commenced	Shares of Stock Held (#)	Restricted Stock Units Held (#)	Total Shares Held (#)	Share Ownership Goal Met(1)
Mark W. Begor	2025	—	982	982	—
Marlene Debel	2020	7,567	1,253	8,820	✓
Jeffrey N. Edwards	2014	30,288	1,253	31,541	✓
Benjamin C. Esty	2014	29,238	1,253	30,491	✓
Art A. Garcia	2023	4,436	1,253	5,689	✓
Anne Gates	2018	14,292	1,253	15,545	✓
Gordon L. Johnson	2010	43,037	1,753	44,790	✓
Raymond W. McDaniel, Jr.	2023	3,557	1,253	4,810	✓
Roderick C. McGeary	2015	21,798	1,253	23,051	✓
Cecily M. Mistarz	2024	1,186	1,753	2,939	—
Raj Seshadri	2019	11,226	1,253	12,479	✓
(1)Based on our current compensation practices, it is anticipated that Mr. Begor and Ms. Mistarz will attain their share ownership goals within the time period prescribed by the policy.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of the company’s shares to file reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.
Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, officers and 10% shareholders were complied with during fiscal year 2025, except that T.J. Haynes-Morgan filed one (1) Form 4 22 days late with respect to reporting a gift of common stock.
Equity Compensation Plan Information
The following table summarizes equity compensation plan information for the plans approved by shareholders, as a group, and for the plans not approved by shareholders, as a group, in each case as of September 30, 2025. In accordance with SEC rules, the table below does not include our Profit Sharing Plan and Employee Stock Ownership Plan (“ESOP”).

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excludes Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders(2)	56,250	$59.48	14,714,321	(3)
Equity compensation plans not approved by shareholders	—	—	—
Total	56,250	$59.48	14,714,321
(1)The weighted-average exercise price does not take into account the shares or restricted stock units issued under our restricted stock and employee stock purchase plans, which have no exercise price.
(2)Our Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”) was most recently approved by our shareholders on February 23, 2023. Under the 2012 Plan, we may grant 15,400,000 new shares in addition to the shares available for grant under various predecessor plans.
(3)Includes 11,089,219 shares remaining available for issuance under the 2012 Plan and 3,625,102 shares remaining available for issuance under the 2003 Employee Stock Purchase Plan, as amended, as of September 30, 2025.

90

Political Contributions Disclosure
Public sector decisions can significantly affect Raymond James’ clients and advisors, as well as our business strategy and prospects. For this reason, Raymond James participates in constructive engagement with government officials and policy-makers, and we encourage the private civic involvement of our employees, advisors and clients. Our engagement in the political process is grounded in, and guided by, our commitment to the interests of our clients and other stakeholders, and is subject to established procedures and guidelines in a manner that reflects our core values.
Raymond James does not use corporate funds directly for political contributions to candidates, political parties or political committees. We have not made, and do not intend to make, corporate payments to influence the outcome of ballot measures. Additionally, Raymond James does not undertake independent efforts in support of, or in opposition to, candidates, political parties or ballot measures. Finally, Raymond James does not contribute to “independent expenditure” committees organized under §527 of the Internal Revenue Code.
Raymond James is a member of a number of trade associations that may engage in political activities or make political contributions to federal and state candidates or political committees. We encourage our associates to support trade associations by sharing industry expertise via committee and working group participation, advocating for client interests as well as through contributions. The firm’s main purpose for maintaining membership in trade associations is the business, technical, and industry benefits these organizations provide to our clients and other stakeholders. Trade organizations take a wide variety of positions on many political matters, not all of which Raymond James supports.

2026 PROXY STATEMENT	91

Relationships and Related Transactions
Introduction. In this section we disclose transactions involving the company where the amount involved exceeds $120,000 and any of the company’s “related persons” has a direct or indirect material interest. As defined by SEC rules, related persons include our executive officers, directors, holders of more than 5% of our voting securities, immediate family members of the foregoing, and certain associated entities. SEC rules require that we disclose all such “related person transactions” that occurred since the beginning of our last completed fiscal year (October 1, 2024) to the filing date of this Proxy Statement, as well as any currently proposed transactions. We refer to this period below as the “reporting period.” Accordingly, the dollar amounts set forth in this section, including compensation of certain individuals, do not reflect past fiscal year amounts only, but may include multiple annual bonus payments as well as certain future proposed payments.
Bank Transactions. In the ordinary course of our business, we make bank loans to, and hold bank deposits for, certain of our officers and directors, and also extend margin credit in connection with the purchase of securities to certain of our officers and directors who are affiliated with one of our broker-dealers, as permitted under applicable law, including the Sarbanes-Oxley Act (“SOX”). These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectability or present other unfavorable features. We also, from time to time and in the ordinary course of our business, enter into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.
Investments. We have from time to time established private investment funds to permit certain officers to participate in our merchant banking, venture capital and other similar activities by investing alongside the funds that we raise and manage for non-employee investors. Trusts benefiting family members of these officers have also invested in these funds. In addition, certain of our directors and executive officers from time to time may invest their personal monies in funds managed by our subsidiaries on substantially the same terms and conditions as other similarly situated investors in these funds who are neither directors nor officers.
Art Collection. Thomas A. and Mary James permit us to display over 2,400 pieces from their nationally known art collection throughout the Raymond James home office complex, without charge to us. In return, we bear the cost of insurance and the direct and overhead costs of two full-time staff persons. They serve as curators for the collection, conduct tours and coordinate special events. They also collaborate with The James Museum of Western & Wildlife Art, a public art museum founded by Mr. James, to coordinate special exhibitions and the borrowing from and acquisition of works of art for the collection. The art collection at our corporate headquarters is a marketing attraction for businesses and other organizations, and we provide regular tours for clients, local schools, business groups and nonprofit organizations and the community at large. We continue to provide in-person and virtual art tours for special occasions. The total cost to us for these items during the reporting period was approximately $280,825.
Employment Relationships. Certain family members of our directors or executive officers are employed by the company and/or affiliated with certain of its subsidiaries. The following paragraph sets forth certain information about these relationships during the reporting period. As explained above, the individual compensation amounts set forth below cover a “reporting period” that is greater than a fiscal year and may include two annual bonus cycles.
Matthew Frey, the son-in-law of Paul C. Reilly, is an independent branch owner, manager and financial adviser affiliated with Raymond James Financial Services, Inc. and earned cash compensation (net of ordinary-course fees to the company) of $4,089,938 out of which he pays all general office expenses, payroll and other costs of branch operations, and splits net earnings with his partner. Christopher Shoukry, the brother of Paul M. Shoukry, serves as Director with Alex. Brown, a division of Raymond James & Associates, Inc., and earned cash compensation of $915,798.

92

Relationships and Related Transactions

Transactions with 5% Shareholders. We and our affiliates engage in ordinary-course trading arrangements relating to the placement of investment funds and ETFs on our Private Client Group platform, and other transactions or arrangements with, and may from time to time provide other ordinary-course investment banking or other financial services to, The Vanguard Group and its affiliates, related entities and clients. These transactions are negotiated on an arm’s-length basis and contain customary terms and conditions. The Vanguard Group is an investment manager or sponsor to mutual funds that are investment options in our 401(k) Plan. The selection of the Vanguard mutual funds as investment options is unrelated to Vanguard’s common stock ownership. We believe that the fees paid to The Vanguard Group through the Vanguard mutual funds are the same as the fees that are paid by the other holders of the same share class of those funds.
We and our affiliates engage in ordinary-course trading arrangements relating to the placement of investment funds and ETFs on our Private Client Group platform, and other transactions or arrangements with, and may from time to time provide other ordinary-course investment banking or other financial services to, BlackRock, Inc., and its affiliates, related entities and clients. These transactions are negotiated on an arm’s–length basis and contain customary terms and conditions.
Related Person Transaction Policy
The N&CG Committee maintains Policies and Procedures with Respect to Related Person Transactions to address the review, approval, disapproval or ratification of related person transactions. “Related persons” include:
•the company’s executive officers
•holders of more than 5% of the company’s voting securities
•the company’s directors
•immediate family members of the foregoing persons
•the company’s director nominees
•any entity in which a person has a 5% or greater ownership interest or that is otherwise under the “control” of such person
A “related person transaction” means (with certain exceptions permitted by SEC rules) a transaction or series of transactions in which:
•the company participates
•the amount involved exceeds $120,000
•a related person has a direct or indirect material interest
Examples might include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees.
Management is required to present for the approval or ratification of the N&CG Committee all material information regarding an actual or potential related person transaction. The policy requires that, after reviewing such information, the disinterested members of the N&CG Committee will approve or disapprove the transaction. Approval will be given only if the N&CG Committee determines that such transaction is in, or is not inconsistent with, the best interests of the company and its shareholders. The policy further requires that in the event management becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the N&CG Committee promptly. The policy also permits the chair of the N&CG Committee to review and approve related person transactions in accordance with the terms of the policy between scheduled committee meetings. Any determination made pursuant to this delegated authority must be reported to the full N&CG Committee at the next regularly scheduled meeting.

2026 PROXY STATEMENT	93

Questions and Answers about the Annual Meeting

Why did I receive a Notice of Internet Availability of Proxy Materials or a Proxy Statement?
You have received a Notice of Internet Availability of Proxy Materials or proxy materials because Raymond James’s Board of Directors is soliciting your proxy to vote your shares at the virtual Annual Meeting on February 19, 2026. The materials include information that is designed to assist you in voting your shares and information that we are required to provide to you under the rules of the SEC. On January 7, 2026, we mailed either a Notice of Internet Availability of Proxy Materials or a package consisting of this Proxy Statement, a proxy card and the Annual Report on Form 10-K for the fiscal year ended September 30, 2025 (“Annual Report”) to shareholders of record as of the close of business on December 17, 2025 (“Record Date”).

Why did I receive a Notice of Internet Availability of Proxy Materials, but no proxy materials?
Again this year we are distributing our Proxy Statement, proxy card and the Annual Report to certain shareholders via the Internet under the SEC’s “notice and access” rules. This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting. On January 7, 2026, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to participating shareholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report on the Internet. The Notice also instructs you on how you may submit your proxy. If you received a Notice by mail and would like to receive a free printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Why are you holding a virtual meeting?
Our 2026 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the largest number of shareholders to participate in the meeting, while providing substantially the same access and possibilities for exchange with the Board and our senior management as an in-person meeting. We believe that our approach represents best practices for virtual shareholder meetings, including by providing a support line for technical assistance and addressing as many shareholder questions as time allows.

Can I participate and ask questions in the virtual meeting?
Yes. We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to submit a question, you will need your 16-digit control number that is printed on the Notice or proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will be able to submit questions during the Annual Meeting as well. You may also submit questions in advance of the meeting at www.proxyvote.com when you vote your shares. We encourage you to submit any question that is relevant to the business of the meeting.

How do I attend the virtual Annual Meeting, and what documentation must I provide to be admitted?
In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/RJF2026 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. If you are a shareholder of record, you will need to provide your 16-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If you are a beneficial owner (if, for example, your shares are not registered in your name but are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. The webcast replay will be available at www.virtualshareholdermeeting.com/RJF2026 until the 2027 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

94

Questions and Answers about the Annual Meeting

How can I vote online at the virtual Annual Meeting?
If you are a shareholder of record and provide your 16-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are a beneficial owner as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.

What if I have technical or other “IT” problems logging into or participating in the virtual Annual Meeting?
We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Virtual Annual Meeting login page.

What is a proxy?
A “proxy” is a written authorization from you to another person that allows such person (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow either of the following persons to vote your shares at the Annual Meeting: Paul M. Shoukry, Chief Executive Officer, or AnnMarie H. Davis, Company Secretary.

Who is entitled to vote?	Each Raymond James shareholder of record on the Record Date for the Annual Meeting is entitled to vote at the Annual Meeting.

What is the difference between holding shares as a shareholder “of record” and as a “beneficial owner”?
•Shareholders of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with Computershare, our transfer agent.
•Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name” (meaning in the name of your brokerage firm or other financial institution). As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will only be permitted to vote your shares with respect to some of the proposals, but not all. Please see “What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?” for additional information.
•Raymond James has requested banks, brokerage firms and other nominees who hold Raymond James shares on behalf of beneficial owners of the shares as of the close of business on the Record Date to forward the Notice or proxy materials to those beneficial owners. Raymond James has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

How many votes do I have?
Every holder of a share of common stock on the Record Date will be entitled to one vote per share for each Director to be elected at the Annual Meeting and to one vote per share on each other matter presented at the Annual Meeting. On the Record Date there were 197,469,899 shares outstanding and entitled to vote at the Annual Meeting.

What proposals are being presented at the virtual Annual Meeting?
Raymond James intends to present proposals numbered one through five for shareholder consideration and voting at the Annual Meeting. These proposals are for:
1.Election of the twelve (12) director nominees named in the Proxy Statement;
2.Advisory vote to approve executive compensation (“say-on-pay”);
3.Approval of the Amended and Restated 2012 Stock Incentive Plan;
4.Approval of the Amended and Restated 2003 Employee Stock Purchase Plan; and
5.Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.
Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, Raymond James does not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on such matter in their discretion.

2026 PROXY STATEMENT	95

Questions and Answers about the Annual Meeting

How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
•FOR the election of the twelve (12) directors nominated by our Board and named in this proxy statement;
•FOR the approval, on an advisory basis, of the compensation of our named executive officers (“say-on-pay”);
•FOR the approval of the Amended and Restated 2012 Stock Incentive Plan;
•FOR the approval of the Amended and Restated 2003 Employee Stock Purchase Plan; and
•FOR ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.

How do I vote by proxy and what are the voting deadlines?
You may vote your shares at the virtual Annual Meeting or by proxy. There are three ways to vote by proxy:
•Via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on February 18, 2026, by accessing the website at www.proxyvote.com and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.
•By Mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in an account with a bank or broker (i.e., in “street name”), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on February 18, 2026.
•By Telephone: You can submit a proxy by telephone until 11:59 p.m. Eastern Time on February 18, 2026, by calling toll-free 1-800-690-6903 (from the U.S. and Canada) and following the instructions.
Even if you plan to attend the virtual Annual Meeting online, we encourage you to vote your shares by proxy using one of the methods described above. Raymond James shareholders of record who attend the virtual meeting may vote their shares online, even though they have sent in proxies.

What if my shares are held in the Raymond James ESOP?
For participants in the Raymond James Employee Stock Ownership Plan (the “ESOP”), your shares will be voted as you instruct the trustee of the ESOP. There are three ways to vote: via the Internet, by returning your proxy card, or by telephone. Please follow the instructions included on your proxy card on how to vote using one of the three methods. Your vote will serve as voting instructions to the trustee of the ESOP for shares allocated to your account. If you do not vote shares allocated to your account held in the ESOP, your shares will nevertheless be voted by the trustee in the same proportion as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares at the virtual meeting. To allow sufficient time for voting by the trustee of the ESOP, your voting instructions must be received no later than 5:00 p.m. Eastern Time on February 16, 2026.

How do I submit a question during the virtual Annual Meeting?
Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting during which shareholders may submit questions to us. We anticipate having such a question-and-answer session at the 2026 Annual Meeting. If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/RJF2026, simply type your question in the “ask a question” box and click “submit.” Questions pertinent to meeting matters will be answered during the meeting as time allows.

96

Questions and Answers about the Annual Meeting

When should I submit my question?
You may submit questions during the meeting as outlined above, and in advance of the meeting via the Internet at www.proxyvote.com when you vote your shares. You can also submit a question up to 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner.

May I change or revoke my vote?
Yes. You may change your vote in one of several ways at any time before it is exercised:
•Grant a subsequent proxy via the Internet or telephone;
•Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy;
•Notify our company secretary in writing before the Annual Meeting that you are revoking your proxy or, if you hold your shares in “street name,” follow the instructions on the voting instruction card; or
•If you are a shareholder of record, or a beneficial owner with a proxy from the shareholder of record, vote online while logged in and participating in the virtual Annual Meeting.

What will happen if I do not vote my shares?
•Shareholders of Record. If you are the shareholder of record of your shares and you do not vote at the virtual Annual Meeting, or by proxy via the Internet, by mail, or by telephone, your shares will not be voted at the Annual Meeting.
•Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the NYSE, your broker or nominee has discretion to vote your shares on routine matters, such as Proposal 5, but does not have discretion to vote your shares on non-routine matters, such as Proposals 1, 2, 3 and 4. Therefore, if you do not instruct your broker as to how to vote your shares on Proposals 1, 2, 3 or 4, this would be a “broker non-vote,” and your shares would not be counted as having been voted on the applicable proposal. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

What is the effect of a broker non-vote or abstention?
Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of “routine” proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive such voting instructions and does not have the discretion to vote the shares. Pursuant to our By-laws, broker non-votes and abstentions are not counted as “votes cast” on such matter, but are counted for quorum purposes. As a result, broker non-voted and abstentions will have no effect on the outcome of any proposal to be presented at the Annual Meeting.

What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?
•Shareholders of Record. If you are a shareholder of record and you submit a signed proxy, but you do not provide voting instructions, all of your shares will be voted FOR Proposals 1, 2, 3, 4 and 5.
•Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under NYSE rules, brokers and other nominees have the discretion to vote on routine matters, such as Proposal 5, but do not have discretion to vote on non-routine matters, such as Proposals 1, 2, 3 or 4. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 5 and any other routine matters properly presented for a vote at the Annual Meeting.

2026 PROXY STATEMENT	97

Questions and Answers about the Annual Meeting

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or set of printed proxy materials?
It means you own Raymond James shares in more than one account, such as individually and jointly with your spouse. Please vote all of your shares. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials may contact their broker, bank or other nominee to request that only a single copy of such document(s) be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, your broker, bank or other nominee may deliver only one copy of the proxy materials to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the beneficial owners. Raymond James will deliver promptly, upon request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of such document(s) was delivered. Shareholders who wish to receive a separate written copy of such documents, now or in the future, should submit their request to our company secretary by writing Raymond James Financial, Inc., Attn: AnnMarie H. Davis, Company Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716.

What is a quorum?
A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of shareholders representing a majority of the outstanding capital stock of the company entitled to vote at the meeting constitutes a quorum for the conduct of business.

What vote is required in order to approve each proposal?
For each proposal, the affirmative vote of a majority of the “votes cast” on such proposal at the Annual Meeting is required. Our By-laws provide that a majority of the votes cast means that the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal. Abstentions and broker non-votes, if any, are not counted as “votes cast” with respect to such proposal. (In the case of any contested director election, directors are elected by a plurality of the “votes cast.”)

How will voting on any other business be conducted?
Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, we do not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the persons named as proxies will vote on the matter in their discretion.

What happens if the Annual Meeting is adjourned or postponed?	Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who will count the votes?	Our company secretary will act as the inspector of election and will tabulate the votes.

How can I find the results of the Annual Meeting?
Preliminary results will be announced during the virtual Annual Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four (4) business days after the Annual Meeting.

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Additional Information
Costs of Solicitation
The cost of solicitation of proxies will be paid by Raymond James. We have retained MacKenzie Partners, Inc., to solicit proxies for a fee of approximately $18,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Raymond James personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report on Form 10-K will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.
Principal Executive Offices
The principal executive offices of Raymond James are located at 880 Carillon Parkway, St. Petersburg, Florida 33716, and the telephone number there is 727-567-1000.
Shareholder Proposals for the 2027 Annual Meeting
Shareholder Proposals for Inclusion in Our Proxy Materials. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s annual meeting of shareholders must be received by the Company no later than 120 days before the anniversary of the date of this proxy statement (e.g., not later than September 9, 2026). Such proposals should be sent in writing to Raymond James Financial, Inc., Attn: AnnMarie H. Davis, Company Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. To be included in the Proxy Statement, the proposal must comply with the requirements of Rule 14a-8.
Director Nominations Under Our Proxy Access By-law. The Company’s By-laws provide for a right of proxy access. This By-law enables shareholders, under specified conditions, to include their nominees for election as directors in the company’s proxy statement. Under our By-laws, a shareholder (or group of up to 20 shareholders) who has continuously owned at least 3% of the company’s outstanding shares for at least three consecutive years may nominate up to the greater of 20% of the Board or two directors and have such nominee(s) included in the company’s proxy statement, if the shareholder(s) and the nominee(s) satisfy the applicable requirements set forth in the By-laws. Notice of nominees must generally be provided to our company secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The period under our By-laws for receipt of such proposals for the 2027 annual meeting is thus from October 22, 2026 to November 21, 2026.
Director Nominations and Other Proposals Not for Inclusion in Our Proxy Materials. A shareholder also may propose business for consideration or nominate persons for election to the Board at our Annual Meeting that will not be included in our proxy statement. Under our By-laws, notice of such a proposal or nomination must generally be provided to our company secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The period under our By-laws for receipt of such proposals for next year’s meeting is thus from October 22, 2026 to November 21, 2026. In addition, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees also must comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.
If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.

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Additional Information
United States Securities and Exchange Commission Reports
A copy of the company’s Annual Report on Form 10-K, including financial statements, for the fiscal year ended September 30, 2025 (the “Annual Report”), is being furnished or made available concurrently herewith to all shareholders holding shares as of the Record Date. Please read it carefully.
Shareholders may also obtain additional copies of the Annual Report, without charge, by visiting the company’s website at www.raymondjames.com or by submitting a request to our company secretary by writing Raymond James Financial, Inc., Attn: Company Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. Upon request to our company secretary, the exhibits set forth on the exhibit index of the Annual Report may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for the Notice (or proxy materials in the case of shareholders who receive paper copies of such materials) with respect to two or more shareholders sharing the same address by delivering a single Notice (or set of paper proxy materials) addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
A number of banks and brokers with account holders who are beneficial holders of the company’s shares will be householding the company’s Notice (or proxy materials). Accordingly, a single copy of the Notice (or proxy materials) will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. To receive a separate copy of the Notice (or proxy materials), or if, at any time, you no longer wish to participate in householding and would prefer to receive separate copies of any future notices (or proxy materials), please notify your bank or broker, or contact our company secretary at 727-567-1977 or by mail to Raymond James Financial, Inc., Attn: AnnMarie H. Davis, Company Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. The company undertakes, upon oral or written request to the address or telephone number above, to deliver promptly a separate copy of the company’s notices (or proxy materials) to a shareholder at a shared address to which a single copy of the applicable document was delivered. Shareholders who currently receive multiple copies of the Notice or proxy materials at their address and would like to request householding of their communications should contact their bank or broker or the company’s secretary at the contact address and telephone number provided above.

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Appendix A
Amended and Restated 2012 Stock Incentive Plan
(as amended through [February 19, 2026])
1.     Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Independent Contractors and to promote the success of the Company’s business.
2.     Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.
(a)     “Administrator” means the Board or the Committee.
(b)     “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.
(c)     “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the legal requirements of any applicable stock exchange or national market system, and the legal requirements of any non-U.S. jurisdiction applicable to Awards granted to residents therein.
(d)     “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.
(e)     “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Cash-Based Award or other right or benefit under the Plan.
(f)      “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.
(g)     “Board” means the Board of Directors of the Company.
(h)     “Cash-Based Award” means an award denominated in cash that may be settled in cash and/or Shares, which may be subject to restrictions, as established by the Administrator.
(i)      “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity (including, but not limited to, the Award Agreement for a particular Award), or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Grantee a written demand for performance from the Company which describes the basis for the Company’s belief that the Grantee has not substantially performed his or her duties and the Grantee has not corrected such failure within thirty (30) days of such written demand; (ii) dishonesty, intentional misconduct, breach of a confidentiality agreement with the Company or a Related Entity or material breach of any other agreement with the Company or a Related Entity; (iii) breach of any fiduciary duty owed to the Company by the Grantee that has a material detrimental effect on the Company’s reputation or business; or (iv) conviction of, or plea of nolo contendere to, a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction or a Change in Control, such definition of “Cause” shall not apply until a Corporate Transaction or a Change in Control actually occurs.
(j)      “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:
(i)     the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

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(ii)    a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.
provided that, for purposes of Awards granted hereunder that are subject to Section 409A and with respect to which payment or settlement of the Awards would occur in connection with the transaction, the transaction must also constitute a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets” (as defined in Section 409A) of the Company.
(k)     “Code” means the Internal Revenue Code of 1986, as amended.
(l)     “Committee” means the Compensation and Talent Committee of the Board.
(m)     “Common Stock” means the common stock of the Company.
(n)     “Company” means Raymond James Financial, Inc. a Florida corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.
(o)     “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.
(p)      “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Independent Contractor is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Independent Contractor, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Independent Contractor can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Independent Contractor, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Independent Contractor (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, the Administrator may determine that, in the event of any spin-off of a Related Entity, service as an Employee, Director or Independent Contractor for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.
(q)     “Controlling Interest” has the meaning set forth in Treasury Regulation Section 1.414(c)-2(b)(2)(i); provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1414(c)-2(b)(2)(i), and (b) where a grant of Options or SARs is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).
(r)     “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:
(i)     a merger or consolidation in which the Company is not the surviving entity or a share exchange in which the Company becomes a subsidiary of another entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;
(ii)    the sale, transfer or other disposition of all or substantially all of the assets of the Company;
(iii)   the complete liquidation or dissolution of the Company;
(iv)   any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

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(v)    acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; provided that, for purposes of Awards granted hereunder that are subject to Section 409A and with respect to which payment or settlement of the Awards would occur in connection with the transaction, the transaction must also constitute a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets” (as defined in Section 409A) of the Company.
(s)      “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.
(t)      “Director” means a member of the Board or the board of directors of any Related Entity.
(u)     “Disability” means, unless such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity (including, but not limited to, the Award Agreement for a particular Award), a permanent and total disability as determined under the long-term disability plan of the Company or the Related Entity to which the Grantee provides services unless the Grantee is not a participant in such long-term disability plan or in the absence of such long-term disability plan, in which case, “Disability” means a mental or physical condition which totally and presumably permanently prevents the Grantee from engaging in any substantial gainful employment with the Company or the Related Entity to which the Grantee provides services prior to the inception of the disability; provided that, for purposes of Awards granted hereunder that are subject to Section 409A, “Disability” means a disability within the meaning of Code Section 409A(a)(2)(C) and Treasury regulation section 1.409A-3(i)(4), as each may be amended from time to time. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.
(v)      “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock, provided that no such right may be granted with respect to Options or SARs. Dividend Equivalent Rights granted in connection with Restricted Stock or Restricted Stock Units shall be held subject to the vesting of the underlying Restricted Stock or Restricted Stock Units and shall only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to the underlying Restricted Stock or Restricted Stock Units.
(w)   “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.
(x)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(y)     “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)     If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)    If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(iii)   In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith; or
(iv)   In lieu of the foregoing, the Administrator may, from time to time, select any other index or measurement that the Administrator determines in good faith represents an appropriate determination of the Fair Market Value per share of the Common Stock for purposes of the Plan.
(z)     “Good Reason” means, with respect to the termination by the Grantee of the Grantee’s Continuous Service, that such termination is for “Good Reason” as such term (or word of like import) is expressly defined in a then- effective written agreement between the Grantee and the Company or such Related Entity (including, but not limited to, the Award Agreement for a particular Award), or in the absence of such then-effective written agreement and definition, a termination within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without the Grantee’s written consent: (i) a material diminution of

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the Grantee’s authority, duties, or responsibilities, relative to the Grantee’s authority, duties, or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction of authority, duties, or responsibilities that occurs solely as a necessary and direct consequence of the Company undergoing a Corporate Transaction or Change of Control and being made part of a larger entity will not be considered material; (ii) a material diminution by the Company in the Grantee’s total cash and equity-based compensation as in effect immediately prior to such reduction; or (iii) the relocation of the Grantee to a facility or a location more than fifty (50) miles from his or her then present location that requires the Grantee to commute more than fifty (50) miles one way; provided, however, that the Grantee must provide written notice to the Company of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.
(aa)     “Grantee” means an Employee, Director or Independent Contractor who receives an Award under the Plan.
(bb)     “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(cc)     “Independent Contractor” means any person entering into a registered representative contractual relationship with the Company or a Related Entity.
(dd)     “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(ee)     “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(ff)       “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.
(gg)     “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(hh)     “Participation Affiliate” means any person that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Related Entity. For purposes of making a grant of Options or SARs, an entity shall not be considered a Participation Affiliate unless the Company holds a Controlling Interest in such entity. The preceding sentence does not, however, apply for purposes of determining whether Continuous Service is uninterrupted for purposes of vesting, exercisability, or expiration of Options and SARs.
(ii)       “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award.
(jj)       “Plan” means this Amended and Restated 2012 Stock Incentive Plan.
(kk)     “Predecessor Plans” means the Company’s 1996 Stock Option Plan for Key Management Personnel, 2007 Stock Option Plan for Independent Contractors, 2002 Incentive Stock Option Plan, Stock Option Plan for Outside Directors, 2005 Restricted Stock Plan, and 2007 Stock Bonus Plan.
(ll)       “Related Entity” means any Parent, Subsidiary or Participation Affiliate of the Company.
(mm)  “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock or cash award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.
(nn)    “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator. Dividends payable with respect to Restricted Stock shall be held subject to the vesting of the underlying Shares and shall only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such underlying Restricted Stock.
(oo)    “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.
(pp)    “Retirement” means, unless such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity (including, but not limited to, the Award Agreement for a particular Award), (i) in the case of an Employee or Independent Contractor, a Grantee’s voluntary Separation from Service or involuntary Separation from Service other than for Cause from the Company or any Related Entity after (A) attainment of age 65 or (B) attainment of age 60 after fifteen (15) years of service with the Company or a Related Entity either as an Employee or Independent Contractor, and (ii) in the case of a non-employee Director, a Grantee’s voluntary Separation from Service from the Company after attainment of age 72 or twelve (12) years of service as a Director with the Company.

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(qq)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.
(rr)      “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.
(ss)     “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
(tt)      “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended, and any successor thereto.
(uu)    “Separation from Service” means a termination of Continuous Service from the Company and its Related Entities; provided that, for purposes of Awards granted hereunder that are subject to Section 409A, a “Separation from Service” means a Grantee’s death, retirement or other termination of employment or service with the Company and its Related Entities (as determined in accordance with Code Section 409A(2)(A)(i) and Treasury regulation section 1.409A(h), as each may be amended from time to time).
(vv)    “Share” means a share of the Common Stock.
(ww) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.     Stock Subject to the Plan.
(a)     Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is 98,965,916 Shares, which includes the number of Shares that remained available for grants of awards under the Predecessor Plans as of the date the Plan was originally approved by the Company’s stockholders (8,843,944); provided, however, that the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options is 26,400,000 Shares. Notwithstanding the foregoing, any Shares issued in connection with Awards (other than Options and SARs) granted on or after the effective date of the Plan (as determined in accordance with Section 12) and prior to the Company’s 2026 annual meeting of shareholders shall be counted against the limit set forth herein as 2.8 Shares for every one (1) Share issued in connection with such Award (and shall be counted as 2.8 Shares for every one (1) Share returned or deemed not have been issued from the Plan pursuant to Section 3(b) below in connection with Awards (other than Options and SARs) granted on or after the effective date of the Plan (as determined in accordance with Section 12) and prior to the Company’s 2026 annual meeting of shareholders. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.
(b)     Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.
4.     Administration of the Plan.
(a)     Plan Administrator.
(i)     Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by the Committee which shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3.
(ii)    Administration With Respect to Independent Contractors and Other Employees. With respect to grants of Awards to Employees or Independent Contractors who are neither Directors nor Officers of the Company, the Plan shall be administered by the Committee which shall be constituted in such a manner as to satisfy the Applicable Laws. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.
(iii)   Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.
(b)     Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

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(i)     to select the Employees, Directors and Independent Contractors to whom Awards may be granted from time to time hereunder;
(ii)    to determine whether and to what extent Awards are granted hereunder;
(iii)   to determine the number of Shares or the amount of cash or other consideration to be covered by each Award granted hereunder;
(iv)   to approve forms of Award Agreements for use under the Plan;
(v)    to determine the terms and conditions of any Award granted hereunder;
(vi)   to amend or waive the terms of any outstanding Award granted under the Plan, as to any Grantee or class of Grantees, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or cash buyout or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to stockholder approval;
(vii)  to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;
(viii) to grant Awards to Employees, Directors and Independent Contractors providing services outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan;
(ix)   to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate; and
(x)    to establish or to cause to be established a trust for purpose of purchasing Shares on the open market, holding such Shares and using such Shares to satisfy the Company’s obligations under grants of Restricted Stock Units; provided that, if the trust is established to satisfy the Company’s obligations with respect to grants of Restricted Stock Units to Participants resident in Canada, such trust may be structured to qualify as an “employee benefit plan” within the meaning assigned by the Income Tax Act (Canada).
The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.
(c)     Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.
5.     Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Independent Contractors. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Independent Contractor who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Independent Contractors who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.
6.     Terms and Conditions of Awards.
(a)     Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Independent Contractor that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the

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issuance of (i) Shares, (ii) cash, or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, Cash-Based Awards and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.
(b)     Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
(c)     Conditions of Award. Subject to the terms of the Plan, including Section 6(n), the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Administrator.
(d)     Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.
(e)     Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares, cash or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.
(f)      Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.
(g)     Deferral. If the vesting or receipt of Shares or cash under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares or amount of cash subject to such Award will not be treated as an increase in the number of Shares or amount of cash subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).
(h)     Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Independent Contractor to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.
(i)      Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Option or SAR shall be no more than seven (7) years from the date of grant thereof and the term of an Award other than an Option or SAR shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

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(j)      Transferability of Awards. Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.
(k)     Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.
(l)      Additional Restrictions and Conditions. Awards, and the Shares or cash issued or issuable thereunder, shall be subject to the restrictions and conditions set forth in the underlying contracts with the Grantee and/or set forth in the Award Agreement for such Awards.
(m)   Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, any Award granted under the Plan shall vest no earlier than the first anniversary of the grant date of the Award; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (a) Awards granted pursuant to Section 6(d) in connection with certain acquisitions and similar transactions; (b) Shares delivered in lieu of fully vested cash obligations; and (c) any additional Awards the Administrator may grant, up to a maximum of five percent (5%) of the Shares authorized for issuance under the Plan pursuant to Section 3(a) (subject to adjustment pursuant to Section 10); and provided further that the foregoing restriction shall not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of termination without Cause, Retirement, death, Disability or in connection with or upon a Corporate Transaction or Change in Control, pursuant to the terms of the applicable Award Agreement, or otherwise. In addition, the vesting of Awards granted to Directors who are not Employees will be deemed to satisfy the one-year minimum vesting requirement to the extent the Awards vest on the earlier of (a) the one-year anniversary of the date of grant, or (b) the next annual meeting of the Company’s shareholders that is at least 50 weeks after the immediately preceding annual meeting.
7.     Award Exercise or Purchase Price, Consideration and Taxes.
(a)     Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:
(i)     In the case of an Incentive Stock Option:
(A)     granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or
(B)     granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(ii)    In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(iii)  In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(iv)   In the case of other Awards, such price as is determined by the Administrator.
(v)    Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.
(b)     Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator.
(i)     In the case of an Award other than an Incentive Stock Option, in addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:
(A)     cash through the Grantee’s Raymond James brokerage account, which must contain sufficient funds or margin availability to cover the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award;
(B)     surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;
(C)     with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (1) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (2) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

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(D)     with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the exercise price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or
(E)     any combination of the foregoing methods of payment.
(ii)    In the case of an Incentive Stock Option, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:
(A)     cash through the Grantee’s Raymond James brokerage account, which must contain sufficient funds or margin availability to cover the consideration to be paid for the Shares to be issued upon exercise or purchase of the Incentive Stock Option; or
(B)     surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Incentive Stock Option shall be exercised.
The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.
(c)     Taxes. No Shares or cash shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or cash. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award, if applicable, sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award (reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).
8.     Exercise of Award.
(a)     Procedure for Exercise.
(i)     Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.
(ii)    An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(i)(C).
(b)     Exercise of Award Following Termination of Continuous Service.
(i)     An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.
(ii)    Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.
(iii)   Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.
9.     Conditions Upon Issuance of Shares.
(a)     If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

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(b)     As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.
10.   Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.
11.   Corporate Transactions and Changes in Control.
(a)     Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.
(b)     Acceleration of Award Upon Corporate Transaction or Change in Control.
(i)     Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction and:
(A)     for the portion of each Award that was granted in lieu of a cash payment for all or a portion of a Grantee’s annual bonus (as determined by the Administrator and designated in the Award Agreement) and that is Assumed or Replaced, then such Award (if Assumed), the replacement Award (if Replaced), or the cash incentive program (if Replaced) automatically shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such Assumed or Replaced portion of the Award, immediately upon the Grantee’s Separation from Service if such service is terminated by the successor company or the Company without Cause or voluntarily by the Grantee with Good Reason on or within eighteen (18) months after the Corporate Transaction; and
(B)     for the portion of each Award that was not granted in lieu of a cash payment for all or a portion of a Grantee’s cash annual bonus and that is Assumed or Replaced, then a pro-rated amount of the unvested Shares or other consideration subject to such Award (if Assumed), the replacement Award (if Replaced), or the cash incentive program (if Replaced) automatically shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) immediately upon the Grantee’s Separation from Service if such service is terminated by the successor company or the Company without Cause or voluntarily by the Grantee with Good Reason on or within eighteen (18) months after the Corporate Transaction. For this purpose, the pro-rated amount will be determined by comparing completed, full months of service, if any, since the grant date of the Award to the vesting schedule or restricted period set forth in the Award Agreement; and
(C)     for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date. For Awards that have an exercise feature, the portion of the Award that is not Assumed shall terminate under subsection (a) of this Section 11 to the extent not exercised prior to the consummation of such Corporate Transaction.
(ii)    Change in Control. Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control and:
(A)     for the portion of each Award that was granted in lieu of a cash payment for all or a portion of a Grantee’s annual bonus (as determined by the Administrator and designated in the Award Agreement), then such Award automatically shall become fully

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vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such Award, immediately upon the Grantee’s Separation from Service if such service is terminated by the successor company or the Company without Cause or voluntarily by the Grantee with Good Reason on or within eighteen (18) months after the Change in Control; and
(B)     for the portion of each Award that was not granted in lieu of a cash payment for all or a portion of a Grantee’s cash annual bonus, then a pro-rated amount of the unvested Shares or other consideration subject to such Award automatically shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) immediately upon the Grantee’s Separation from Service if such service is terminated by the successor company or the Company without Cause or voluntarily by the Grantee with Good Reason on or within eighteen (18) months after the Change in Control. For this purpose, the pro-rated amount will be determined by comparing completed, full months of service, if any, since the grant date of the Award to the vesting schedule or restricted period set forth in the Award Agreement.
(c)      Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.
(d)     Performance Vesting Awards. Except as provided otherwise in an individual Award Agreement, Awards that vest based on performance criteria shall convert to time based vesting in connection with a Corporate Transaction or Change in Control based on performance against the applicable performance criteria to the Corporate Transaction or Change in Control, as determined by the Administrator, to the extent reasonably determinable by the Administrator.
12.   Effective Date and Term of Plan. The Plan originally became effective on November 22, 2011 and was extended for a term of ten (10) years from February 18, 2016. It shall continue in effect for a term of ten (10) years from February 23, 2023 unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.
13.   Amendment, Suspension or Termination of the Plan.
(a)     The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a).
(b)     No Award may be granted during any suspension of the Plan or after termination of the Plan.
(c)     No suspension or termination of the Plan (including termination of the Plan under Section 11, above) shall adversely affect any rights under Awards already granted to a Grantee.
14.   Reservation of Shares.
(a)     The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
(b)     The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
15.   No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without cause including, but not limited to, Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.
16.   No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.
17.   Stockholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

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18.   Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
19.   Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
20.   Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

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Amended and Restated Raymond James Financial, Inc. 2003 Employee Stock Purchase Plan
(Initially effective February 12, 2003, and including amendments, as approved by the Board of Directors on November 25, 2008, and shareholders on February 19, 2009; by the Corporate Governance, Nominating and Compensation Committee on February 18, 2010 and November 17, 2011; and as amended and restated by the Board of Directors on December 27, 2018, and approved by shareholders on February 28, 2019; and as approved by the Compensation and Talent Committee on February 20, 2025 and as amended and restated by the Board of Directors on February 20, 2025; and as approved by the Compensation and Talent Committee on November 21, 2025 and as amended and restated by the Board of Directors on December 3, 2025 and approved by the shareholders on [February 19, 2026].)
I Purpose
The purpose of this Plan is to enable the employees of Raymond James Financial, Inc. and its consolidated subsidiaries to acquire its Common Stock at an advantageous price with savings accumulated through payroll deductions. The Board of Directors of the Company believes that employee participation in the ownership of the Company will be to the mutual benefit of the employees and the Company. The Board of Directors of the Company, recognizing the benefits derived to its employees pursuant to the Company's 1998 Employee Stock Purchase Plan (the “1998 Plan”), believes it will be beneficial and in the best interests of the Company and its employees to establish a new and similar plan to supplement the 1998 Plan. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986 (hereinafter called the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
II Definitions
(a)"Account Balance" means the total of funds accumulated during the Accumulation Period through payroll deductions.
(b)"Accumulation Period" means the period beginning with each Exercise Date and ending upon the immediately succeeding Option Date.
(c)"Board of Directors" means the Board of Directors of the Company.
(d)"Business Day" means any day that the exchange upon which the Stock is then traded is open for business.
(e)"Committee" means the Compensation and Talent Committee of the Board of Directors of the Company.
(f)"Company" means Raymond James Financial, Inc., a Florida corporation, and any successor which adopts the Plan.
(g)"Compensation" means, except as provided in Article XII, the total amounts paid to an Employee during an Accumulation Period by the Employer that may be considered remuneration for employment for purposes of the Federal Insurance Contributions Act (Social Security) within the meaning of Section 3121(a) of the Code without regard to the exclusion of remuneration in excess of the Social Security contribution and benefit base pursuant to Section 3121(a)(1) of the Code.
(h)"Corporate Transaction" means any of the following transactions, provided, however, that the Committee or its authorized delegate(s) shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:
(i)a merger or consolidation in which the Company is not the surviving entity or a share exchange in which the Company becomes a subsidiary of another entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;
(ii)the sale, transfer or other disposition of all or substantially all of the assets of the Company;
(iii)the complete liquidation or dissolution of the Company;
(iv)any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Committee or its authorized delegate(s) determines shall not be a Corporate Transaction; or

2026 PROXY STATEMENT	113

Appendix B
(v)acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee or its authorized delegate(s) determines shall not be a Corporate Transaction.
(i)"Effective Date" means the most recent date on which this Plan is approved or re-approved by the shareholders of the Company.
(j)"Employee" means any person who is an employee as defined under Section 3401(c) of the Code, and is regularly and actively employed by the Employer on the first Business Day of any Accumulation Period in the United States and Canada, provided, however, that the term "Employee" does not include any person whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months in any calendar year or who, immediately before an option is granted under the Plan, is a 5% shareholder as defined at Treas. Reg. §1.423-2(d). Any period during which a person is or was on leave of absence from the Employer for the purpose of serving on active duty with the Armed Forces of the United States shall be considered a period during which such person is or was regularly and actively employed by the Employer for the purpose of applying the foregoing definition of an Employee. Any period during which a person is or was on a parental leave of absence from the Employer shall be considered a period during which such person is or was regularly and actively employed by the Employer for the purpose of applying the foregoing definition of an Employee.
(k)"Employer" means Raymond James Financial, Inc. a Florida corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.
(l)"Exercise Date" means the first Business Day immediately following an Option Date.
(m)"Fair Market Value" means the mean between the highest and lowest selling prices at which shares of the Common Stock were traded or, if the Common Stock was not traded on a specified date, upon the basis of the mean of such prices on the date nearest preceding that date.
(n)"Option Date" means the first Business Day of March, June, September or December of any year as of which the Board of Directors grants options under the Plan.
(o)"Option Price" means an amount equal to 85% of the Fair Market Value per share of the Stock on the Option Date.
(p)"Plan" means this Amended and Restated 2003 Employee Stock Purchase Plan of Raymond James Financial, Inc. as set forth herein.
(q)"Stock" or "Common Stock" means the $0.01 par value Common Stock of the Company.
(r)“401(k) Plan” means the Raymond James Financial, Inc. 401(k) Plan, as amended from time to time.
III Nature of the Option
Each option granted shall be exercisable only on its Exercise Date and only if the person to whom granted is then employed by the Employer. No Employee shall be granted an option which permits his rights to purchase Stock under the plan to accrue at a rate which exceeds $25,000.00 of Fair Market Value of Stock (determined at the time such option is granted) for any calendar year. No option shall be transferable and no option shall be exercisable by anyone other than the Employee to whom granted. Subject to the overall limitations contained herein with respect to the total number of shares to be made subject to option under the Plan, the Board of Directors shall determine the maximum number of shares of Stock, if any, to be made subject to option on each Option Date.
The Board of Directors shall fix said maximum number at the lesser of (1) the maximum number of shares of Stock purchasable at the Option Price with all Employees' Account Balances or (2) a specified number of shares of Stock. Each Employee shall then be granted on the Option Date an option to purchase at the Option Price that percentage of the total number of shares of Stock with respect to which options are granted on the Option Date which is equal to the percentage which his Account Balance represents of the total Account Balances of all Employees to whom options are granted on the Option Date.
IV Payroll Deductions
The Employer will deduct from the Compensation otherwise payable to the Employee during the Accumulation Period a fixed dollar amount and/or a percentage of Employee's gross pay which the Employee shall have specified to the Employer prior to the commencement of the Accumulation Period, and the Employer will accumulate such amounts for the sole purpose of purchasing Stock on behalf of the Employee on the applicable Exercise Date. Prior to the commencement of an Accumulation Period, the Committee or its authorized delegate shall specify the method(s) by which an Employee may make payroll deductions for the Accumulation Period. Only amounts accumulated through payroll deductions may be used for the purchase of Stock under the option granted. An employee may not increase or reduce the rate of payroll deductions, if any, specified by him or her for a given Accumulation Period once such Accumulation Period has begun, but may discontinue his or her payroll deductions for the Accumulation Period then in effect. Any such discontinuance shall be permanent for such Accumulation Period.

114

Appendix B
The authorization which the Employee must complete and deliver to the Employer in order to enter the Plan shall include the following:
(1)A specification of the fixed dollar amount or percentage of the Employee's Compensation to be deducted from his Compensation during the Accumulation Period.
(2)An agreement that the Employee will not dispose of any Stock acquired under the Plan within one year after the Exercise Date. This agreement may be waived by the Committee if a sale of said Stock within one year from the Exercise Date is necessary to enable the Employee to meet a financial hardship as that term is defined at Treas. Reg. sec. 1.401k-1(d)(3), provided that the purposes for which the waiver may be requested are limited to those enumerated at Treas. Reg. sec. 1.401(k)-1(d)(3)(iii)(B) (safe harbor definition of immediate and heavy financial need).
Such requests for financial hardship waivers shall be considered by applying the same standards, definitions and requirements as are applied for hardship distribution requests under the 401(k) Plan. In addition, the same or similar review and approval forms, procedures and the like shall be followed by the Committee for financial hardship requests under the Plan. If an Employee who has acquired stock under the Plan dies within one year after the Exercise Date and his estate or beneficiary(ies) applies for a waiver of this agreement for any reason, such a waiver shall be approved by an authorized delegate of the Committee.
V Exercise of Options
Unless prior to the Exercise Date the Employee shall have notified the authorized delegate(s) of the Committee in writing that he does not intend to exercise some or all of the options which may be or have been granted to him under the Plan, on the Exercise Date the Employer shall automatically exercise on the Employee's behalf an option to purchase the maximum amount of shares of Stock purchasable at the Option Price with the Employee's Account Balance (or if the Employee shall have specified some lesser amount as aforesaid not in excess of such lesser amount); provided, that if the total number of shares of Stock purchasable on behalf of all Employees with the total aggregate Account Balances available to purchase shares of Stock exceeds the aggregate maximum number of shares of Stock which the Board of Directors shall have specified to be purchasable on the Exercise Date, the option of each Employee will be exercised to purchase only that percentage of the total aggregate number of Shares of Stock available for purchase which is equal to the ratio percentage that each Employee's year-to-date Compensation bears to the total year-to-date Compensation of all employees participating as of the relevant Option Date.
Except as provided for in the second paragraph of Article VII, no Employee shall be permitted to purchase in excess of 1,000 shares of Stock in any calendar year. As soon as practicable after the Exercise Date, the Employer will report to each Employee the number of shares of Stock purchased by the Employee and the cost of such shares.
VI Termination of Rights
At any time prior to the Exercise Date, an Employee may withdraw all of the balance accumulated in his account through payroll deductions. Such withdrawal shall terminate the Employee's right to participate in the Plan during the Accumulation Period during which notice of the withdrawal is made.
VII Stock to be Issued
The shares of Stock purchased by Employees under the Plan may, at the election of the Company, be either treasury stock or originally issued stock. As of December 17, 2025, the maximum number of shares of Stock that are available for purchase by Employees under the Plan is 3,560,408, subject to adjustment for changes in capitalization of the Company as described in the following paragraph.
In the event that prior to the transfer of all of the shares of Stock which may be issued in accordance with this Plan, there shall be any increases or reductions in the number of shares of Stock of the Company outstanding by reason of any one or more stock dividends, stock splits, or any other material change in the capital structure of the Company by way of reclassification, reorganization or recapitalization, the aggregate number of shares of Stock which may be issued under this Plan and the number of shares of Stock which may be purchased under each option then or thereafter in effect and the purchase price to be paid therefor shall be proportionately and equitably adjusted. Notwithstanding the foregoing provision, the aggregate number of shares that may be issued under the Plan may not be increased, other than an increase reflecting a change in the number of outstanding shares of the Company as a result of a stock dividend or a stock split. No such adjustment shall, however, entitle any Employee to purchase a fractional share of Stock hereunder, and rights to purchase shares of Stock shall always be limited after each such adjustment to the lesser number of whole shares.
No one shall, by any reason of this Plan or of any option granted or of the exercise of rights under any such option, have any interest in shares of Stock of the Company nor any rights of, or status as, a stockholder of the Company unless and until appropriate book entries representing such shares are issued. The Company shall be under no obligation to issue shares of Stock unless and until such shares of Stock shall have been paid for in full and all of the applicable provisions of this Plan and of the option granted shall have been complied with.

2026 PROXY STATEMENT	115

Appendix B
If, for any reason, the Company does not have available on any Exercise Date sufficient shares of Stock to satisfy the options then otherwise exercisable, the Company shall make a pro rata allocation of the shares of Stock available based upon the respective balances available to purchase shares of Stock in each Employee's account and the excess balance in each Employee's account shall be returned to him in cash with his pro rata shares of the available Stock.
VIII Employee Stock Purchase Plan Administration
The Committee may delegate in writing in accordance with applicable law all or any portion of the Committee’s responsibilities with respect to the Plan to management or one or more committees, as the Committee in its sole discretion may determine, and appoint the members of any such committee to assist in the ongoing administration of the Plan.
Notwithstanding any provision of the Plan to the contrary, the Committee and the authorized delegate(s) may use telephonic media, electronic media or other technology, including the Company's website and the internet, in administering the Plan to the extent not prohibited by applicable law, regulation or other pronouncement.
IX Amendment or Termination of the Plan
The Committee may, at any time, terminate or amend the Plan. No termination shall, however, affect options previously granted, and no amendment may make any change in any option theretofore granted which would adversely affect the rights of any employee. Approval of the shareholders of the Company within 12 months before or after the date on which the Committee amends the Plan shall be necessary if the amendment would:
(1)Require sale of more shares of Stock than are authorized under Article VII of the Plan; or
(2)Expand or restrict the Employees eligible to participate under the Plan.
(3)Change in the designation of corporations whose employees may be offered options under the Plan, provided that such approval shall not be required for designations of participating corporations made from time to time from among a group consisting of the Company and its related corporations as provided at Treas. Reg. §1.423-1(a).
X Approvals
The Plan will terminate on the March 31st that next follows the ten (10) year anniversary of the Effective Date, unless extended by action of the shareholders of the Company. The Plan will be construed under Florida law.
XI Non-Guarantee of Employment
Nothing in this Plan shall be construed as giving an Employee, whether or not a participant in this Plan, the right to be retained in the service of the Company or any subsidiary; and each Employee shall remain subject to discharge, with or without cause, to the same extent as if this Plan had not been executed. This Plan is hereby adopted by the Company to be effective on the date specified herein.
XII Canadian Addendum
The Plan shall be available to employees of the Company's Canadian subsidiary, Raymond James Ltd. (the "Canadian Company"), with the following modifications applicable to the interpretation and administration of the Plan with regard to the Canadian Company:
(a)Article II - Definitions. The definition of "Compensation" in Article II of the Plan is deleted and replaced as follows:
"Compensation" means, the gross base salary, gross compensation and gross annual cash bonus awards paid to an Employee during an Accumulation Period by the Employer.
(b)IV - Payroll Deductions. The following additional paragraph is added to Article IV:
(3) An acknowledgement that the Employee has not been induced to purchase Stock under the Plan by expectation of employment or continued employment.

116

Appendix C
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)
We utilize certain non-GAAP financial measures as additional measures to aid in, and enhance, the understanding of our financial results and related measures. These non-GAAP financial measures include adjusted net income available to common shareholders, adjusted pre-tax income, adjusted pre-tax margin, adjusted earnings per common share (diluted), and adjusted return on tangible common equity. We believe certain of these non-GAAP financial measures provide useful information to management and investors by excluding certain material items that may not be indicative of our core operating results. We utilize these non-GAAP financial measures in assessing the financial performance of the business, as they facilitate a meaningful comparison of current- and prior-period results. We believe that ROTCE is meaningful to investors as it facilitates comparisons of our results to the results of other companies. In the following tables, the tax effect of non-GAAP adjustments reflects the statutory rate associated with each non-GAAP item. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other companies. The following tables provide a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures for the periods indicated.
The three-year average Adjusted ROE applied to determine vesting of the 2022 awards was calculated using the Adjusted ROE figures set forth in our 2025 Annual Report on Form 10-K filed with the SEC on November 25, 2025.

	Year ended September 30,
$ in millions	2025	2024	2023
Net income available to common shareholders	$2,130	$2,063	$1,733
Non-GAAP adjustments:
Expenses related to acquisitions:
Compensation, commissions and benefits:
Acquisition-related retention (1)	31	42	70
Other acquisition-related compensation	4	—	10
Total “Compensation, commissions and benefits” expense	35	42	80
Communications and information processing	2	2	2
Professional fees	10	4	3
Other:
Amortization of identifiable intangible assets (2)	41	44	45
All other acquisition-related expenses	9	5	—
Total “Other” expense	50	49	45
Total expenses related to acquisitions	97	97	130
Other - Insurance settlement received (3)	—	—	(32)
Pre-tax impact of non-GAAP adjustments	97	97	98
Tax effect of non-GAAP adjustments	(22)	(23)	(25)
Total non-GAAP adjustments, net of tax	75	74	73
Adjusted net income available to common shareholders	$2,205	$2,137	$1,806

Pre-tax income	$2,714	$2,643	$2,280
Pre-tax impact of non-GAAP adjustments (as detailed above)	97	97	98
Adjusted pre-tax income	$2,811	$2,740	$2,378

2026 PROXY STATEMENT	117

Appendix C

	Year ended September 30,
$ in millions, except per share amounts	2025	2024	2023
Pre-tax margin (4)	19.3%	20.6%	19.6%
Impact of non-GAAP adjustments on pre-tax margin:
Expenses related to acquisitions:
Compensation, commissions and benefits:
Acquisition-related retention (1)	0.2%	0.4%	0.6%
Other acquisition-related compensation	—%	—%	0.1%
Total “Compensation, commissions and benefits” expense	0.2%	0.4%	0.7%
Communications and information processing	—%	—%	—%
Professional fees	0.1%	—%	0.1%
Other:
Amortization of identifiable intangible assets (2)	0.3%	0.3%	0.4%
All other acquisition-related expenses	0.1%	0.1%	—%
Total “Other” expense	0.4%	0.4%	0.4%
Total pre-tax impact of Non-GAAP adjustments related to acquisitions	0.7%	0.8%	1.2%
Other — Insurance settlement received (3)	—%	—%	(0.3%)
Total non-GAAP adjustments	0.7%	0.8%	0.9%
Adjusted pre-tax margin (4)	20.0%	21.4%	20.5%

Earnings per common share (diluted) (5)	$10.30	$9.70	$7.97
Impact of non-GAAP adjustments on earnings per common share (diluted):
Expenses related to acquisitions:
Compensation, commissions and benefits:
Acquisition-related retention (1)	0.15	0.20	0.32
Other acquisition-related compensation	0.02	—	0.05
Total “Compensation, commissions and benefits” expense	0.17	0.20	0.37
Communications and information processing	0.01	0.01	0.01
Professional fees	0.05	0.02	0.01
Other:
Amortization of identifiable intangible assets (2)	0.20	0.21	0.21
All other acquisition-related expenses	0.04	0.02	—
Total “Other” expense	0.24	0.23	0.21
Total expenses related to acquisitions	0.47	0.46	0.60
Other — Insurance settlement received (3)	—	—	(0.15)
Tax effect of non-GAAP adjustments	(0.11)	(0.11)	(0.12)
Total non-GAAP adjustments, net of tax	0.36	0.35	0.33
Adjusted earnings per common share (diluted) (5)	$10.66	$10.05	$8.30

118

Appendix C

	Year ended September 30,
$ in millions	2025	2024	2023
Average common equity (6)	$12,035	$10,893	$9,791
Less:
Average goodwill and identifiable intangible assets, net	1,861	1,896	1,928
Average deferred tax liabilities related to goodwill and identifiable intangible assets, net	(141)	(134)	(129)
Average tangible common equity (6)	10,315	9,131	7,992
Impact of non-GAAP adjustments on average tangible common equity:
Expenses related to acquisitions:
Compensation, commissions and benefits:
Acquisition-related retention (1)	16	22	35
Other acquisition-related compensation	1	—	4
Total “Compensation, commissions and benefits” expense	17	22	39
Communications and information processing	—	—	1
Professional fees	3	2	1
Other:
Amortization of identifiable intangible assets (2)	21	22	22
All other acquisition-related expenses	1	2	—
Total “Other” expense	22	24	22
Total expenses related to acquisitions	42	48	63
Other — Insurance settlement received (3)	—	—	(26)
Tax effect of non-GAAP adjustments	(10)	(12)	(9)
Total non-GAAP adjustments, net of tax	32	36	28
Adjusted average tangible common equity (6)	$10,347	$9,167	$8,020

Return on common equity (7)	17.7%	18.9%	17.7%
Adjusted return on common equity (7)	18.3%	19.6%	18.4%
Return on tangible common equity (7)	20.6%	22.6%	21.7%
Adjusted return on tangible common equity (7)	21.3%	23.3%	22.5%
(1)Includes acquisition-related compensation expenses primarily arising from equity and cash-based retention awards issued in conjunction with acquisitions in prior years. Such retention awards are generally contingent upon the post-closing continuation of service of certain associates who joined the firm as part of such acquisitions and are expensed over the requisite service period.
(2)Amortization of identifiable intangible assets, which was included in “Other” expense, included amortization of identifiable intangible assets arising from our acquisitions.
(3)The twelve months ended September 30, 2023 included the favorable impact of a $32 million insurance settlement received during the period related to a previously settled legal matter. This item has been reflected as an offset to Other expenses. In the computation of our non-GAAP financial measures, we have reversed the favorable impact of this item on adjusted pre-tax income and adjusted net income available to common shareholders.
(4)Pre-tax margin is computed by dividing pre-tax income by net revenues for each respective period or, in the case of adjusted pre-tax margin, computed by dividing adjusted pre-tax income by net revenues for each respective period.
(5)Earnings per common share (diluted) is computed by dividing net income (less allocation of earnings and dividends to participating securities) by weighted-average diluted common shares outstanding for each respective period or, in the case of adjusted earnings per common share (diluted), computed by dividing adjusted net income (less allocation of earnings and dividends to participating securities) by weighted-average diluted common shares outstanding for each respective period.
(6)Average common equity is computed by adding the total common equity attributable to Raymond James Financial, Inc. as of each quarter-end date during the indicated period to the beginning of year total, and dividing by five, or in the case of average tangible common equity, computed by adding tangible common equity as of each quarter-end date during the indicated period to the beginning of year total, and dividing by five. Adjusted average tangible common equity is computed by adjusting for the impact on average tangible common equity of the non-GAAP adjustments, as applicable for each respective period.
(7)Return on common equity is computed by dividing net income by average common equity for each respective period or, in the case of return on tangible common equity, computed by dividing annualized net income available to common shareholders by average tangible common equity for each respective period. Adjusted return on common equity is computed by dividing annualized adjusted net income available to common shareholders by adjusted average common equity for each respective period, or in the case of adjusted return on tangible common equity, computed by dividing annualized adjusted net income available to common shareholders by adjusted average tangible common equity for each respective period. Tangible common equity is defined as total common equity attributable to Raymond James Financial, Inc. less goodwill and identifiable intangible assets, net of related deferred taxes.

2026 PROXY STATEMENT	119

INTERNATIONAL HEADQUARTERS: THE RAYMOND JAMES FINANCIAL CENTER
880 CARILLON PARKWAY // ST. PETERSBURG, FL 33716 // 800.248.8863
RAYMONDJAMES.COM

RAYMOND JAMES

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M Eastern Time the day before the meeting date (5:00 P.M. Eastern Time, February 16, 2026 for ESOP Plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RJF2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed on your proxy card in hand when you access the virtual meeting room and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by RAYMOND JAMES FINANCIAL, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date (5:00 P.M. Eastern Time, February 16, 2026 for ESOP Plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to RAYMOND JAMES FINANCIAL, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V81371-P40642-Z91496

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAYMOND JAMES FINANCIAL, INC.

The Board of Directors recommends you vote "FOR" all of the nominees listed, and "FOR" Proposals 2, 3, 4 and 5.

Vote on Directors

1. ELECTION OF DIRECTORS

Nominees:

		For	Against	Abstain
1a.	Mark W. Begor	☐	☐	☐
1b.	Marlene Debel	☐	☐	☐
1c.	Jeffrey N. Edwards	☐	☐	☐
1d.	Benjamin C. Esty	☐	☐	☐
1e.	Art A. Garcia	☐	☐	☐
1f.	Anne Gates	☐	☐	☐
1g.	Raymond W. McDaniel, Jr.	☐	☐	☐
1h.	Roderick C. McGeary	☐	☐	☐
1i.	Cecily M. Mistarz	☐	☐	☐
1j.	Paul C. Reilly	☐	☐	☐
1k.	Raj Seshadri	☐	☐	☐
1l.	Paul M. Shoukry	☐	☐	☐

Vote on Proposals

In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). **If no direction is indicated, this proxy will be voted "FOR" the election of the nominees listed for the Board of Directors and "FOR" Proposals 2, 3, 4 and 5**. If any other matters properly come before the meeting, this proxy is authorized to vote in accordance with his judgment.

Please sign your name(s) exactly as it appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

RAYMOND JAMES FINANCIAL, INC.

2026 Annual Meeting of Shareholders

www.virtualshareholdermeeting.com/RJF2026

If you plan to attend the meeting at www.virtualshareholdermeeting.com/RJF2026, you will be required to enter the control number found on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form you previously received. The Annual Meeting will be held in a virtual meeting format only, conducted via webcast.

The Notice and Proxy Statement and the 2025 Annual Report to Shareholders are available at:

V81372-P40642-Z91496

Raymond James Financial, Inc.
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The shareholder(s) hereby revoke(s) any proxy previously granted and hereby appoint(s) Paul M. Shoukry and AnnMarie Davis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Raymond James Financial, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:30 P.M., Eastern Time, on February 19, 2026, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND "FOR" EACH OF PROPOSALS 2, 3, 4 AND 5.

NOTICE TO PARTICIPANTS IN THE RAYMOND JAMES FINANCIAL, INC. EMPLOYEE STOCK OWNERSHIP PLAN:

This card also constitutes confidential voting instructions for participants in the Raymond James Financial, Inc. Employee Stock Ownership Plan ("ESOP"). A participant who signs on the reverse side hereby instructs the trustee of the ESOP to vote all the shares of Common Stock of Raymond James Financial, Inc. allocated to his or her ESOP Account in accordance with the instructions on the reverse side. If no instructions have been received from the ESOP participant, the trustee will vote the shares allocated to the participant's ESOP Account in the same proportion as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares at the meeting. Your voting instructions must be received by 5:00 P.M. Eastern Time, on February 16, 2026 to allow sufficient time for processing. The trustee of the ESOP will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE